                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

    Filed by the Registrant /X/

    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                        PEOPLE'S CHOICE TV CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                       N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:
         Common Stock, par value $0.01 per share
         -----------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:
         13,111,848
         -----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         $10.00 per share of Common Stock
         -----------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:
         $131,118,480
         -----------------------------------------------------------------------

     (5) Total fee paid:
         N/A
         -----------------------------------------------------------------------

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: $25,913
     (2) Form, Schedule or Registration Statement No.: Schedule 14A
     (3) Filing Party: People's Choice TV Corp.
     (4) Date Filed: May 7, 1999

                            PEOPLE'S CHOICE TV CORP.

                         TWO CORPORATE DRIVE, SUITE 249
                           SHELTON, CONNECTICUT 06484

                                                                    June 3, 1999

To the Stockholders of PEOPLE'S CHOICE TV CORP.:

    You are cordially invited to attend a special meeting of stockholders of People's Choice TV Corp. to be held at 10:00 a.m., local time, on July 7, 1999, at One Corporate Drive, Shelton, Connecticut 06484.

    As described in the accompanying proxy statement, at the Special Meeting you will be asked to approve a merger agreement and a merger pursuant to which:

    - each outstanding share of People's Choice common stock will be converted into the right to receive $10.00 in cash; and

    - People's Choice will become a wholly owned subsidiary of Sprint
      Corporation.

    The Board of Directors has received opinions of its financial advisors, Chase Securities Inc. and Houlihan Lokey Howard & Zukin Capital, to the effect that, on the date of such opinions, and based upon and subject to the matters set forth in the opinions, the then-proposed consideration of $8.00 per share to be received by the holders of People's Choice common stock in the merger was fair, from a financial point of view, to those holders.

    THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, HAS DETERMINED THAT THE MERGER IS FAIR TO, ADVISABLE AND IN THE BEST INTERESTS OF PEOPLE'S CHOICE AND ITS HOLDERS OF COMMON STOCK AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

    YOUR VOTE IS IMPORTANT. To assure your representation at the special meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed white prepaid envelope marked "Proxy". This will allow your shares to be voted whether or not you attend the meeting.

    Detailed information concerning the proposed merger is set forth in the accompanying proxy statement. I urge you to read the enclosed material carefully and request that you promptly complete and return the enclosed proxy in the enclosed return envelope, which requires no postage if mailed in the United States. If you attend the special meeting, you may vote in person even if you have previously returned your proxy. Your vote is important regardless of the number of shares you own.

                                          Sincerely,

                                          /s/ Matthew Oristano

                                          Matthew Oristano
                                          Chairman of the Board and Chief
                                          Executive Officer

                            PEOPLE'S CHOICE TV CORP.

                         TWO CORPORATE DRIVE, SUITE 249
                           SHELTON, CONNECTICUT 06484

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JULY 7, 1999

    NOTICE IS HEREBY GIVEN that a special meeting of holders of common stock and preferred stock of People's Choice TV Corp. will be held at 10:00 a.m., local time, on July 7, 1999, at One Corporate Drive, Shelton, Connecticut 06484, for the following purposes:

        (1) To approve and adopt an Agreement and Plan of Merger, dated as of April 12, 1999, among Sprint Corporation, MM Acquisition Corp., a wholly-owned subsidiary of Sprint, and People's Choice, and the merger contemplated thereby; and

        (2) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

    The accompanying proxy statement describes the proposed merger in detail.

    Only holders of common stock and preferred stock of record at the close of business on May 28, 1999 entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

    Stockholders who do not vote in favor of adopting the merger agreement and who otherwise comply with the requirements of Delaware law will be entitled to appraisal rights. A summary of the applicable Delaware law provision, including the requirements a stockholder must follow in order to exercise his or her appraisal rights, is contained in the accompanying proxy statement.

                                          By order of the Board of Directors

                                          /s/ Donald E. Olander

                                          Donald E. Olander
                                          Vice President, General Counsel and
                                          Corporate Secretary

June 3, 1999
Shelton, Connecticut

    THE FORM OF PROXY IS ENCLOSED. TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE SPECIAL MEETING, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. SENDING A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE SPECIAL MEETING.

    PLEASE DO NOT SEND YOUR COMMON STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR CERTIFICATES.

                            PEOPLE'S CHOICE TV CORP.

                         TWO CORPORATE DRIVE, SUITE 249
                           SHELTON, CONNECTICUT 06484

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

    This proxy statement is being furnished to the holders of outstanding shares of common stock and preferred stock of People's Choice TV Corp.

    This proxy statement is being mailed in connection with the solicitation of proxies by the People's Choice Board of Directors to approve and adopt an agreement and plan of merger involving People's Choice and Sprint Corporation and the merger contemplated by that agreement.

    If the merger is completed, Sprint will pay you $10.00 for each share of People's Choice common stock you own, and People's Choice will become a wholly-owned subsidiary of Sprint. The preferred stock will continue to remain outstanding following the merger.

    Because our Board of Directors has determined that the terms of the merger agreement and the merger are fair to, advisable and in the best interests of our holders of common stock, the Board unanimously approved and adopted the merger agreement. The Board considered the opinions of Chase Securities Inc. and Houlihan Lokey Howard & Zukin Capital that, as of the date of the opinions, the then-proposed consideration of $8.00 per share to be received by our common stockholders in the merger was fair from a financial point of view to those stockholders. Subsequently, the consideration to be received by holders of common stock pursuant to the merger was increased to $10.00 in cash per share.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THAT AGREEMENT.

    We have scheduled a special meeting for our stockholders to vote on the merger. YOUR VOTE IS VERY IMPORTANT. The special meeting will be held at 10:00 a.m., local time, on July 7, 1999 at One Corporate Drive, Shelton, Connecticut 06484.

    Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. If you abstain or do not vote, it will have the effect of a vote against the merger.

    This proxy statement provides you with detailed information about the proposed merger. In addition, you may obtain information about People's Choice from documents that we have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

    THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION HAS NOT PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                            ------------------------

    This proxy statement, the accompanying notice of special meeting and the accompanying form of proxy are first being mailed to stockholders of People's Choice on or about June 3, 1999.

               THE DATE OF THIS PROXY STATEMENT IS JUNE 3, 1999.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................................................           1
Who Can Help Answer Your Questions.........................................................................           3
SUMMARY....................................................................................................           4
MARKET PRICE AND DIVIDEND INFORMATION......................................................................           9
  Recent Closing Prices....................................................................................           9
  Number of Stockholders...................................................................................           9
  Dividends................................................................................................           9
SELECTED CONSOLIDATED FINANCIAL DATA.......................................................................          10
THE SPECIAL MEETING........................................................................................          11
  General; Date; Place and Time............................................................................          11
  Purpose of the Special Meeting...........................................................................          11
  Record Date; Voting Power................................................................................          11
  Vote Required............................................................................................          11
  Revocation of Proxy......................................................................................          12
  Expenses of Solicitation.................................................................................          13
  Miscellaneous............................................................................................          13
THE PARTIES................................................................................................          14
  People's Choice..........................................................................................          14
  Sprint...................................................................................................          14
THE MERGER.................................................................................................          14
  Background of the Merger.................................................................................          14
  Reasons for the Merger; Recommendation of the People's Choice Board......................................          18
  Opinions of People's Choice's Financial Advisors.........................................................          20
  Certain Federal Income Tax Consequences of the Merger....................................................          28
  Accounting Treatment of the Merger.......................................................................          28
  Regulatory Filings and Approvals.........................................................................          28
  Management, Operations and Ownership Structure Following the Merger......................................          29
  Appraisal Rights.........................................................................................          30
  Public Trading Markets...................................................................................          31
THE MERGER AGREEMENT.......................................................................................          32
  General; Merger Consideration............................................................................          32
  Dissenting Shares........................................................................................          32
  Treatment of Stock Options...............................................................................          32
  Closing; Effective Time..................................................................................          33
  Cancellation of Shares...................................................................................          33
  Exchange of Certificates.................................................................................          33
  Transfers................................................................................................          33
  Lost, Stolen or Destroyed Certificates...................................................................          33
  Representations and Warranties...........................................................................          33
  Conduct of People's Choice's Business Prior to the Merger................................................          34
  Agreement Not to Solicit Other Offers....................................................................          35
  Certain Other Covenants and Agreements...................................................................          36
  Conditions of the Proposed Merger........................................................................          39
  Termination..............................................................................................          40
  Termination Fee..........................................................................................          41
  Amendment and Waiver.....................................................................................          41
INTERESTS OF CERTAIN PERSONS IN THE MERGER.................................................................          42
  Merger/Recapitalization Bonus Program....................................................................          42

                                                                                                                PAGE
                                                                                                                -----
  Change of Control Severance Agreements...................................................................          42
  Stock Options............................................................................................          42
  Consulting Agreement.....................................................................................          43
RELATED AGREEMENTS AND TRANSACTIONS........................................................................          44
  Preferred Purchase Agreement.............................................................................          44
  Stockholder and Option Agreements........................................................................          44
  Rights Plan..............................................................................................          45
OWNERSHIP OF PREFERRED AND COMMON STOCK....................................................................          48
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS..................................................          50
AVAILABLE INFORMATION......................................................................................          51
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................................................          51

APPENDIX A         --      THE AGREEMENT AND PLAN OF MERGER
APPENDIX B         --      STOCKHOLDER AND OPTION AGREEMENT WITH ORISTANO HOLDERS
APPENDIX C         --      FAIRNESS OPINION OF CHASE SECURITIES INC.
APPENDIX D         --      FAIRNESS OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL
APPENDIX E         --      SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
APPENDIX F         --      SUMMARY OF RIGHTS TO PURCHASE SHARES OF SERIES A JUNIOR PARTICIPATING
                             PREFERRED STOCK

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

    This summary highlights certain information from this proxy statement, is qualified by reference to the proxy statement and may not contain all of the information that is important to you. To understand the merger more fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, the documents referred to in the "Incorporation of Certain Documents by Reference" section on page 51 and the appendices included with the proxy statement. The summary does not contain a complete statement of material information relating to the merger agreement, the merger, or other matters discussed in this document.

Q.  WHY IS PEOPLE'S CHOICE PROPOSING TO MERGE WITH SPRINT?

A. The Board of Directors determined to recommend approval of the merger agreement and the merger based on a wide variety of factors, including:

    - the premium offered by Sprint over the historical and recent market prices of People's Choice common stock;

    - People's Choice's current financial situation and the capital requirements which would be needed to continue its business;

    - the termination of People's Choice's proposed recapitalization plan and the need to address certain liquidity concerns;

    - the terms and provisions of the merger agreement and related agreements;
      and

    - the opinions of People's Choice's financial advisors, Chase Securities Inc. and Houlihan Lokey Howard & Zukin Capital, based upon and subject to certain matters stated in the opinions, as to the fairness, from a financial point of view, of the consideration to be received by holders of common stock in the merger.

Q.  WHAT WILL I RECEIVE IN THE MERGER?

A. You will receive $10.00, without interest, in cash in exchange for each share of People's Choice common stock that you own. This amount may be increased if Sprint purchases additional shares of common stock at a higher price prior to the merger. Following the merger, the preferred stock will continue to remain outstanding.

Q.  WHAT DO I NEED TO DO NOW?

A. After you have carefully read this proxy statement, just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed prepaid return envelope as soon as possible, so that your shares of preferred stock or common stock may be represented at the special meeting for stockholders. The special meeting will take place at 10:00 a.m., local time, on July 7, 1999, at One Corporate Drive, Shelton, Connecticut 06484. The Board of Directors unanimously recommends voting "FOR" the proposed merger agreement and merger.

Q.  WHAT VOTE IS REQUIRED TO APPROVE THE MERGER?

A. In order to complete the merger, the merger agreement must be approved by (i) a majority of the votes eligible to be cast by holders of the outstanding shares of People's Choice preferred stock and common stock, voting as a single class, and (ii) two-thirds of the outstanding shares of People's Choice preferred stock, voting as a separate class. As of the record date, Sprint owned approximately 46.0% of the total votes of common stock and preferred stock and approximately 83.2% of the outstanding preferred stock.

Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A. Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted, which for purposes of voting on the merger, will have the same effect as voting against the merger.

Q.  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A. Yes. You can change your vote at any time before your proxy is voted at the special meeting for stockholders. You can do this in one of three ways:

    - First, you can send a written notice stating that you would like to revoke your proxy.

    - Second, you can complete and submit a new proxy card.

      If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to People's Choice at the address on page 12.

    - Third, you can attend the special meeting for stockholders and vote in person. Simply attending the meeting, however, will not revoke your proxy.

    If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q.  WILL I HAVE APPRAISAL RIGHTS AS A RESULT OF THE MERGER?

A. Yes. Stockholders have appraisal rights. If you wish to exercise your appraisal rights you must follow the requirements of Delaware law. A summary describing the requirements you must follow in order to exercise your appraisal rights is described in greater detail beginning on page 30.

Q.  SHOULD I SEND IN MY STOCK CERTIFICATES WHEN I RETURN MY PROXY FORM?

A. No. Holders of common stock should not send in their stock certificates now. Following the merger, a separate letter of transmittal will be mailed to the holders of common stock which will enable holders to receive the merger consideration due to them.

Q.  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A. We are working towards completing the merger as quickly as possible. In addition to the approval of our stockholders described above, we must also obtain certain regulatory approvals. We presently expect to complete the merger in August or September 1999 although we cannot assure you that we will have obtained the necessary approvals by that time. To review the necessary regulatory approvals in greater detail, see page 28.

Q.  WHAT ARE THE TAX CONSEQUENCES OF THE MERGER?

A. The receipt of cash by a stockholder of People's Choice pursuant to the merger will be a taxable transaction for federal income tax purposes and may also be taxable under applicable state, local and foreign income and other tax laws. A stockholder will recognize gain or loss in an amount equal to the difference between the adjusted tax basis of the common stock and the amount of cash received in exchange for that stock in the merger. The gain or loss will be capital gain or loss if the common stock is a capital asset in the hands of the stockholder and will be long-term capital gain or loss if the holding period exceeds one year. To review the tax consequences to stockholders in greater detail, see page 28.

Q.  WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETING?

A. We do not expect to ask you to vote on any matter other than the merger agreement and merger at the special meeting.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

        If you have more questions about the merger, you should contact:

                            People's Choice TV Corp.
                         Two Corporate Drive, Suite 249
                           Shelton, Connecticut 06484
                          Attention: Michael F. Whalen
                          Phone Number: (203) 925-7932

If you would like additional copies of the proxy statement, you should contact:

                                WF Doring & Co.
                                 150 Bay Street
                         Jersey City, New Jersey 07302
                          Phone Number: (888) 330-5111

                                    SUMMARY

THE COMPANIES

People's Choice TV Corp.
Two Corporate Drive, Suite 249
Shelton, Connecticut 06484
(203) 925-7900

    People's Choice is a developer, owner and operator of wireless communications systems. These systems provide (i) high speed internet access services and private data communication services, which are marketed under the name SpeedChoice-TM-, (ii) digital video transmission services which are marketed under the name DigitalChoice TV-TM-, and (iii) analog video transmission services. People's Choice's markets are concentrated in the midwestern and the southwestern regions of the United States.

Sprint Corporation
2330 Shawnee Mission Parkway
Westwood, Kansas 66205
(913) 624-3703

    Sprint is a diversified telecommunications service provider, providing long distance, local and wireless communications services. Sprint also engages in product distribution and directory publishing activities, and other telecommunications activities, investments and alliances. For the year ended December 31, 1998, Sprint had approximately $17.1 billion in revenue and approximately $450.5 million in income from continuing operations.

REASONS FOR THE MERGER

    The People's Choice Board of Directors determined to recommend approval and adoption of the merger agreement and the merger based on a wide variety of factors, including:

    - the premium offered by Sprint over the historical and recent market prices of the common stock;

    - People's Choice's current financial situation and the capital requirements which would be needed to continue its business;

    - the termination of People's Choice's proposed recapitalization plan and the need to address certain liquidity concerns;

    - the terms and provisions of the merger agreement and related agreements;
      and

    - the opinions of People's Choice's financial advisors, Chase Securities Inc. and Houlihan Lokey Howard & Zukin Capital, based upon and subject to certain matters stated in the opinions, as to the fairness on the date of such opinions, from a financial point of view, of the then-proposed consideration of $8.00 in cash per share to be received by holders of common stock pursuant to the merger. Subsequently, the consideration to be received by holders of the common stock pursuant to the merger was increased to $10.00 in cash per share.

THE SPECIAL MEETING

    WHEN AND WHERE. The special meeting will be held at 10:00 a.m., local time, on July 7, 1999, at One Corporate Drive, Shelton, Connecticut 06484.

    PURPOSES OF SPECIAL MEETING. At the special meeting, you will be asked to approve and adopt the merger agreement and the merger.

    RECORD DATE; VOTING POWER. Holders of preferred stock and common stock as of the close of business on May 28, 1999, the record date, are entitled to vote at the meeting or any adjournment thereof. As of the record date, there were outstanding 13,111,848 shares of common stock and 746,104 shares of preferred stock. Each share of common stock is entitled to one vote and each share of preferred stock is entitled to 4.444 votes for the vote of common stock and preferred stock as a single class. At the special meeting, there will be 16,427,866 votes entitled to be cast by holders of common stock and preferred stock, voting as a single class, and 746,104 shares of preferred stock entitled to vote as a separate class.

    VOTE REQUIRED. The affirmative vote of (i) a majority of the votes eligible to be cast by holders of the outstanding shares of preferred stock and common stock as of the record date, voting as a single class, and (ii) two-thirds of the outstanding shares of preferred stock as of the record date, voting as a separate class, are required to approve and adopt the merger agreement and the consummation of the merger.

    Sprint disclosed that, on April 6, 1999, Sprint purchased from Wireless Holding LLC 497,405 shares of preferred stock and obtained options to purchase an additional 248,699 shares of preferred stock, representing in the aggregate 100% of the outstanding preferred stock. In connection with the execution of the merger agreement, Matthew Oristano, the Company's Chairman and Chief Executive Officer, members of his family (including his father, Victor Oristano, a director of People's Choice) and family trusts and foundations entered into an option agreement with Sprint whereby the Oristano holders granted to Sprint, among other things, an irrevocable option to purchase 1,694,823 shares of common stock representing in the aggregate approximately 12.9% of the outstanding shares of common stock and an irrevocable proxy to vote these shares at the special meeting. On April 13, 1999, Sprint disclosed it had entered into an option agreement with Bay Harbour Management, LC, whereby Bay Harbour granted to Sprint, among other things, irrevocable options to purchase 881,600 shares of common stock representing approximately 6.7% of the outstanding shares of common stock. On April 29, 1999, Sprint disclosed it had entered into option agreements with certain other People's Choice stockholders who granted to Sprint, among other things, irrevocable options to purchase in the aggregate 2,227,000 shares of common stock representing approximately 17.0% of the outstanding shares of common stock at a purchase price of $10.00 in cash per share. As a result of the transactions announced by Sprint on April 29, the consideration to be paid by Sprint to the holders of common stock in the merger increased, under the terms of the merger agreement, from $8.00 to $10.00 per share. On June 2, 1999, Sprint disclosed it had exercised all of its options with respect to common stock and purchased an aggregate of 4,804,231 shares of common stock and exercised one of its options with Wireless Holding and purchased an additional 123,699 shares of preferred stock.

    Based on the approximately 16,427,866 votes of common stock and preferred stock, as a single class, and 746,104 shares of preferred stock, as a separate class, entitled to vote at the meeting, a total of 8,213,934 votes of the common stock and preferred stock and 497,403 shares of preferred stock, respectively, are required to be voted in favor of the merger agreement and the merger in order for the merger agreement and the merger to be approved and adopted. As a result of the transactions described above, as of the record date, Sprint owned approximately 46.0% of the total votes of common stock and preferred stock and approximately 83.2% of the outstanding preferred stock. Sprint has agreed to vote all shares of common stock and preferred stock beneficially owned by it in favor of the merger agreement and the transaction contemplated thereby. Accordingly, the required class vote by the preferred stock to approve the merger agreement will be satisfied even if no other holder of preferred stock votes in favor of the merger.

    REVOCATION OF PROXY. A stockholder may revoke a proxy at any time prior to its exercise by (i) delivering to Donald E. Olander, Corporate Secretary, People's Choice TV Corp., Two Corporate Drive, Suite 249, Shelton, Connecticut 06484, a written notice of revocation of proxy prior to the special meeting,
(ii) delivering prior to the special meeting a duly executed proxy bearing a later date or (iii) attending the special meeting and voting in person. The presence of a stockholder at the special meeting will not in and of itself automatically revoke such stockholder's proxy. If not revoked, the proxy will be voted in accordance with the instructions indicated on the proxy or, if no instructions are indicated on a properly executed proxy, such proxy will be voted "FOR" the approval and adoption of the merger agreement and the merger.

    QUORUM; ABSTENTIONS AND BROKER NON-VOTES. The required quorum for the special meeting is a majority of votes eligible to be cast by holders of preferred stock and common stock issued and outstanding as of the record date. Both abstentions and broker non-votes will be included in determining the number of votes present and voting at the special meeting for the purpose of determining the presence of a quorum. Abstentions and broker non-votes will have the same effect as votes against the merger agreement and the consummation of the merger. THE ACTIONS PROPOSED IN THIS PROXY STATEMENT ARE NOT MATTERS THAT CAN BE VOTED ON BY BROKERS HOLDING SHARES FOR BENEFICIAL OWNERS WITHOUT THE OWNERS' SPECIFIC INSTRUCTIONS. ACCORDINGLY, ALL BENEFICIAL OWNERS OF PREFERRED STOCK AND COMMON STOCK ARE URGED TO RETURN THE ENCLOSED PROXY CARD MARKED TO INDICATE THEIR VOTES.

RECOMMENDATION TO STOCKHOLDERS

    On April 11, 1999, the People's Choice Board of Directors (i) determined that the merger and the transactions contemplated by the merger agreement are fair, equitable and in the best interests of People's Choice and its common stockholders, (ii) approved and adopted the merger agreement and (iii) resolved to recommend that the stockholders vote in favor of the merger agreement and the merger contemplated thereby. The Board of Directors unanimously recommends a vote "FOR" approval and adoption of the merger agreement and the merger.

OPINIONS OF FINANCIAL ADVISORS

    On April 11, 1999, Chase and Houlihan Lokey delivered their oral opinions to the Board of Directors that as of such date, and based upon the assumptions and subject to the limitations set forth therein, the then-proposed consideration of $8.00 per share in cash to be received by holders of common stock in the merger was fair from a financial point of view to such holders. The full text of the written opinions delivered on April 12, 1999 of Chase and Houlihan Lokey, which set forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinions are attached hereto as Appendix C and Appendix D and are incorporated herein by reference. Stockholders are urged to, and should, read such opinions in their entirety.

THE MERGER

    THE MERGER AGREEMENT IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT. THE PEOPLE'S CHOICE BOARD OF DIRECTORS ENCOURAGES YOU TO READ THE MERGER AGREEMENT IN ITS ENTIRETY. IT IS THE LEGAL DOCUMENT GOVERNING THE MERGER.

    WHAT PEOPLE'S CHOICE STOCKHOLDERS WILL RECEIVE IN THE MERGER. Holders of common stock will receive $10.00 in cash in exchange for each share of common stock that they own. The shares of preferred stock will continue to remain outstanding following the merger.

    WHAT HOLDERS OF STOCK OPTIONS WILL RECEIVE IN THE MERGER. People's Choice will offer holders of outstanding options to purchase shares of common stock the right to cancel each stock option in exchange for an amount in cash equal to the product of (A) $10.00 less the per share exercise price of the stock option and (B) the number of shares subject to the stock option.

    CONDITIONS TO THE MERGER. Consummation of the merger is subject to various conditions, including, among others:

    - the approval of the merger by stockholders at the special meeting;

    - that no law has been enacted or injunction entered which effectively prohibits the merger;

    - that all necessary approvals of governmental authorities and all material required consents of third parties have been obtained, including the approval of the FCC; and

    - that Sprint and People's Choice's respective representations and warranties in the merger agreement are true and correct in all material respects and the parties have performed in all material respects their respective obligations under the merger agreement.

    TERMINATION. Sprint and People's Choice can agree to terminate the merger agreement without completing the merger, and either of the companies can terminate the merger agreement if any of the following occurs:

    - the merger is not completed by December 31, 1999;

    - a court or other governmental authority permanently prohibits the merger;

    - the required approval of the stockholders is not received at the special meeting; or

    - the other company materially breaches or fails to comply with any of its representations or warranties or obligations under the merger agreement.

    In addition, Sprint can terminate the merger agreement if (A) People's Choice enters into a binding agreement for, or recommends to its stockholders, a business combination with a third party or (B) the Board of Directors withdraws or adversely modifies its approval or recommendation of the merger agreement.

    TERMINATION FEE. The merger agreement requires People's Choice to pay to Sprint a termination fee of $14 million if the merger agreement is terminated under certain circumstances.

    REGULATORY APPROVALS. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, prohibits the companies from completing the merger until after the companies have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended. On April 15, 1999 and April 26, 1999, Sprint and People's Choice, respectively, furnished that information. Early termination was granted on May 14, 1999. However, the Department of Justice and the Federal Trade Commission will continue to have the authority to challenge the merger on antitrust grounds before or after the merger is completed.

    The merger is also subject to the receipt of certain approvals from the Federal Communications Commission. On May 14 and 17, 1999, People's Choice and Sprint made all applicable filings with the FCC and as of the date of this proxy statement, approval from the FCC is still pending. We presently expect to receive FCC approval in August or September 1999 although we cannot assure you that we will receive such approval by that time.

    FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash by a stockholder of People's Choice pursuant to the merger will be a taxable transaction for federal income tax purposes and may also be taxable under applicable state, local and foreign income and other tax laws. A stockholder will recognize gain or loss in an amount equal to the difference between the adjusted tax basis of the common stock and the amount of cash received in exchange for that stock in the merger. The gain or loss will be capital gain or loss if the common stock is a capital asset in the hands of the stockholder and will be long-term capital gain or loss if the holding period exceeds one year. To review the tax consequences to stockholders in greater detail, see page 28.

    APPRAISAL RIGHTS. Pursuant to Section 262 of the Delaware General Corporation Law, stockholders have a right to an appraisal of the value of their shares in connection with the merger. For a description of this right, see page 30.

OTHER INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER

    In considering the recommendation of the People's Choice Board of Directors with regard to the merger, stockholders should be aware that a number of People's Choice officers and directors and other affiliates of People's Choice have severance agreements, benefit plans or other agreements that provide them with interests in the merger that are different from, and in addition to, the interests of stockholders generally. For a description of these arrangements, see page 42.

OTHER AGREEMENTS

    Certain stockholders of People's Choice holding approximately 36.6% of the outstanding common stock entered into option agreements with Sprint, pursuant to which such stockholders granted Sprint options to purchase their shares. On June 2, 1999, Sprint disclosed it had exercised these options and purchased an aggregate of 4,804,231 shares of common stock and also exercised its option to purchase an additional 123,699 shares of preferred stock.

FORWARD LOOKING STATEMENTS MAY PROVE INACCURATE

    PEOPLE'S CHOICE HAS MADE FORWARD LOOKING STATEMENTS IN THIS DOCUMENT AND IN DOCUMENTS THAT ARE INCORPORATED BY REFERENCE THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES. FORWARD LOOKING STATEMENTS INCLUDE INFORMATION CONCERNING POSSIBLE OR ASSUMED FUTURE RESULTS OF OPERATIONS OF PEOPLE'S CHOICE. WHEN WORDS SUCH AS "BELIEVES," "EXPECTS," "ANTICIPATES" OR SIMILAR EXPRESSIONS ARE USED, THEY ARE INTENDED TO IDENTIFY FORWARD LOOKING STATEMENTS. STOCKHOLDERS SHOULD NOTE THAT MANY FACTORS, SOME OF WHICH ARE DISCUSSED ELSEWHERE IN THIS DOCUMENT AND IN THE DOCUMENTS WHICH ARE INCORPORATED IN THIS PROXY STATEMENT BY REFERENCE, COULD AFFECT THE FUTURE FINANCIAL AND BUSINESS RESULTS OF PEOPLE'S CHOICE AND COULD CAUSE THOSE RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN THE FORWARD LOOKING STATEMENTS CONTAINED OR INCORPORATED BY REFERENCE INTO THIS DOCUMENT.

INFORMATION CONCERNING SPRINT

    All information contained in this proxy statement concerning Sprint and its subsidiaries, including MM Acquisition Corp., has been supplied by Sprint and has not been independently verified by People's Choice.

                     MARKET PRICE AND DIVIDEND INFORMATION

    The common stock is currently traded on the OTC Bulletin Board operated by Nasdaq under the symbol "PCTV". The following table sets forth for the calendar quarters indicated, the high and low closing sales prices per share of the common stock as reported by Nasdaq.

                                                                                 HIGH        LOW
                                                                               ---------  ---------
1997:
First Quarter................................................................  $    6.50  $    2.63
Second Quarter...............................................................       3.25       0.44
Third Quarter................................................................       4.00       1.38
Fourth Quarter...............................................................       3.25       1.13

1998:
First Quarter................................................................  $    2.06  $    0.75
Second Quarter...............................................................       1.81       0.41
Third Quarter................................................................       1.50       0.44
Fourth Quarter...............................................................       0.81       0.18

1999:
First Quarter................................................................  $    3.06  $    0.38
Second Quarter (through June 1)..............................................       9.50       3.75

RECENT CLOSING PRICES

    On April 9, 1999, the last trading day before the public announcement of the proposed merger, the reported high and low sales price per share of common stock were $8.03 and $4.31, respectively. On June 1, 1999, the latest practicable trading day before the date of this proxy statement, the reported closing sales price per share of common stock was $9.25.

NUMBER OF STOCKHOLDERS

    On May 28, 1999, there were approximately 155 holders of record of common stock and two holders of record of preferred stock.

DIVIDENDS

    People's Choice has not declared or paid any cash dividends on the common stock since its formation in April 1993.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected financial data of People's Choice for the years 1998, 1997, 1996, 1995 and 1994 presented below has been derived from the audited consolidated financial statements of People's Choice. The selected financial data of People's Choice for the three months ended March 31, 1999 and 1998 have been derived from the consolidated financial statements of People's Choice. The information shown below is qualified in its entirety by, and should be read in conjunction with, the related consolidated financial statements of People's Choice, including the related notes thereto and "Management's Discussion and Analysis of Results of Operations and Financial Condition" for People's Choice incorporated by reference in this proxy statement.

                                                                                                     THREE MONTHS ENDED
                                                 YEARS ENDED DECEMBER 31,                                 MARCH 31,
                             -----------------------------------------------------------------     -----------------------
                               1998          1997          1996          1995          1994          1999          1998
                             ---------     ---------     ---------     ---------     ---------     ---------     ---------
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Operations
  Data:
  Revenues..............     $  25,185     $  32,690     $  33,425     $  26,004     $  12,557     $   5,599     $   6,999
  Depreciation and
    Amortization........        35,027        34,508        39,258        24,627         6,606         5,207         7,373
  Operating Loss........       (64,338)      (43,761)      (50,819)      (42,277)      (20,573)      (10,924)      (11,005)
  Interest Expense......        35,109        31,576        27,891        15,566         2,514         9,523         8,465
  Net Loss..............       (94,021)      (69,580)(1)   (75,887)      (53,235)(3)   (19,531)(4)   (20,409)      (18,296)

Basic and Diluted Loss
  Per Common Share......     $   (7.59)(2) $   (5.80)(1) $   (6.26)    $   (5.23)(3) $   (2.20)(4) $   (1.72)    $   (1.53)
Weighted Average Number
  of Common Shares
  Outstanding...........        12,924        13,149        13,100        11,072         8,949        12,924        13,145

Balance Sheet Data:
  Total Assets..........     $ 208,002     $ 279,124     $ 326,148     $ 373,093     $ 117,532     $ 196,098     $ 268,211
  Notes and Other
    Payables............       286,879       256,465       234,431       202,317        12,116       295,950       264,716
  Convertible Preferred
    Stock...............        73,132        66,342        60,170        54,577        10,129        74,897        67,957
  Stockholders' Equity/
    (Deficit)...........      (160,338)      (62,209)       14,089        96,519        82,997      (182,518)      (82,364)

------------------------

(1) Includes an extraordinary gain of $0.8 million or $0.06 per share.

(2) Includes a gain on extinguishment of preferred stock of $3.1 million or $0.24 per share of common stock.

(3) Includes an extraordinary gain of $1.2 million or $0.11 per share.

(4) Includes an income tax benefit of $3.2 million or $.36 per share.

                              THE SPECIAL MEETING

GENERAL; DATE; PLACE AND TIME

    This proxy statement (the "Proxy Statement") is being provided by, and the enclosed proxy is solicited by and on behalf of, the board of directors (the "People's Choice Board") of People's Choice TV Corp. ("People's Choice" or the "Company") for use at the special meeting (the "Special Meeting") of the holders of the Company's Convertible Cumulative Pay-in-Kind Preferred Stock, $.01 par value per share (the "Preferred Stock"), and Common Stock, $.01 par value per share (the "Common Stock").

    The Special Meeting is scheduled to be held at 10:00 a.m., local time, on July 7, 1999, at One Corporate Drive, Shelton, Connecticut 06484.

PURPOSE OF THE SPECIAL MEETING

    The purpose of the Special Meeting is to consider and vote upon the approval and adoption of an Agreement and Plan of Merger, dated as of April 12, 1999 (the "Merger Agreement") among People's Choice, Sprint Corporation ("Sprint") and MM Acquisition Corp. ("Sub") and the merger contemplated thereby (the "Merger"), and to transact any other business that is properly brought before the Special Meeting.

RECORD DATE; VOTING POWER

    Only holders of Preferred Stock and Common Stock at the close of business on May 28, 1999 (the "Record Date") will be entitled to receive notice of and to vote at the Special Meeting. As of the Record Date, there were 13,111,848 shares of Common Stock and 746,104 shares of Preferred Stock outstanding and entitled to vote at the Special Meeting. Each share of Common Stock is entitled to one vote and each share of Preferred Stock is entitled to 4.444 votes for the vote of the Common Stock and Preferred Stock, voting as a single class. At the Special Meeting, there will be 16,427,866 votes entitled to be cast by the holders of Common Stock and Preferred Stock, voting as a single class, and 746,104 shares of Preferred Stock entitled to vote as a separate class.

VOTE REQUIRED

    The affirmative vote of (i) a majority of votes eligible to be cast by holders of the outstanding shares of Preferred Stock and Common Stock, voting as a single class, and (ii) two-thirds of the shares of Preferred Stock outstanding, voting as a separate class, is required to approve and adopt the Merger Agreement.

    Sprint disclosed that, on April 6, 1999, Sprint purchased from Wireless Holding LLC 497,405 shares of Preferred Stock with options to purchase an additional 248,699 shares of Preferred Stock, constituting in the aggregate 100% of the outstanding Preferred Stock. In connection with the execution of the Merger Agreement, Matthew Oristano, the Company's Chairman and Chief Executive Officer, members of his family (including his father, Victor Oristano, a director of People's Choice) and family trusts and foundations (collectively, the "Oristano Holders") entered into an option agreement with Sprint whereby the Oristano Holders granted to Sprint an irrevocable option to purchase 1,694,823 shares of Common Stock, representing in the aggregate approximately 12.9% of the outstanding shares of Common Stock. Sprint disclosed that on April 12, 1999 it entered into an agreement with Bay Harbour Management, LC ("Bay Harbour") containing substantially the same terms and conditions as the agreement with the Oristano Holders whereby Bay Harbour granted Sprint an irrevocable option to purchase 881,600 shares of Common Stock representing in the aggregate approximately 6.7% of the outstanding shares of Common Stock. On April 29, 1999, Sprint disclosed it had recently entered into option agreements with certain other People's Choice stockholders who granted to Sprint irrevocable options to purchase in the aggregate an additional 2,227,000 shares of Common Stock at a purchase price of $10.00 in cash per share and an irrevocable proxy to vote such shares at the Special Meeting. As a result of the transactions announced by Sprint on April 29, 1999, the consideration to be paid by Sprint to the holders of Common Stock in the Merger increased, under the terms of the Merger Agreement, from $8.00 to $10.00 per share (the "Merger Consideration"). On June 2, 1999, Sprint disclosed it had exercised all of its options with respect to common stock and purchased an aggregate of 4,804,231 shares of Common Stock and exercised one of its options with Wireless Holding and purchased an additional 123,699 shares of Preferred Stock.

    As of the Record Date, there were approximately 155 holders of record of Common Stock and two holders of record of Preferred Stock, as shown on the records of the Company's transfer agent. Based on the approximately 16,427,866 votes of Common Stock and Preferred Stock, as a single class, and 746,104 shares of Preferred Stock, as a separate class, entitled to vote at the meeting, a total of 8,213,934 votes of Common Stock and Preferred Stock and 497,403 shares of Preferred Stock, respectively, are required to be voted in favor of the Merger Agreement and the Merger in order for the Merger Agreement and the Merger to be approved and adopted. As a result of the transactions described above, Sprint owned approximately 46.0% of the total votes of Common Stock and Preferred Stock and approximately 83.2% of the outstanding Preferred Stock. Sprint has agreed to vote all shares of common stock and preferred stock beneficially owned by Sprint in favor of the Merger Agreement and the transaction contemplated thereby. Accordingly, the required class vote of the Preferred Stock to approve the Merger will be satisfied even if no other holder of Preferred Stock votes in favor of the Merger.

    Because the required vote of the stockholders on the Merger Agreement is based upon the total number of outstanding shares of Preferred Stock and Common Stock, the failure to submit a proxy card (or to vote in person at the Special Meeting) or the abstention from voting by a stockholder will have the same effect as a vote against approval and adoption of the Merger Agreement. Brokers holding shares of Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof.

    The Delaware General Corporation Law ("DGCL"), the People's Choice Certificate of Incorporation, as amended (the "People's Choice Certificate"), the People's Choice Bylaws (the "People's Choice Bylaws") and the Securities Exchange Act of 1934 (the "Exchange Act"), contain requirements governing the actions of People's Choice stockholders at the Special Meeting. According to the People's Choice Bylaws, a majority of the votes eligible to be cast by holders of Preferred Stock and Common Stock outstanding on the Record Date must be present, either in person or by proxy, at the Special Meeting to constitute a quorum. In general, abstentions and broker non-votes are counted as present or represented at the Special Meeting for the purpose of determining a quorum for the Special Meeting.

    The obligations of People's Choice and Sprint to consummate the Merger are subject, among other things, to the condition that the stockholders approve and adopt the Merger Agreement, and the failure to obtain such approval on or before December 31, 1999 would give either People's Choice or Sprint the right to terminate the Merger Agreement.

REVOCATION OF PROXY

    A stockholder may revoke a proxy at any time prior to its exercise by (i) delivering to Donald E. Olander, Corporate Secretary, People's Choice TV Corp., Two Corporate Drive, Suite 249, Shelton, Connecticut 06484, a written notice of revocation of proxy prior to the Special Meeting, (ii) by delivering to People's Choice a duly executed proxy bearing a later date prior to the Special Meeting or (iii) by attending the Special Meeting and voting in person. The presence of a stockholder at the Special Meeting will not in and of itself automatically revoke such stockholder's proxy.

EXPENSES OF SOLICITATION

    The Company will bear the costs of soliciting proxies from stockholders. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, by facsimile or in person. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, WF Doring & Co. (the "Proxy Solicitor") has been retained by People's Choice to assist in the solicitation of proxies. The Proxy Solicitor may contact holders of shares of Common Stock by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials to beneficial owners of shares of Common Stock. The proxy solicitor will receive reasonable and customary compensation for its services (estimated at $5,000) and will be reimbursed for certain reasonable out-of-pocket expenses.

MISCELLANEOUS

    It is not expected that any matter other than those referred to herein will be presented for action at the Special Meeting. If any other matters are properly brought before the Special Meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment. The grant of a proxy will also confer discretionary authority on the persons named in the proxy as proxy appointees to vote in accordance with their best judgment on matters incident to the conduct of the Special Meeting, including (except as stated in the following sentence) postponement or adjournment for the purpose of soliciting additional votes. However, shares represented by proxies that have been voted "AGAINST" the Merger Agreement and the Merger will not be used to vote "FOR" postponement or adjournment of the Special Meeting for the purposes of allowing additional time for soliciting additional votes "FOR" the approval and adoption of the Merger Agreement and the Merger.

    Holders of Common Stock should not send their stock certificates with their proxy cards. If the Merger is consummated, a separate letter of transmittal will be mailed to the holders of Common Stock which will enable a holder to receive the appropriate consideration.

                                  THE PARTIES

PEOPLE'S CHOICE

    People's Choice is a developer, owner and operator of wireless communications systems. These systems provide (i) high speed internet access services and private data communication services, which are marketed under the name SpeedChoice-TM-, (ii) digital video transmission services which are marketed under the name DigitalChoice TV-TM-, and (iii) analog video transmission services. People's Choice's markets are concentrated in the midwestern and the southwestern regions of the United States. For the year ended December 31, 1998, People's Choice had revenues of approximately $25.2 million and experienced a net loss of approximately $94.0 million.

    The principal executive offices of People's Choice are located at Two Corporate Drive, Suite 249, Shelton, Connecticut 06484, and its telephone number is (203) 925-7900.

SPRINT

    Sprint is a diversified telecommunications service provider, providing long distance, local and wireless communications services. Sprint also engages in product distribution and directory publishing activities, and other telecommunications activities, investments and alliances. For the year ended December 31, 1998, Sprint had approximately $17.1 billion in revenue and approximately $450.5 million in income from continuing operations.

    The principal executive offices of Sprint are located at 2330 Shawnee Mission Parkway, Westwood, Kansas 66205, and its telephone number is (913) 624-3703.

                                   THE MERGER

BACKGROUND OF THE MERGER

    During late 1997 and early 1998, People's Choice considered proposing an exchange offer with the holders of its 13 1/8% senior discount notes (the "Senior Discount Notes") and Preferred Stock as a means of addressing liquidity issues confronting People's Choice. Under the terms of the Senior Discount Notes, People's Choice is required to begin making cash interest payments on the Senior Discount Notes in December 2000. The first interest payment on the Senior Discount Notes will be $21.8 million and, unless it obtained additional financing or restructured existing obligations, People's Choice did not expect that it would have the cash available to make that interest payment. In April 1998, People's Choice filed a Registration Statement on Form S-4 with the Securities and Exchange Commission relating to proposed exchange offers (the "Recapitalization Plan") to be made by it to holders of its Senior Discount Notes and Preferred Stock. People's Choice had also previously retained Houlihan Lokey Howard & Zukin Capital ("Houlihan Lokey") to represent People's Choice as restructuring advisor. Pursuant to the Recapitalization Plan, People's Choice proposed to offer to exchange:

    (i) $85,000,000 principal amount at maturity of its new 13 1/8% Senior Subordinated Discount Notes due 2003 ("New Discount Notes"), 4,887,267 shares of Common Stock and $42,500,000 cash for all of its outstanding $332,000,000 principal amount at maturity of Senior Discount Notes; and

    (ii) $15,000,000 principal amount at maturity of its New Discount Notes and 2,597,054 shares of Common Stock for all of its outstanding Preferred Stock.

    After the filing of the Registration Statement relating to the Recapitalization Plan, a group of holders of the Senior Discount Notes, including the largest holder of such notes, formed an informal committee (the "Informal Committee") to negotiate with People's Choice with respect to the Recapitalization Plan. The Informal Committee advised People's Choice that its members held collectively approximately 63% of the principal amount at maturity of the Senior Discount Notes. From April 1998 to March 1999, People's Choice and its advisors had numerous discussions with the Informal Committee and the holders of the Preferred Stock with respect to the proposed Recapitalization Plan and other potential recapitalization transactions. In March 1999, People's Choice terminated its efforts to implement the Recapitalization Plan after the largest holder of Senior Discount Notes informed People's Choice that the holder would not support the Recapitalization Plan or an alternative recapitalization plan.

    In March 1998, Tim Sutton, Vice President, Corporate Strategy and Development of Sprint, contacted Matthew Oristano, Chairman and Chief Executive Officer of People's Choice, and informed Mr. Oristano that Sprint was interested in meeting with People's Choice to learn about the current status of People's Choice's projects with its wireless spectrum. On March 20, 1998, People's Choice and Sprint executed a confidentiality agreement for the purpose of exploring a possible relationship between the two companies. During March 1998, Mr. Oristano and Peter Lynch, People's Choice's Senior Vice President-Operations, met with Mr. Sutton and Brett Krause, Director Corporate Development of Sprint, at People's Choice's business offices in Phoenix, Arizona to discuss People's Choice's current business projects. In early April 1998, Mr. Krause advised People's Choice that Sprint was not prepared to propose or pursue any relationship or other transaction with People's Choice at such time.

    In October 1998, Mr. Oristano, Michael F. Whalen, Jr., Vice President--Finance and Acquisitions of People's Choice, and Michael Kramer of Houlihan Lokey met with Mr. Sutton and Mr. Krause at Sprint's offices in Kansas City to discuss whether Sprint would be interested in acquiring the outstanding Preferred Stock of People's Choice and providing People's Choice with senior secured financing. Approximately one week after this meeting, Mr. Sutton called Mr. Oristano and advised him that Sprint was not interested in pursuing further discussions regarding People's Choice's proposal.

    In mid November 1998, Mr. Sutton contacted Mr. Oristano and requested a meeting for the purpose of discussing Sprint's interest in opportunities for investment in companies within People's Choice's industry group. At a November 20, 1998 meeting in New York City attended by Mr. Oristano, Mr. Sutton, and F. Davis Terry, Jr. of Warburg Dillon Read LLC, financial advisor to Sprint, Mr. Sutton and Mr. Terry requested Mr. Oristano's advice regarding potential strategies by which Sprint might assemble a national portfolio of Multichannel Multipoint Distribution Service ("MMDS") wireless spectrum. The discussion covered People's Choice and the other major companies that held MMDS wireless spectrum. The discussions were general in scope and the Sprint representatives made no proposal by which Sprint would acquire People's Choice or engage in a transaction with People's Choice. After this meeting, representatives of People's Choice did not have any material conversations with Sprint representatives until March 1999.

    During late 1998 and into March 1999, People's Choice continued with its efforts to implement the Recapitalization Plan. On March 10, 1999, People's Choice issued a press release announcing that it was terminating its efforts to implement the Recapitalization Plan.

    On March 15, 1999, Theodore H. Schell, Sprint's Senior Vice President, Strategic Planning and Corporate Development, contacted Mr. Whalen and advised him that Sprint was interested in acquiring People's Choice. On March 16, 1999, a meeting was held at People's Choice's offices in Shelton, Connecticut among representatives of People's Choice and Sprint to discuss Sprint's proposal to acquire People's Choice. Attending the meeting on behalf of People's Choice were Mr. Oristano, Charles F. Schwartz, People's Choice's Chief Financial Officer, Donald E. Olander, People's Choice's General Counsel, and Mr. Whalen. Attending the meeting from Sprint were Mr. Schell, Mr. Sutton, and Mr. Terry. At this meeting, Mr. Schell advised People's Choice's executives that Sprint was interested in acquiring People's Choice. No purchase price was discussed at this meeting. The Sprint representatives stated that they had performed initial background due diligence on People's Choice using publicly available information and believed that Sprint was prepared to move promptly to negotiate, document and consummate an acquisition of People's Choice.

    Sprint stated to People's Choice's representatives that Sprint expected that a reorganization of People's Choice under Chapter 11 of the U.S. Bankruptcy Code would be necessary to complete the acquisition. Sprint contemplated that People's Choice and Sprint would execute an acquisition agreement which would be consummated pursuant to the terms of a plan of reorganization jointly proposed by Sprint and People's Choice in a Chapter 11 bankruptcy proceeding. The primary purpose of the Chapter 11 reorganization would be to permit Sprint to acquire People's Choice and retire the Senior Discount Notes at a reduced amount from their then accreted value.

    The parties then discussed other elements of a proposed acquisition. Mr. Schell stated that the acquisition agreement would contain customary representations, warranties, covenants and conditions, including no-shop, break-up fee and expense reimbursement provisions. Conditions to closing would include receipt of governmental consents (including any required FCC consents), satisfactory due diligence review of People's Choice's assets and operations (especially focusing on People's Choice's wireless frequencies), and the execution of certain security holder agreements with respect to shares of Common Stock held by Mr. Oristano and Victor Oristano. Mr. Schell requested that Mr. Oristano advise the People's Choice Board of Sprint's proposal and contact Mr. Schell with a proposed purchase price for People's Choice.

    On March 17, 1999, Sprint delivered to People's Choice a memorandum outlining the general terms and conditions of a proposed acquisition of People's Choice by Sprint. The memorandum did not contain a proposed purchase price. The general terms and conditions outlined in the memorandum were consistent with those presented by Sprint to People's Choice at the meeting held on March 16, 1999.

    On March 18, 1999, the People's Choice Board held a meeting to discuss Sprint's proposal to acquire People's Choice. The People's Choice Board discussed the various terms contained in the March 17, 1999 memorandum from Sprint. Mr. Oristano also informed the People's Choice Board that he had been advised by Mr. Schell that Sprint could support a transaction in a range of $1.50 to $1.75 for each share of Common Stock. Mr. Oristano had informed Mr. Schell that he did not expect that the People's Choice Board would be interested in considering such a purchase price. Mr. Schell had told Mr. Oristano that even if the People's Choice Board could not support such a purchase price that Sprint was still interested in continuing discussions with People's Choice. The People's Choice Board then discussed the purchase price that Company management would be authorized to present to Sprint. The People's Choice Board agreed to convene the following day to consider the purchase price issue further. The People's Choice Board also authorized Mr. Oristano and other appropriate executives of People's Choice to continue discussions with Sprint.

    On March 19, 1999, the People's Choice Board had further discussions with respect to the Sprint acquisition proposal and a proposed purchase price for the Common Stock. The People's Choice Board authorized Company management to respond to Sprint's proposal in writing with a proposed purchase price of $5.00 per share for the Common Stock. On March 19, 1999, People's Choice delivered a letter to Sprint responding to the Sprint memorandum of March 17th and proposing a purchase price of $5.00 per share for the Common Stock. On March 19, 1999, the closing sale price of the Common Stock on the OTC Bulletin Board was $0.875.

    On March 25, 1999, the People's Choice Board met to discuss further the Sprint proposal and to discuss general operational matters. The Board was advised by Mr. Oristano that People's Choice's executives had not heard from Sprint but expected to hear from Sprint in a few days.

    On March 30, 1999, Mr. Schell called Mr. Oristano and informed him that People's Choice's proposed $5.00 purchase price for the Common Stock was generally acceptable to Sprint and that

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People's Choice would shortly receive a letter from Mr. Schell outlining additional terms and conditions for an acquisition. Later on March 30, 1999, a letter from Mr. Schell addressed to the People's Choice Board was delivered to People's Choice's offices in Shelton, Connecticut. The letter confirmed that a $5.00 per share purchase price for the Common Stock was generally acceptable and outlined other terms and conditions for an acquisition. Among other terms, the letter indicated that the proposal was subject to the execution and delivery of an acceptable definitive acquisition agreement and requested a $50 million break-up fee; a 30-day limit on the period during which the Board could consider competing offers after the signing of the definitive acquisition agreement; the adoption of a stockholder rights plan by People's Choice; completion by Sprint of satisfactory due diligence; and the execution of an agreement in which People's Choice would commit to negotiate exclusively with Sprint regarding a business combination involving People's Choice.

    On March 30, 1999, Mr. Oristano, Mr. Olander, Mr. Whalen, and Mr. Schwartz participated in a conference call with Mr. Schell and Sheldon Fisher and Fred Sgroi, attorneys with Sprint, for the purpose of discussing the March 30 letter from Sprint. Mr. Schell advised People's Choice that Sprint no longer expected that an acquisition would need to be completed through a Chapter 11 proceeding. Mr. Schell also advised People's Choice that he believed that an acquisition agreement could be signed within 10 business days and due diligence completed within 30 days. Mr. Schell requested that People's Choice execute the 30-day exclusive negotiating agreement that was attached to the Sprint letter. Mr. Oristano advised Mr. Schell that he would present the terms of Sprint's proposal to the People's Choice Board.

    On March 31, 1999, the People's Choice Board met to discuss the proposal from Sprint. The Board determined that, subject to receipt of a fairness opinion from a nationally recognized investment banking firm and the satisfactory resolution of the other issues raised in Sprint's proposal, People's Choice management should attempt to negotiate an acquisition transaction with Sprint. The People's Choice Board discussed the size of the break-up fee, the request that People's Choice adopt a stockholder rights plan, and the length of time associated with an exclusive negotiating agreement. The People's Choice Board requested that Company management seek a reduction in the break-up fee and the shortest time possible for an exclusive negotiating agreement.

    On April 1, 1999, Mr. Oristano, other representatives of People's Choice, its outside counsel, Willkie Farr & Gallagher, and Mr. Schell, other Sprint representatives and outside counsel had a telephone conference in which various issues were discussed. These included the amount of a break-up fee, the length of time for an exclusive negotiating agreement, the length of time necessary to execute a merger agreement and complete due diligence, and the stockholder rights plan. The Sprint representatives advised People's Choice that they would consider a reduced break-up fee and a shorter exclusive negotiating period, but insisted that People's Choice institute a stockholder rights plan.

    On April 2, 1999, Sprint entered into a purchase agreement with Wireless Holding LLC ("Wireless Holding"), the holder of the Preferred Stock, pursuant to which Sprint agreed to acquire all of the outstanding Preferred Stock. The People's Choice Board and executives did not facilitate or otherwise participate in the negotiation of this transaction between Sprint and Wireless Holding. Wireless Holding disclosed the transaction in a public filing made on April 9, 1999. For more details with respect to the agreement, see "Related Agreements and Transactions--Preferred Purchase Agreement."

    On April 3, 1999, People's Choice and Sprint executed an exclusive negotiating agreement pursuant to which People's Choice agreed to negotiate exclusively with Sprint with respect to an acquisition transaction for a period of one week beginning on April 5, 1999.

    On April 5, 1999 Sprint commenced due diligence at People's Choice's offices and representatives of Sprint and People's Choice commenced negotiations with respect to the terms of the Merger Agreement. On April 5, 1999, People's Choice retained Chase to act as People's Choice's financial advisor and render a fairness opinion with respect to the consideration proposed to be paid by Sprint.

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Based on the work that Houlihan Lokey had performed with respect to the
Recapitalization Plan, People's Choice also decided to retain Houlihan Lokey to provide an additional fairness opinion.

    On April 11, 1999, the People's Choice Board, its senior executives, and outside financial and legal advisors met to discuss the proposed transaction with Sprint and the proposed terms of the Merger Agreement. After discussing the terms of the Merger Agreement and the status of the pending due diligence review, the Board received presentations from Chase and Houlihan Lokey with respect to the fairness of the $5.00 per share purchase price. After these presentations, the Board remained convened as People's Choice's executives and advisors proceeded to resolve the remaining issues on the Merger Agreement and outstanding due diligence items with Sprint.

    During the afternoon and evening of April 11, 1999, Mr. Oristano and Mr. Schell discussed a proposal by which Sprint would increase its purchase price for the Common Stock to $8.00 per share if Mr. Oristano, Victor Oristano, and their family and affiliates would be willing to execute option agreements in favor of Sprint with respect to their shares of Common Stock, and forego the opportunity to the benefit of a higher purchase price if a third party other than Sprint ultimately acquired People's Choice. Mr. Oristano and Victor Oristano agreed that they would be willing to execute such agreements in order to obtain an increase in the purchase price to all holders to $8.00 per share. For more details on the agreement, see "Related Agreements and Transactions--Stockholder and Option Agreements."

    In the evening of April 11, 1999, the People's Choice Board reconvened to consider the merger transaction with Sprint, the proposed form of Merger Agreement, and the proposed increase in the purchase price to $8.00 per share. Following discussion and deliberation by the People's Choice Board, the Board unanimously determined that the Merger was fair to, and in the best interest of, the holders of Common Stock. The Board unanimously approved the Merger Agreement and the Merger and resolved unanimously to recommend that the holders of Common Stock vote for the approval and adoption of the Merger Agreement and the Merger.

    At the same time, the People's Choice Board also adopted a Stockholder Rights Plan in which preferred stock purchase rights were distributed as a dividend at the rate of one right for each share of Common Stock held as of the close of business on April 22, 1999. For a detailed summary of the Stockholder Rights Plan, see "Related Agreements and Transactions--Rights Plan."

    On April 12, 1999, the Merger Agreement was executed by People's Choice, Sprint and Sub. For a detailed summary of the Merger Agreement, see "The Merger Agreement".

    On April 29, 1999, Sprint disclosed in a public filing that it had entered into option agreements with certain stockholders to acquire an aggregate of 2,227,000 additional shares of Common Stock at a price of $10.00 per share. As a result, the consideration to be received by each common stockholder in the merger increased, under the terms of the Merger Agreement, from $8.00 to $10.00 per share in cash.

    On June 2, 1999, Sprint disclosed it had exercised all of its options with respect to Common Stock and purchased an aggregate of 4,804,231 shares of Common Stock and exercised one of its options with Wireless Holding and purchased an additional 123,699 shares of Preferred Stock.

REASONS FOR THE MERGER; RECOMMENDATION OF THE PEOPLE'S CHOICE BOARD

    In reaching its determination to recommend approval and adoption of the Merger Agreement and the Merger, the People's Choice Board consulted with management, as well as Willkie Farr & Gallagher, its legal advisor, Chase and Houlihan Lokey, and considered a number of factors, including the factors listed below. In view of the wide variety of factors considered in connection with the Merger, the People's Choice Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision.

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
        (1) HISTORICAL AND RECENT MARKET PRICES COMPARED TO CONSIDERATION TO BE RECEIVED BY HOLDERS OF COMMON STOCK. The People's Choice Board reviewed the historical market prices and trading information with respect to the Common Stock, and considered that the original price of $8.00 per share of Common Stock represented (A) a premium of approximately 31% over the $6.13 closing price of the Common Stock on April 9, 1999, the last full trading day prior to the April 11 People's Choice Board meeting and (B) a 332% premium over the average closing price of the Common Stock for the 30 previous trading days prior to the April 11 People's Choice Board meeting.

        (2) PEOPLE'S CHOICE'S BUSINESS, CONDITION AND PROSPECTS. The People's Choice Board considered information with respect to the financial condition, results of operations and business of People's Choice, on both an historical and prospective basis, and current industry, economic and market conditions, including People's Choice's market position in the wireless communications market and the recent emphasis on developing its SpeedChoice-TM- internet access services. The members of the People's Choice Board were familiar with and knowledgeable about People's Choice's business and affairs and further reviewed these matters in the course of their deliberations. The People's Choice Board considered the capital requirements necessary to continue its business given its current financial condition. The People's Choice Board noted that there could be no assurance as to People's Choice's access to such capital on acceptable terms.

        (3) TERMINATION OF PEOPLE'S CHOICE'S PROPOSED RECAPITALIZATION PLAN AND THE NEED TO ADDRESS CERTAIN LIQUIDITY CONCERNS. Prior to the Sprint acquisition proposal, People's Choice had invested almost twelve months in attempting to resolve its liquidity and leverage issues through the Recapitalization Plan. The Recapitalization Plan was terminated when the largest holder of Senior Discount Notes advised People's Choice that it was not willing to proceed with the Recapitalization Plan or an alternative recapitalization transaction. The People's Choice Board considered the fact that it was not likely that a recapitalization plan could be accomplished in the near future, and therefore People's Choice would need to consider other means of addressing its liquidity and leverage issues. The People's Choice Board believed that unless People's Choice obtained additional financing or restructure its existing obligations, People's Choice would not have the cash available to make the $21.8 million interest payment due on the Senior Discount Notes in December 2000.

        (4) TERMS OF THE MERGER. The People's Choice Board considered the terms and provisions of the Merger Agreement and the related agreements. The People's Choice Board considered the terms of the Merger Agreement that permit the People's Choice Board to receive unsolicited inquiries and proposals from, and negotiate and give information to, third parties. The People's Choice Board further considered that the total amount which could be payable to Sprint pursuant to the termination fee was limited to $14 million. The People's Choice Board found reasonable the views of Chase and Houlihan Lokey that a $14 million termination fee was within the range of fees payable in comparable transactions and that the fee would not in and of itself preclude alternative proposals. The People's Choice Board further considered that Sprint had stated that it would not enter into a transaction which did not include provisions similar to the termination fee.

        (5) OPINIONS OF CHASE AND HOULIHAN LOKEY. The People's Choice Board considered the oral opinions delivered on April 11, 1999 by Chase and Houlihan Lokey that as of the date of such opinions, and based upon and subject to certain matters stated therein, the then-proposed consideration of $8.00 in cash per share to be received by holders of Common Stock in the Merger was fair, from a financial point of view to those holders. The People's Choice Board also considered the oral and written presentations made to it by Chase and Houlihan Lokey. See "The Merger--Opinions of People's Choice's Financial Advisors." Copies of Chase and Houlihan Lokey's written opinions to the People's Choice Board, dated April 12, 1999, which set forth the

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
    assumptions made, matters considered and limitations on the review undertaken, are attached as Appendix C and Appendix D to this Proxy Statement and are incorporated herein by reference.

        (6) SPRINT'S REPUTATION AND RESOURCES AND TIME NEEDED TO COMPLETE THE TRANSACTION. The People's Choice Board also considered Sprint's size and standing in the communications industry and the likelihood that Sprint would be able to gain prompt regulatory approval as a result of these factors. In addition, the People's Choice Board considered that Sprint's obligation to close the Merger is not subject to a financing condition and that, in light of Sprint's size and resources, Sprint has sufficient available funds to consummate the Merger.

    THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, HAS DETERMINED THAT THE MERGER IS FAIR TO, ADVISABLE AND IN THE BEST INTERESTS OF, PEOPLE'S CHOICE AND ITS HOLDERS OF COMMON STOCK, AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

OPINIONS OF PEOPLE'S CHOICE'S FINANCIAL ADVISORS

    Chase and Houlihan Lokey were retained by People's Choice to act as its financial advisors in connection with the proposed Merger. In connection with such engagement, People's Choice requested that Chase and Houlihan Lokey evaluate the fairness, from a financial point of view, to holders of Common Stock of the consideration to be received by such holders pursuant to the terms of the proposed Merger. On April 11, 1999, at a meeting of the People's Choice Board held to evaluate the Merger contemplated by the Merger Agreement, Chase and Houlihan Lokey delivered oral opinions (subsequently confirmed by delivery of written opinions dated April 12, 1999) to the People's Choice Board to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the then-proposed consideration of $8.00 in cash per share proposed at such time to be paid by Sprint to holders of Common Stock in the Merger was fair, from a financial point of view, to those holders.

    THE FULL TEXT OF THE OPINIONS, WHICH SET FORTH THE PROCEDURES FOLLOWED, THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY THE ADVISORS IN RENDERING THEIR OPINIONS, ARE ATTACHED AS APPENDIX C AND APPENDIX D TO THIS PROXY STATEMENT AND ARE INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE URGED TO READ THE OPINIONS IN THEIR ENTIRETY. THE OPINIONS ARE DIRECTED TO THE PEOPLE'S CHOICE BOARD AND RELATE ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW TO HOLDERS OF COMMON STOCK OF THE CONSIDERATION TO BE RECEIVED IN THE MERGER AND DO NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF THE COMPANY AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER AGREEMENT. REFERENCES TO THE OPINIONS AND THE SUMMARY OF THE OPINIONS CONTAINED HEREIN ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE FULL TEXT THEREOF.

OPINION OF CHASE

    People's Choice retained Chase to act as a financial advisor in connection with the Merger and to render its opinion as to the fairness, from a financial point of view, of the consideration of $8.00 in cash per share proposed at such time to be paid to the holders of Common Stock in the Merger. On April 11, 1999, Chase rendered its oral opinion (confirmed in writing as of April 12, 1999) to the People's Choice Board to the effect that, as of such date, the consideration of $8.00 in cash per share proposed at such time to be paid by Sprint in the Merger was fair, from a financial point of view, to the holders of Common Stock.

    In conducting its investigation and analysis and in arriving at its opinion, Chase reviewed information and took into account financial and economic factors it deemed relevant under the circumstances. In that connection, Chase, among other things:

    - reviewed certain internal information, primarily financial in nature, including projections, concerning the business and operations of People's Choice furnished to Chase for purposes of its analysis;

    - reviewed publicly available information including but not limited to People's Choice's recent filings with the Securities and Exchange Commission;

    - reviewed the Merger Agreement in the form presented to the People's Choice Board;

    - compared the financial position and operating results of People's Choice with those of other publicly traded companies Chase deemed relevant;

    - compared the historical market prices and trading activity of the Common Stock with those of certain other publicly traded companies Chase deemed relevant; and

    - compared the proposed financial terms of the Merger with the financial terms of certain other business combinations Chase deemed relevant.

    Chase held discussions with members of the senior management of People's Choice concerning the historical and current financial condition, operating results and future prospects of People's Choice. Chase was not asked to, and did not, solicit third party indications of interest in acquiring all or any part of People's Choice. Chase also considered such other information, financial studies, analysis and investigations and financial, economic and market criteria that it deemed relevant for the preparation of its opinion. People's Choice and Sprint determined the consideration to be paid to holders of Common Stock in the Merger in arm's-length negotiations. People's Choice did not place any limitation upon Chase with respect to the procedures followed or factors considered by Chase in rendering its opinion.

    In arriving at its opinion, Chase assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to Chase by or on behalf of People's Choice. Chase did not attempt to independently verify any such information. Chase assumed, with People's Choice's consent, that:

    - all material assets and liabilities (contingent or otherwise, known or unknown) of People's Choice are as set forth in its financial statements;

    - the Merger will be accounted for under the purchase method of accounting;

    - the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver or amendment of any of the respective obligations of the parties thereunder; and

    - the financial forecasts of People's Choice examined by Chase were reasonably prepared on bases reflecting the best available estimates and good faith judgments of People's Choice's management as to the future performance of People's Choice.

    In conducting its review, Chase did not undertake or obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of People's Choice, nor did it make a physical inspection of the properties or facilities of People's Choice. Chase's opinion necessarily was based upon economic, regulatory, monetary and market conditions as they existed and could be evaluated on the date of its opinion, and did not predict or take into account any changes which may occur, or information which may become available, after the date of its opinion. Chase did not update its opinion or analysis with respect to any such changes (including without limitation the increase in the Merger Consideration) and assumes no obligation to do so.

    The following is a summary of certain analyses performed by Chase in connection with rendering its opinion.

    PREMIUMS PAID ANALYSIS. Chase reviewed the implied premium of the then-proposed consideration of $8.00 per share to be paid to holders of Common Stock in the Merger in relation to People's Choice's closing stock price on and before April 9, 1999. In connection with such analysis, Chase reviewed the actual and average stock price per share of People's Choice Common Stock on the following dates and over the following periods: April 9, 1999 ($6.13), 30-days prior to April 9, 1999 ("30-Day Prior") ($1.13), one-month mean prior to April 9, 1999 ($2.08), six-month mean prior to April 9, 1999 ($0.99) and one-year mean prior to April 9, 1999 ($1.03). Based on the consideration of $8.00 per share of Common Stock, the implied premium paid for People's Choice in relation to the April 9, 1999, 30-Day Prior, one-month mean, six-month mean and one-year mean stock price were 30.6%, 611.1%, 284.3%, 711.8% and 675.6%, respectively.

    COMPARATIVE COMPANY ANALYSIS. Chase reviewed certain publicly available financial information as of the most recently reported period and certain stock market information as of April 9, 1999 for People's Choice and four selected publicly traded companies that Chase deemed comparative to People's Choice. Such comparative companies consisted of American Telecasting, Inc., CAI Wireless Systems, Inc., Nucentrix Broadband Networks, Inc. and Wireless One, Inc. (collectively, the "Comparative Companies").

    In connection with its analysis, Chase compared the operating performance and financial condition of the Comparative Companies with that of the operating performance and financial condition of People's Choice. Such analysis included, among other things: (i) a review of three-year compounded annual growth rate in revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA") and subscribers, (ii) gross margins, EBITDA margins, subscriber penetration, and (iii) debt to market capitalization and book capitalization, debt to EBITDA and EBITDA to interest expense ratios. In terms of other analyses performed, Chase calculated the multiples of Enterprise Value (defined herein as the total market value of fully diluted equity, plus outstanding debt, preferred and minority interests, less cash and cash equivalents) to latest twelve months ("LTM") revenues, LTM total households, LTM line-of-sight households, and LTM subscribers for the Comparative Companies. Chase then compared such multiples to the relevant company calculations based on the People's Choice 30-Day Prior stock price of $1.13 per share. Such analysis yielded the following: (i) the multiple of Enterprise Value to LTM revenue was 12.74x for People's Choice compared to a range of 2.49x to 18.79x for the Comparative Companies (with a median of 5.07x); (ii) the multiple of Enterprise Value to LTM total households of $31.6 for People's Choice, compared to a range of $20.7 to $29.0 for the Comparative Companies (with a median of $21.6); (iii) the multiple of Enterprise Value to LTM line-of-sight households was $41.1 for People's Choice, compared to a range of $25.8 to $26.5 for the Comparative Companies (with a median of $26.2); (iv) the multiple of Enterprise Value per LTM subscribers of People's Choice of $7,023, compared to a range of $1,148 to $12,019 for the Comparative Companies (with a median of $2,120). Based upon such analysis, Chase then applied the median multiples for the Comparative Companies to the relevant financial and operating data for People's Choice and derived a range of implied equity values per share for People's Choice. Chase then added to this range of implied equity values the present value of People's Choice's current $170 million net operating loss carryforward (the "NOL"), based upon applicable use restrictions under existing tax law and assuming an expiration year of 2011 (and the applicable corporate tax rate). The resulting range consisted of an implied equity value per share of Common Stock of $-13.32 to $-4.92.

    COMPARATIVE TRANSACTION ANALYSIS. Chase reviewed 29 transactions involving acquisitions of businesses and/or assets in the wireless cable business that had been completed since January 1994 (the "Comparative Transactions"). The Comparative Transactions were chosen based on a review of acquired companies and/or assets that had general business, operating and financial characteristics representative of companies in the industry in which People's Choice operates. Chase noted that none of the Comparative Transactions reviewed was identical to the Merger and that, accordingly, the analysis of the Comparative Transactions necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics of the target companies and/or assets and other factors (including the general market conditions prevailing in the equity capital markets at the time of the transaction) that would affect the acquisition values of the Comparative Transactions.

    In connection with its analysis, where available, Chase reviewed EBITDA margins and subscriber penetration of each of the companies and/or assets acquired immediately prior to being acquired in the Comparative Transactions in relation to the latest reported EBITDA margin and subscriber penetration of People's Choice. Additionally, for the Comparative Transactions, Chase calculated the median multiples of Enterprise Value to LTM revenue, LTM households and LTM subscribers and compared such multiples to the corresponding statistics of People's Choice implied by the consideration to be received by holders in the Merger. Such calculations yielded median multiples of 6.64x for Enterprise Value to LTM revenue, $35 for Enterprise Value to LTM households, and $3,584 for Enterprise Value to LTM subscribers versus 16.77x, $41 and $9,242, respectively, for People's Choice. Based upon such analysis, Chase then applied the median multiples of the Comparative Transactions to the relevant financial or operating data of People's Choice to derive a range (after adding the discounted value of the NOL, as discussed above) of implied equity values per share of Common Stock of $-8.74 to $4.42.

    DISCOUNTED CASH FLOW ANALYSIS. Chase performed a discounted cash flow analysis of People's Choice on a stand-alone basis using People's Choice management's projections for the fiscal years 1999 through 2006. In connection with such analysis, Chase assumed a range of terminal multiples of 10.0x to 12.0x projected EBITDA in fiscal year 2006 and discount rates ranging from 20.0% to 25.0%. The discounted cash flow analysis produced a range of implied equity values (including the discounted value of the NOL as discussed above) per share of Common Stock ranging from $-15.45 to $-8.71.

    OTHER ANALYSES AND CONSIDERATIONS. Among other analysis performed and factors considered by Chase in connection with its opinion, Chase reviewed several significant industry and Company-specific historical trends and events over the past four years. Specifically, Chase reviewed certain significant events within the wireless cable industry since 1995, during which time several major telecommunications companies entered, considered entering or exited the wireless cable business. Chase also reviewed People's Choice's previous efforts to explore strategic alternatives, including the restructuring or possible sale of People's Choice or the formation of strategic alliances with other companies as well as People's Choice's recently terminated Recapitalization Plan.

    The foregoing summary does not purport to be a complete description of the analyses performed by Chase. The preparation of a fairness opinion is a complex process and is not susceptible to partial analyses or summary description. Chase believes that its analyses must be considered as a whole, and that selecting portions of such analyses without considering all analyses and factors would create an incomplete view of the processes underlying its opinion. Chase did not attempt to assign specific weights to particular analyses. Analyses based upon forecasts of future results are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. None of the Comparative Companies is identical to People's Choice, and none of the Comparative Transactions is identical to the proposed Merger. Accordingly, an analysis of the Comparative Companies and Comparative Transactions is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors.

    Pursuant to an engagement letter dated April 5, 1999 between People's Choice and Chase, People's Choice agreed to pay Chase a fee of $250,000, payable upon delivery of its opinion, regardless

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
of the conclusions reached by Chase in such opinion (such fee to be credited against the transaction fee described below) and a transaction fee, payable upon consummation of the Merger, equal to 0.7% of the transaction value of People's Choice implied by the Merger. People's Choice has also agreed to reimburse Chase for its reasonable out-of-pocket expenses. People's Choice has also agreed to indemnify Chase, its affiliates and their respective directors, officers, employees and agents and controlling persons against certain liabilities relating to or arising out of its engagement, including liabilities under the federal securities laws. In the past, The Chase Manhattan Corporation and its affiliates, including Chase, have provided commercial and investment banking services to People's Choice and Sprint, for which they have received customary compensation.

    Chase, as part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. People's Choice retained Chase because of Chase's experience and expertise in the valuation of businesses and their securities in connection with mergers and acquisitions. In the ordinary course of business, Chase and its affiliates may from time to time trade securities of People's Choice and Sprint for its own account and for accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

OPINION OF HOULIHAN LOKEY

    As noted above, the preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The following is a brief summary and general description of the valuation methodologies followed by Houlihan Lokey. The summary does not purport to be a complete statement of the analyses and procedures applied, the judgments made or the conclusion reached by Houlihan Lokey or a complete description of its presentation. Houlihan Lokey believes, and so advised the People's Choice Board, that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its analyses and opinions.

    People's Choice retained Houlihan Lokey to act as its financial advisor in connection with the Merger and to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by the holders of Common Stock in connection with the Merger. On April 12, 1999, Houlihan Lokey delivered its written opinion to the People's Choice Board that as of such date and based on the matters described therein, the consideration to be received by the holders of Common Stock at such time in connection with the Merger is fair to them from a financial point of view.

    In connection with its opinion, Houlihan Lokey made such reviews, analyses and inquiries as Houlihan Lokey deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey: (i) reviewed People's Choice's annual report to stockholders on Form 10-K for the fiscal year ended December 31, 1998, which People's Choice's management identified as being the most current audited financial statements available; (ii) reviewed the Merger Agreement; (iii) reviewed the People's Choice Certificate and People's Choice Bylaws; (iv) reviewed the Prospectus/Offer to Exchange and Consent Solicitation Statement on Form S-4 dated April 24, 1998, relating to the Recapitalization Plan; (v) reviewed the Indenture governing the Senior Discount Notes draft dated April 4, 1995; (vi) met with certain members of the senior management of People's Choice to discuss the operations, financial condition, future prospects and projected operations and performance of People's Choice; (vii) visited certain facilities and business offices of People's Choice; (viii) reviewed forecasts and projections prepared by People's Choice's management with respect to People's Choice for the years ended December 31, 1999 through 2003; (ix) reviewed the historical market prices and trading volume for People's Choice's publicly traded securities; (x) reviewed certain other publicly available financial data for certain companies that Houlihan Lokey deemed comparable to People's Choice, and publicly available prices and premiums paid in other transactions that Houlihan Lokey considered similar to the Merger; and (xi) conducted such other studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

    In assessing the financial fairness of the consideration offered in the Merger to People's Choice's common stockholders, Houlihan Lokey, among other things: (i) analyzed the historical trading value of People's Choice's publicly traded common equity securities (the "Historical Trading Analysis"); (ii) analyzed the value of the consideration being offered in the Merger relative to the historical trading value of People's Choice's publicly traded common equity securities (the "Acquisition Premium Analysis"); (iii) compared the acquisition premiums implied by the Merger to acquisition premiums paid in completed transactions in the cable/telecommunications industry over the last several years (the "Comparative Acquisition Premium Analysis"); (iv) compared the multiples of Total Enterprise Value to the number of Line-of-Sight Households ("TEV/LOS HH") and Total Enterprise Value to the number of Television Households ("TEV/TV HH") implied by the Merger to comparable multiples of certain publicly traded wireless cable operators (the "Market Multiple Analysis"); (v) compared the value of the consideration being offered in the Merger to Houlihan Lokey's independent valuation analysis of People's Choice determined using a discounted cash flow approach (the "Independent Valuation Analysis"); (vi) compared the TEV/LOS HH multiple implied by the Merger to TEV/LOS HH multiples paid in historical wireless cable acquisitions (the "Acquisition Multiple Analysis"); and (vii) reviewed the valuation implications to holders of Common Stock of various strategic alternatives theoretically available to People's Choice in addition to the Merger.

    HISTORICAL TRADING ANALYSIS. Houlihan Lokey analyzed the historical price and trading volume of Common Stock for the period April 9, 1998 to April 9, 1999. Prior to a press release on March 29, 1999 announcing that MCI had acquired $200 million in debt from various wireless cable operators including People's Choice (the "MCI Announcement"), the Common Stock had traded in the range of $0.22 per share to $1.75 per share with an average stock price of $0.93 per share over the twelve-month period prior to the MCI Announcement. On Friday, April 9, 1999, Wireless Holding, the sole holder of Preferred Stock, announced Sprint's purchase of $15 million of Preferred Stock (the "Sprint Announcement") and People's Choice's Common Stock price closed at $6.13 per share. Including the trading history for Common Stock following the MCI Announcement and the Sprint Announcement, the Common Stock traded in the range of $0.22 per share to $6.13 per share, with an average stock price of $1.03 per share over the twelve-month period from April 9, 1998 to April 9, 1999.

    ACQUISITION PREMIUM ANALYSIS. For purposes of analyzing the implied acquisition premiums in the Merger, Houlihan Lokey compared the value of the then-proposed consideration of $8.00 per share being offered to the common stockholders of People's Choice to People's Choice's average stock prices for the one-week, one-month, six-month and one-year periods both immediately prior to the MCI Announcement and through April 9, 1999. People's Choice's average prices for the one-week, one-month, six-month and one-year periods prior to the MCI Announcement were $1.04, $1.03, $0.74 and $0.93, respectively. Houlihan Lokey noted that based on the then-proposed consideration of $8.00 per share being offered in the Merger, the implied acquisition premiums for People's Choice based on the average trading prices for the one-week, one-month, six-month and one-year periods prior to the MCI Announcement were 666.5%, 677.4%, 978.3% and 758.7%, respectively. People's Choice's average prices for the one-week, one-month, six-month and one-year periods prior to April 9, 1999, were $4.38, $2.26, $0.99 and $1.03, respectively. Houlihan Lokey noted that based on the then-proposed consideration of $8.00 per share being offered in the Merger, the implied acquisition premiums for People's Choice based on the average trading prices for the one-week, one-month, six-month and one-year periods ending on April 9, 1999, were 82.6%, 253.6%, 711.8% and 676.2%, respectively.

    Based on this analysis, Houlihan Lokey concluded that the then-proposed consideration of $8.00 per share being offered in the Merger represents a significant acquisition premium to People's Choice's historical stock trading history.

    COMPARATIVE ACQUISITION PREMIUM ANALYSIS. For purposes of this analysis, Houlihan Lokey compared the acquisition premiums implied for People's Choice by the Merger to acquisition premiums paid in 24 completed, publicly announced transactions in the cable/telecommunications industry that occurred between January 1, 1995, and April 9, 1999. Of the 24 completed, publicly announced transactions analyzed, there were no transactions deemed directly comparable to the Merger. The median one day, one week and one month acquisition premiums for the 24 cable/telecommunication transactions analyzed were approximately 31.3%, 34.0% and 50.7%, respectively. The one day, one week and one month acquisition premiums for Common Stock implied by the Merger are approximately 456.5%, 966.7% and 540.0%, respectively, for the periods prior to the MCI Announcement. Including the trading history for Common Stock following the MCI Announcement and the Sprint Announcement, the one day, one week and one month acquisition premiums for Common Stock implied by the Merger are approximately 30.6%, 93.9% and 495.3%, respectively, for the periods through April 9, 1999.

    Based on this analysis, Houlihan Lokey concluded that the acquisition premiums implied by the then-proposed consideration of $8.00 per share being offered in the Merger are significantly above the median of acquisition premiums paid in other completed cable/telecommunications industry transactions.

    MARKET MULTIPLE ANALYSIS. For purposes of this analysis, Houlihan Lokey compared the multiples of TEV/LOS HH and TEV/TV HH implied by the Merger to comparable multiples of certain publicly traded wireless cable operators. The following publicly traded companies were considered by Houlihan Lokey to be reasonably comparable to People's Choice: American Telecasting, Inc., CAI Wireless Systems, Inc., Nucentrix Broadband Networks, Inc. and Wireless One, Inc. (collectively, the "Comparable Companies"). In addition, CS Wireless Systems, Inc. was considered from an operational comparability standpoint, but because the company does not have publicly traded equity its multiples were not available.

    The median TEV/LOS HH and TEV/TV HH multiples for the Comparable Companies in Houlihan Lokey's analysis were 26.7 and 21.8, respectively. The TEV/LOS HH and TEV/TV HH multiples for People's Choice implied by the Merger were 56.0 and 43.0, respectively. Based on this analysis, Houlihan Lokey concluded that the multiples of TEV/LOS HH and TEV/TV HH implied by the Merger were higher than the multiples of TEV/LOS HH and TEV/TV HH of the Comparable Companies.

    INDEPENDENT VALUATION ANALYSIS. For purposes of this analysis, Houlihan Lokey compared the value of the consideration being offered in the Merger to an independent valuation analysis of People's Choice determined using a discounted cash flow approach. The discounted cash flow analysis was based on detailed, five-year projections provided by the management of People's Choice. In determining the independent value of People's Choice from the discounted cash flow approach, Houlihan Lokey utilized a terminal EBITDA multiple of 11.0x and a range of discount rates of 19% to 22%.

    The range of valuation conclusions for People's Choice implied by the independent valuation analysis suggested a range of TEV/TV HH multiples of 10.0 to 13.8 and a range of TEV/LOS HH multiples of 13.1 to 17.9. Houlihan Lokey then compared the multiples of TEV/TV HH and TEV/LOS HH for People's Choice implied by the Merger of 43.0 and 56.0, respectively, to the range of multiples of TEV/TV HH and TEV/LOS HH implied by the independent valuation analysis. Based on this analysis, Houlihan Lokey concluded that the value of the consideration being offered in the Merger is higher than the range of independent valuation indications for People's Choice determined using a discounted cash flow approach.

    ACQUISITION MULTIPLE ANALYSIS. For purposes of this analysis, Houlihan Lokey compared People's Choice's TEV/LOS HH multiple implied by the Merger to TEV/LOS HH multiples paid in 62 publicly disclosed wireless cable acquisitions from December 1993 to April 1999 (the "Historical Wireless Cable Acquisitions"). Houlihan Lokey noted that none of the publicly disclosed wireless cable acquisitions were directly comparable to the Merger, and that a majority of the wireless cable acquisitions were principally completed during the 1995 to 1996 time period. The median TEV/LOS HH multiple for the 62 wireless cable acquisitions analyzed was 39.2 compared to a TEV/LOS HH multiple of 56.0 for People's Choice implied by the Merger.

    Based on this analysis, Houlihan Lokey concluded that the TEV/LOS HH multiple implied by the Merger is higher than the median of the TEV/LOS HH multiples paid in the Historical Wireless Cable Acquisitions.

    REVIEW OF STRATEGIC ALTERNATIVES TO THE MERGER. In evaluating the fairness, from a financial point of view, of the consideration to be received by the holders of Common Stock in the Merger, Houlihan Lokey considered the expected value to People's Choice's stockholders of completing the Merger and certain alternatives to the Merger. With regard to each alternative, Houlihan Lokey's analysis qualitatively considered the valuation implications to holders of Common Stock, the probability of successfully completing the alternative, and the cost and time to implement. For purposes of this analysis, Houlihan Lokey considered the following strategic alternatives: (i) status quo; (ii) debt restructuring; (iii) sale to a strategic buyer; (iv) sale to a financial buyer; and (v) liquidation. Houlihan Lokey noted that of the strategic alternatives considered, the Merger appears to provide the greatest value to holders of Common Stock on a risk-adjusted basis.

    Houlihan Lokey has relied upon and assumed, without independent verification, that the financial forecasts and projections provided to them have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of People's Choice, and that there has been no material change in the assets, financial condition, business or prospects of People's Choice since the date of the most recent financial statements made available to them.

    Houlihan Lokey has not independently verified the accuracy and completeness of the information supplied to them with respect to People's Choice and does not assume any responsibility with respect to it. Houlihan Lokey has not made any physical inspection or independent appraisal of any of the properties or assets of People's Choice. Houlihan Lokey's opinion is necessarily based on business, economic, market and other conditions as they existed and could be evaluated by it as of the date of the opinion.

    Houlihan Lokey is a nationally recognized investment banking firm with special expertise in, among other things, valuing businesses and securities and rendering fairness opinions. Houlihan Lokey is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, private placements of debt and equity, corporate reorganizations, employee stock ownership plans, corporate and other purposes. People's Choice selected Houlihan Lokey because of its experience and expertise in performing valuation and fairness analysis. Houlihan Lokey does not beneficially own nor has it ever beneficially owned any interest in People's Choice.

    Pursuant to an agreement entered into on April 9, 1999, Houlihan Lokey was retained by People's Choice to analyze the fairness, from a financial point of view, of the consideration to be received by the holders of Common Stock in the Merger. People's Choice has agreed to pay Houlihan Lokey a fee of $250,000 plus its reasonable out-of-pocket expenses incurred in connection with the rendering of a fairness opinion. People's Choice has further agreed to indemnify Houlihan Lokey against certain liabilities and expenses in connection with the rendering of its services, including liabilities under the federal securities laws.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following discussion describes certain United States federal income tax consequences of the Merger. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis. This discussion does not address all aspects of federal income taxation that may be important to a stockholder based on such holder's particular circumstances and does not address any aspect of state, local or foreign tax laws. This summary generally considers only shares of Common Stock that are held as capital assets (generally, assets held for investment) and may not apply to holders who acquired Common Stock pursuant to the exercise of employee stock options or other compensation arrangements with the Company, holders that are subject to special tax treatment (such as broker-dealers, insurance companies, tax-exempt organizations, financial institutions, and regulated investment companies), holders that hold Common Stock as part of a "straddle", "hedge", or "conversion transaction", or holders the functional currency of which is not the U.S. dollar.

    CONSEQUENCES TO HOLDERS OF COMMON STOCK. A holder of Common Stock will recognize gain or loss equal to the difference between the amount of cash received in the Merger and the holder's adjusted tax basis in the shares of Common Stock exchanged. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if at the Effective Time (as hereinafter defined) the holder has a holding period for the Common Stock of more than one year.

    BACKUP WITHHOLDING AND INFORMATION REPORTING. Payments of cash to a holder surrendering shares of Common Stock will be subject to information reporting and "backup" withholding at a rate of 31% of the cash payable to the holder, unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld from payments to a holder under the backup withholding rules generally will be allowed as a credit against the holder's United States federal income tax liability, which may entitle such holder to a refund provided the required information is furnished to the Internal Revenue Service.

    THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. THUS, PEOPLE'S CHOICE STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

ACCOUNTING TREATMENT OF THE MERGER

    The Merger will be accounted for by Sprint as a purchase.

REGULATORY FILINGS AND APPROVALS

    ANTITRUST. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger cannot be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. Sprint and People's Choice filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on April 15, 1999 and April 26, 1999, respectively. Early termination was granted on May 14, 1999.

    At any time before or after consummation of the Merger, the Antitrust Division or the FTC or any state could take such action under the antitrust laws as it deems necessary or desirable in the

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
public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Sprint or People's Choice. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

    FCC APPROVAL. As a result of the Merger, People's Choice and its licensee subsidiaries, including PCTV Gold, Inc., will undergo a change of control. Pursuant to the Communications Act of 1934, as amended, and the FCC's implementing rules, applications must be submitted to, and granted by, the FCC prior to the closing of the Merger. In addition to the transmission capacity of the FCC licenses that People's Choice leases from unaffiliated third parties, People's Choice leases the transmission capacity of certain FCC licenses from Alda Multichannels, Ltd., Alda Wireless Holdings, Inc., Alda Tucson, Inc. and Alda Gold, Inc. (the "Alda Companies"), which companies are controlled by Matthew Oristano. As a condition to the closing of the Merger, the FCC licenses held by the Alda Companies must be transferred to People's Choice prior to the closing of the Merger. People's Choice intends to accomplish this license transfer by transferring all of the capital stock of the Alda Companies (except for Alda Multichannels, Ltd.) to People's Choice (or a designee of Sprint) at the time of the closing of the Merger and assigning the FCC licenses held by Alda Multichannels, Ltd. to a designee of Sprint at the time of the closing of the Merger. This stock transfer and assignment of FCC licenses will also require the submission of applications to the FCC and the completion of a review, notice and approval process.

    In considering the above applications, the FCC will evaluate whether grants will serve the public interest, convenience and necessity, primarily considering the status of each of the underlying licenses, whether the current licensee is legally, technically and financially qualified to currently hold each license, and whether Sprint is legally, technically and financially qualified to assume control over the holder of each license. Under the FCC's rules, once the FCC issues a public notice announcing its acceptance for filing of an application proposing an assignment of a license or a transfer of control over a licensee, interested parties are afforded thirty days to petition the FCC to deny the application. In general, upon FCC issuance of a public notice announcing the grant of an application, interested parties have thirty days to petition the FCC to reconsider its action, and the FCC has an additional ten days to reconsider its action on its own motion where the action is taken by its staff under delegated authority. Although the FCC's rules permit the consummation of the Merger immediately upon public notice of the grant of the applications unless a stay is issued, the Merger may be delayed pending favorable resolution of any petition for reconsideration or other administrative or judicial review. People's Choice anticipates that any FCC consent to a transfer of control of PCTV Gold, Inc. will be conditioned upon repayment of certain bidding credits taken by People's Choice in connection with its acquisition through auction of certain wireless frequency authorizations and upon immediate payment of the remaining principal amount of installment debt incurred by People's Choice to the United States Treasury for certain wireless frequency authorizations acquired by People's Choice at auction, as well as any unpaid interest accrued as of the date of transfer.

    There can be no assurance that the required regulatory approvals described above will be received or, if received, the timing and the terms and conditions thereof.

MANAGEMENT, OPERATIONS AND OWNERSHIP STRUCTURE FOLLOWING THE MERGER

    Following the Merger, People's Choice will continue its operations as a wholly-owned subsidiary of Sprint. The directors of Sub will become the directors of People's Choice. At the Effective Time, the officers of People's Choice will remain unchanged. Shortly after the Effective Time, People's Choice expects that certain current officers will be replaced by Sprint designees. Sprint has not advised People's Choice of its designees at this time.

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
APPRAISAL RIGHTS

    Under the DGCL, stockholders are entitled to appraisal rights in connection with the Merger. Any holder of record of Common Stock or Preferred Stock that objects to the Merger may elect to have his or her shares of Common Stock or Preferred Stock appraised under the procedures of the DGCL and to be paid the appraised value of his or her shares (a "Dissenting Stockholder"). The appraised value of the shares will not include any value arising from the Merger but may include a fair rate of interest. It is possible that the fair value determined may be more or less than the consideration to be received by holders of Common Stock in the Merger.

    Any stockholder who is considering exercising his or her appraisal rights is urged to review carefully the provisions of Section 262 of the DGCL ("Section 262"), a copy of which is attached as Appendix E to this Proxy Statement, particularly with respect to the procedural steps required to perfect the right of appraisal. The right of appraisal may be lost if the procedural requirements of Section 262 are not followed exactly. The following is a summary of the procedures relating to exercise of the right of appraisal, which should be read in conjunction with the full text of Section 262.

    Under Section 262, People's Choice is required to notify each stockholder entitled to appraisal rights at least 20 days prior to the special meeting that such appraisal rights are available. The notice should include a copy of Section 262, a copy of which is attached as Appendix E. THIS PROXY STATEMENT CONSTITUTES SUCH NOTICE TO THE STOCKHOLDERS OF PEOPLE'S CHOICE.

    A stockholder electing to exercise his or her appraisal rights under Section 262 must deliver to People's Choice a written demand for appraisal before the vote is taken at the Special Meeting. The written demand must identify the stockholder and state that the stockholder intends to demand appraisal of his or her shares of Common Stock or Preferred Stock. A vote against the adoption of the Merger Agreement or an abstention will not constitute a demand for appraisal. A stockholder electing to make a demand for appraisal must do so by a separate written demand to People's Choice. Demands should be mailed or delivered to People's Choice TV Corp., Two Corporate Drive, Suite 249, Shelton, Connecticut, 06484, Attention: Corporate Secretary. Within 10 calendar days after the Effective Time, People's Choice will notify each stockholder who has made a proper written demand for appraisal and who has not voted for the adoption of the Merger Agreement that the Merger has been completed. A vote "For" the adoption of the Merger Agreement will have the effect of waiving all appraisal rights.

    Within 120 calendar days after the Effective Time, People's Choice or any stockholder who has complied with the foregoing notice requirement and the other requirements of Section 262 may file a petition in the Delaware Court of Chancery (the "Court") demanding a determination of the fair value of his or her shares of Common Stock or Preferred Stock. People's Choice has no obligation to file a petition and does not currently intend to do so. As a result, any Dissenting Stockholder who wishes to file a petition is advised to do so on a timely basis. If a petition for appraisal is not filed during the 120-day period, all appraisal rights relating to the Common Stock will terminate. Any stockholder may withdraw a demand for appraisal at any time within 60 calendar days after the Effective Time (or thereafter with the written consent of People's Choice).

    If a stockholder either withdraws his or her demand for appraisal or has his or her appraisal rights terminated as described above, the stockholder will only be entitled to receive the Merger Consideration for his or her shares of Common Stock or Preferred Stock as provided under the terms of the Merger Agreement.

    Within 120 calendar days after the Effective Time, any stockholder who has complied with the above-described notice requirements and the other requirements of Section 262 may request in writing a list of the aggregate number of shares of Common Stock or Preferred Stock for which demands for appraisal have been made and the aggregate number of holders demanding appraisal rights.

    If a petition is filed by a Dissenting Stockholder, People's Choice will receive notice from the Court of such filing. Within 20 calendar days after People's Choice receives notice from the Court, People's Choice must file with the office of the Register in Chancery in which the petition was filed, a list containing the names and addresses of all stockholders who have demanded appraisal rights and the names of all stockholders who have disagreements with People's Choice regarding the value of their shares of Common Stock or Preferred Stock. If a petition is filed by People's Choice, the petition will be accompanied by a similar list. If ordered by the Court, the Register in Chancery will give notice of the time and place of the hearing by registered or certified mail to People's Choice and to each stockholder shown on the list. The notice will also be given by publishing the notice in a newspaper of general circulation published in Wilmington, Delaware (or any other location the Court may determine), at least one week before the hearing. The forms of the notices to be used will be approved by the Court, and all costs related to the distribution of the notices will be paid by People's Choice.

    After the Court determines which of the stockholders are entitled to an appraisal under Section 262, the Court will appraise the fair value of the shares of the Common Stock or Preferred Stock. Following determination by the Court of the fair value of the shares, People's Choice will pay all Dissenting Stockholders the appraised value of their shares, together with interest, if any, upon surrender to People's Choice of their certificates representing Common Stock or Preferred Stock. The costs of the appraisal proceeding may be determined by the Court and charged to the parties as the Court deems equitable in the circumstances. Upon application of a Dissenting Stockholder, the Court may order all or a portion of the expenses incurred by any Dissenting Stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

    After the Effective Time, no stockholder who has demanded his or her appraisal rights as set forth above will be entitled to vote his or her shares for any purpose or to receive payment of dividends or other distributions on his shares (except dividends or other distributions payable to stockholders of record at a date prior to the Effective Time).

PUBLIC TRADING MARKETS

    The Common Stock is currently traded on the OTC Bulletin Board under the symbol "PCTV". Upon consummation of the Merger, the Common Stock will no longer be traded on the OTC Bulletin Board and will be deregistered under the Exchange Act.

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
                              THE MERGER AGREEMENT

    The following describes certain aspects of the proposed Merger, including material provisions of the Merger Agreement. The following description of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Appendix A to this Proxy Statement and is incorporated herein by reference. Holders of Common Stock are urged to read the Merger Agreement carefully. Capitalized terms used in this section or elsewhere in this Proxy Statement but not defined in this Proxy Statement shall have the meanings attributed to them in the Merger Agreement.

GENERAL; MERGER CONSIDERATION

    The terms of the Merger are set forth in the Merger Agreement. The Merger Agreement was approved by the People's Choice Board and signed by Sprint, Sub and People's Choice on April 12, 1999. Pursuant to the Merger Agreement, and on the terms and conditions set forth therein, at the Effective Time, Sub will be merged with and into People's Choice. People's Choice will be the surviving corporation in the Merger (the "Surviving Corporation"). The Merger Agreement provides that, as a result of the Merger, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Common Stock already owned by Sprint or Sub, Common Stock owned as treasury stock by People's Choice and shares of Common Stock held by holders who have sought appraisal rights under the DGCL (the "Excluded Shares")) shall be converted into the right to receive $8.00 in cash. The Merger Agreement also provides that if, prior to the consummation of the Merger, Sprint or its affiliates purchase or obtain options to purchase shares of Common Stock at a price per share greater than $8.00, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will be converted into the right to receive the highest such price per share. As a result of option agreements entered into by Sprint and certain stockholders, the consideration to be paid to holders of Common Stock in the Merger increased, under the terms of the Merger Agreement, from $8.00 to $10.00 in cash per share. The Preferred Stock will remain issued and outstanding following the Merger.

DISSENTING SHARES

    In the Merger, stockholders have appraisal rights under Section 262 of the DGCL. If a stockholder exercises his or her appraisal rights and complies with the requirements of Section 262, the shares of Common Stock or Preferred Stock owned by the Dissenting Stockholder will not be converted into the right to receive the Merger Consideration at the Effective Time. Instead, such Dissenting Stockholder will receive the appraisal value of his or her shares of Common Stock or Preferred Stock (the "Dissenting Shares"), which may be more or less than $10.00 per share. If after the Effective Time, the Dissenting Stockholder fails to comply with the requirements of Section 262, the Dissenting Shares of such Dissenting Stockholder will be converted into the right to receive the Merger Consideration or, in the case of Preferred Stock, remain outstanding following the Merger. At the Effective Time, a Dissenting Stockholder will not have any rights (including voting rights and rights to dividends or distributions) with respect to his or her Dissenting Shares other than rights provided by Section 262. For a summary of the requirements that a stockholder must follow in order to exercise his or her appraisal rights, see "The Merger--Appraisal Rights."

TREATMENT OF STOCK OPTIONS

    People's Choice agreed to take all commercially reasonable efforts necessary to ensure that all outstanding stock options will be exercisable in full immediately prior to the consummation of the Merger and all options that are not exercised prior to the consummation of the Merger will terminate and expire as of the consummation date of the Merger. People's Choice agreed to offer holders of People's Choice stock options the right to cancel his or her stock option in exchange for an amount in cash equal to the product of (A) $10.00 (which may be increased if the Merger Consideration is

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increased) less the exercise price of the stock option and (B) the number of shares subject to the stock option.

CLOSING; EFFECTIVE TIME

    The Closing of the Merger will take place within five business days following the satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement. Concurrently with the Closing, People's Choice and Sprint will cause a Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware. The Merger will become effective at the time the Certificate of Merger is duly filed with the Secretary or at such later time agreed by the parties and established under the Certificate of Merger (the "Effective Time"). See "--Conditions of the Proposed Merger" and "The Merger--Required Regulatory Filings and Approvals."

CANCELLATION OF SHARES

    At the Effective Time, the Common Stock will no longer be outstanding and will be canceled and retired and will cease to exist, and each certificate (a "Certificate") formerly representing any of such shares (other than Excluded Shares) will thereafter represent only the right to receive the Merger Consideration.

EXCHANGE OF CERTIFICATES

    Prior to the Effective Time, Sprint agreed to designate a bank or trust company to act as agent (the "Paying Agent") for the benefit of the holders of shares of Common Stock to receive the funds necessary to make payments to holders upon surrender of the Certificates. Upon surrender of a Certificate to the Paying Agent together with a signed letter of transmittal, duly executed, the holder of such Certificate is entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to the provisions of the Merger Agreement, and the Certificate will then be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.

TRANSFERS

    After the Effective Time, the stock transfer books of People's Choice will be closed and thereafter there shall be no further registration of transfers of shares of Common Stock on the records of People's Choice.

LOST, STOLEN OR DESTROYED CERTIFICATES

    In the event any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the stockholder claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or Sprint, the posting by such stockholder of a bond in such reasonable amount as Sprint may direct as an indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration such stockholder is entitled to receive pursuant to the Merger Agreement.

REPRESENTATIONS AND WARRANTIES

    MUTUAL REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various representations and warranties of the parties relating to and including, among other things: (a) capitalization and organization and similar corporate matters; (b) authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (c) conflicts under governing documents, required consents or approvals, and violations of any agreements or law; and (d) information supplied in this Proxy Statement.

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
    ADDITIONAL REPRESENTATIONS AND WARRANTIES OF PEOPLE'S CHOICE. People's Choice has made additional representations relating to: (a) the filing and validity of FCC licenses and other licenses and permits; (b) filings with the SEC; (c) certain changes or events; (d) the filing of tax returns and other tax matters; (e) valid title to assets; (f) change of control agreements; (g) litigation; (h) contracts and commitments; (i) retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (j) contracts with labor unions or organizations;
(k) compliance with environmental regulations; (l) ownership of intellectual property; (m) Year 2000 compliance; (n) insurance policies; (o) notes and accounts receivable; (p) transactions with affiliates; (q) other merger discussions; (r) disclosure in the company disclosure letter delivered by People's Choice concurrently with the Merger Agreement; and (s) the exercise of outstanding warrants.

CONDUCT OF PEOPLE'S CHOICE'S BUSINESS PRIOR TO THE MERGER

    People's Choice has agreed as to itself and, where indicated, each of its subsidiaries that after the date of the Merger Agreement and prior to the Effective Time (unless Sprint shall otherwise approve in writing):

    (a) it and its Subsidiaries will conduct their businesses in the ordinary course of business and in a manner consistent with prior practice;

    (b) it and its Subsidiaries will use all commercially reasonable efforts to maintain and protect the FCC licenses and channel leases, to preserve their business organizations substantially intact, to keep available the services of their current officers and employees and maintain their existing relations and goodwill with customers, suppliers and other persons with which People's Choice or its Subsidiaries has significant business relations;

    (c) it will comply in all material respects with all applicable laws and regulations wherever its business is conducted, including the timely filing of all reports with the FCC and SEC;

    (d) it will not authorize, declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than (i) dividends from Subsidiaries, (ii) dividends with respect to the Preferred Stock and (iii) dividends with respect to the preferred stock of SpeedChoice of Detroit, Inc.;

    (e) it will not split, combine or reclassify its outstanding shares of capital stock;

    (f) it will not repurchase or otherwise acquire or permit any of its Subsidiaries to purchase or otherwise acquire any shares of its capital stock;

    (g) neither it nor its Subsidiaries will issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of shares of Common Stock upon (i) the exercise of Options outstanding as of the date of the Merger Agreement, (ii) exercise of warrants and (iii) conversion of Preferred Stock;

    (h) it will not amend or modify the People's Choice Certificate or People's Choice Bylaws;

    (i) neither it nor its Subsidiaries will incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, other than
        (A) borrowings under existing lines of credit (or under any refinancing of such existing lines) or (B) indebtedness owing to, or guaranties of indebtedness owing to, People's Choice;

    (j) neither it nor its Subsidiaries will make any loans or advances to any other person other than loans or advances between any Subsidiaries or between People's Choice and its Subsidiaries (other than loans or advances less than $50,000 made in the ordinary course of business consistent with past practice);

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
    (k) neither it nor its Subsidiaries will merge or consolidate with any other entity in any transaction, or sell any business or assets in a single transaction or series of transactions in which the aggregate consideration is $100,000 or greater;

    (l) neither it nor its Subsidiaries will change its accounting policies except as required by GAAP;

   (m) neither it nor its Subsidiaries will make any change in employment terms for any of its directors or officers;

    (n) neither it nor its Subsidiaries will alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to employees, directors or affiliates of People's Choice or its Subsidiaries, other than with respect to alterations or amendments made with respect to non-officers and non-directors in the ordinary course of business consistent with past practice or as expressly contemplated by the Merger Agreement or consented to in writing by Sprint;

    (o) neither it nor any of its Subsidiaries will make any changes to its Benefit Plans;

    (p) neither it nor any of its Subsidiaries will enter into any leasing or licensing agreements, take-or-pay arrangements or other affiliations, alignments or agreements with respect to the FCC Licenses, provided, People's Choice may renegotiate any Channel Leases in the ordinary course of business;

    (q) neither it nor any of its Subsidiaries will willfully take any action that would cause any of its representations and warranties in the Merger Agreement to become untrue in any material respect;

    (r) it will not incur material operating expenses or capital expenditures, in the aggregate, in excess of those identified in the projections contained in the Merger Agreement; and

    (s) neither it nor any of its Subsidiaries will authorize or enter into any agreement to take any of the foregoing actions.

    In addition, People's Choice and each of its Subsidiaries agreed not to take any action that would, or could reasonably be expected to, result in the conditions to the obligations of People's Choice, Sprint or Sub to consummate the Merger not being satisfied.

AGREEMENT NOT TO SOLICIT OTHER OFFERS

    Under the Merger Agreement, People's Choice agreed not to, nor authorize or permit any of its Subsidiaries or any of its officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents (collectively, the "Representatives") to, directly or indirectly, (a) solicit, initiate or encourage the submission of any Acquisition Proposal (as defined in the following paragraph) or (b) participate in or encourage any discussion or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. However, the People's Choice Board is entitled to furnish information to, or enter into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal prior to the approval of the Merger Agreement by the holders of Common Stock if, and to the extent that
(A) the People's Choice Board, based upon the written advice of independent outside legal counsel, determines in good faith that such action is required for the People's Choice Board to comply with its fiduciary obligations to the holders of Common Stock under applicable Delaware law, (B) prior to taking such action, People's Choice receives from such person or entity an executed agreement in reasonably customary form relating to the confidentiality of information to be provided to such person or entity and (C) the People's Choice Board concludes in good faith, based upon written advice from its independent financial advisor, that the Acquisition Proposal is a Superior Proposal. People's Choice is to provide immediate oral and written notice to Sprint of (a) the receipt of any such Acquisition Proposal or any inquiry which could reasonably be expected to lead to any Acquisition Proposal,

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
(b) the material terms and conditions of such Acquisition Proposal or inquiry,
(c) the identity of such person or entity making any such Acquisition Proposal or inquiry and (d) People's Choice's intention to furnish information to, or enter into discussions or negotiations with, such person or entity. People's Choice agreed to continue to keep Sprint informed of the status and details of any such Acquisition Proposal or inquiry. Sprint has an opportunity to propose adjustments to the terms and conditions of the Merger Agreement in order to enable the People's Choice Board of Directors to continue with its recommendation of the Merger Agreement as described under "--Board Recommendations."

    For purposes of the Merger Agreement, "Acquisition Proposal" means any bona fide proposal with respect to a merger, consolidation, share exchange, tender offer or similar transaction involving People's Choice, or any purchase or other acquisition of all or any significant portion of the assets of People's Choice or any equity interest in People's Choice, and "Superior Proposal" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Alternative Transaction (see "--Certain Other Covenants and Agreement--Board Recommendations") which the People's Choice Board determines in its good faith judgment (based on, among other things, the written advice of an independent financial advisor) to be more favorable to the stockholders than the Merger, taking into account all relevant factors (including whether, in the good faith judgment of the People's Choice Board, after obtaining the advice of such independent financial advisor, the third party is reasonably able to finance the transaction, and any proposed changes to the Merger Agreement that may be proposed by Sprint in response to such Alternative Transaction).

CERTAIN OTHER COVENANTS AND AGREEMENTS

    ACCESS TO INFORMATION; CONFIDENTIALITY. The Merger Agreement provides that from the signing of the Merger Agreement to the closing of the Merger, People's Choice will, and will cause the Representatives of People's Choice, to afford the Representatives of Sprint and Sub reasonable access at all reasonable times to the officers, employees, agents, properties, offices and other facilities, books and records of People's Choice and its Subsidiaries, and shall furnish Sprint and Sub with all financial, operating and other data and information as Sprint and Sub, through their Representatives, may reasonably request. Sprint will remain subject to the terms of a confidentiality agreement with People's Choice dated March 20, 1998. No investigation pursuant to this provision shall affect any representation or warranty in the Merger Agreement of any party or any condition to the obligations of the parties.

    NOTIFICATION OF CERTAIN MATTERS. The Merger Agreement provides that People's Choice give prompt notice to Sprint, and Sprint give prompt notice to People's Choice, of (i) the occurrence, or nonoccurrence, of any event which would be likely to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate and (ii) any failure by such party (or Sub, in the case of Sprint) to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it.

    FURTHER ASSURANCES. Upon the terms and subject to the conditions of the Merger Agreement, each of the parties to the Merger Agreement agreed to use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under law to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement, including, without limitation, using all commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of each governmental entity and parties to contracts with People's Choice and its Subsidiaries as are necessary for the consummation of the Merger and the other transactions contemplated by the Merger Agreement and to fulfill the conditions set forth in the Merger Agreement. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers of each party to the Merger Agreement and the Surviving Corporation agreed to use all commercially reasonable efforts to take all such action.

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    In connection with, and without limiting the foregoing, People's Choice agreed to:

        (a) take all actions necessary to ensure that no state antitakeover statute or similar statute or regulation is or becomes operative with respect to the Merger Agreement, the Merger or any other transactions contemplated by the Merger Agreement and

        (b) if any state antitakeover statute or similar statute or regulation is or becomes operative with respect to the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement, take all actions necessary to ensure that the Merger Agreement, the Merger and any other transactions contemplated by the Merger Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by the Merger Agreement.

    The parties to the Merger Agreement have agreed to use their best efforts to secure promptly all necessary approvals from the FCC that are required to consummate the Merger Agreement. Notwithstanding the foregoing, on May 14 and 17, 1999, the parties filed with the FCC applications seeking authorization for the transfer of control of People's Choice to Sub at the Closing and the assignment of any FCC Licenses held by the Alda Companies to an entity designated by Sub at the Closing. The parties agreed to use their best efforts to prosecute such applications with diligence and to diligently oppose any objections to such applications to the end that each application, as soon as practicable, is granted by the FCC and such grants shall no longer be subject to any further administrative or judicial review.

    BOARD RECOMMENDATIONS. In connection with the Merger and Special Meeting, the People's Choice Board agreed to recommend to the holders of the Common Stock to vote in favor of the Merger and use all commercially reasonable efforts to obtain the necessary approvals by the holders of the Common Stock of the Merger Agreement, subject to fiduciary obligations under applicable law. The People's Choice Board shall not (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Sprint, the approval or recommendation of such Board of Directors of the Merger or the Merger Agreement,
(ii) approve or recommend, or propose publicly to approve or recommend, any transaction involving an acquisition proposal from a third party (an "Alternative Transaction"), or (iii) cause People's Choice to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Alternative Transaction.

    Nevertheless, if prior to the approval of the Merger Agreement by the holders of the Common Stock, the People's Choice Board determines in good faith, after it has received a Superior Proposal as described above under "--Agreement Not to Solicit Other Offers" and after receipt of written advice from outside counsel that it is required to do so by its fiduciary duties to holders of the Common Stock under applicable law, the People's Choice Board may (subject to this and the following sentences) inform holders of Common Stock that it no longer believes that the Merger is advisable and no longer recommends approval (a "Subsequent Determination") and enter into an Acquisition Agreement with respect to a Superior Proposal, but only at a time that is after the third business day following Sprint's receipt of written notice from the People's Choice Board that it has received a Superior Proposal. Such written notice shall specify the material terms and conditions of such Superior Proposal (and include a copy thereof with all accompanying documentation, if in writing), identify the person making such Superior Proposal and state that the People's Choice Board intends to make a Subsequent Determination. During such three business day period, People's Choice agreed to provide Sprint an opportunity to propose such adjustments to the terms and conditions of the Merger Agreement as would enable People's Choice to proceed with its recommendation to its stockholders without a Subsequent Determination. However, any such proposed adjustment will be at the discretion of the parties at such time.

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    In the event that the People's Choice Board withdraws or modifies its recommendation, People's Choice has agreed that the Special Meeting shall nevertheless be convened and votes with respect to the Merger taken.

    STOCKHOLDER LITIGATION. People's Choice agreed to give Sprint the opportunity to participate in the defense or settlement of any stockholder litigation against People's Choice and its directors relating to the transactions contemplated by the Merger Agreement or the Merger. However, no such settlement will be agreed to without Sprint's consent, which consent may not be unreasonably withheld.

    SPECIAL MEETING. People's Choice agreed to cause the Special Meeting to be duly called and held as soon as practicable for the purpose of voting on the approval and adoption of the Merger Agreement and the Merger. People's Choice will take all action necessary in accordance with the DGCL and the People's Choice Certificate and Bylaws to duly call, give notice of, and convene the Special Meeting. People's Choice will, at the direction of Sprint, solicit from holders of shares of Common Stock entitled to vote at the Special Meeting proxies in favor of such approval and shall take all other action necessary or, in the reasonable judgment of Sprint, helpful to secure the vote or consent of such holders required to effect the Merger.

    INDEMNIFICATION OF DIRECTORS AND OFFICERS; DIRECTORS AND OFFICERS' INSURANCE. All rights to indemnification by People's Choice now existing in favor of each present and former director, officer, employee and agent of People's Choice or its Subsidiaries (the "Indemnified Parties") as provided in People's Choice's Certificate or Bylaws, in each case as in effect on the date of the Merger Agreement, or pursuant to any other agreements in effect on the date thereof, copies of which have been provided to Sprint, will survive the Merger. Sprint agreed to (i) cause the Surviving Corporation to continue in full force and effect for a period of at least six years from the Effective Time and
(ii) perform, or cause the Surviving Corporation to perform, in a timely manner, the Surviving Corporation's obligation with respect to those indemnification rights.

    Sprint and Sub agreed that any claims for indemnification hereunder as to which they have received written notice prior to the sixth anniversary of the Effective Time will survive, whether or not such claims shall have been finally adjudicated or settled. In addition, Sprint will cause the Surviving Corporation to, and the Surviving Corporation will, maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies ("D&O Insurance") covered by such policies (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time. However, in no event will the Surviving Corporation be required to expend more than an amount per year equal to 150% of current annual premiums paid by People's Choice for such insurance.

    If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other persons and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any persons, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation will assume the obligations described above.

    FCC APPLICATIONS. People's Choice and Sprint have agreed to coordinate efforts and cooperate with each other, to the extent permitted by the FCC rules, in the preparation and filing of Colocation Applications and Other Applications with the FCC. Upon the request of Sprint, People's Choice will use all commercially reasonable efforts to prepare and file and/or to cause the lessor of a Channel Lease to prepare and file, at People's Choice's expense, a Colocation Application or Other Application to be filed with the FCC, as soon as practicable, and to the extent applicable, in no event after: (i) the end of the initial one week filing window in which the FCC will accept Other Applications for the provision of Two-Way Services; or (ii) the end of a filing window for ITFS major modification applications established pursuant to Section 74.911(c) of the FCC rules.

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    TRANSFER OF FCC LICENSES.  People's Choice agreed to cause, prior to the consummation of the Merger, the FCC Licenses and Channel Leases owned by the Alda Companies to be transferred to People's Choice in a manner reasonably satisfactory to Sprint. In connection with such transfer, People's Choice will cause each of the Alda Companies to release People's Choice from any liabilities to the Alda Companies associated with such FCC Licenses and Channel Leases and acknowledge that People's Choice has no further obligations to the Alda Companies with respect to such FCC Licenses and Channel Leases.

    DIRECTOR RESIGNATIONS. People's Choice agreed to cause to be delivered to Sprint resignations of all the directors of People's Choice's Subsidiaries to be effective upon the consummation of the Merger. People's Choice will cause such directors prior to resignation, to appoint new directors nominated by Sprint to fill such vacancies.

    RIGHTS PLAN. The People's Choice Board agreed to adopt a Rights Agreement between People's Choice and Harris Trust Company of New York (the "Rights Plan") and approve the appropriate resolutions so that (i) neither Sprint nor Sub will become an "Acquiring Person" as a result of the transactions contemplated by the Merger Agreement or the Merger, (ii) no "Stock Acquisition Date" or "Distribution Date" will occur as a result of the Merger Agreement or the Merger or the consummation of the transactions contemplated by the Merger Agreement or the Merger, and (iii) all outstanding rights to purchase Series A Junior Participating Preferred Stock issued and outstanding under the Rights Plan will expire at the Effective Time. See "Rights Plan" for further details.

    YEAR 2000 PLAN. People's Choice agreed to (i) use all commercially reasonable efforts to ensure that People's Choice's Year 2000 Plan shall be completed in a timely manner, (ii) allow Sprint to monitor People's Choice's Year 2000 Compliance issues and Year 2000 Plan, (iii) provide prompt notice to Sprint if People's Choice does not achieve, or reasonably expects it shall not achieve milestones and objectives identified in the Year 2000 Plan and (iv) cooperate in good faith with Sprint's efforts to ensure that People's Choice is Year 2000 Compliant.

    PURCHASE OF COMMON STOCK. People's Choice agreed not to prohibit Sprint or any of its affiliates from purchasing shares of Common Stock or entering into option, lock-up, voting, or proxy agreements or any other similar agreements with respect to Common Stock (including, but not limited to, amending the Rights Plan to cause such acquisition or agreement to trigger a Stock Acquisition Date or Distribution Date or cause Sprint or any or its affiliates to become an Acquiring Person) at any time prior to the consummation of the Merger.

    APPOINTMENT OF DIRECTORS. Unless or until permitted by FCC rules and regulations, Sprint agreed not to appoint any directors to the People's Choice Board pursuant to rights relating to shares of Common Stock owned directly or indirectly by Sprint.

CONDITIONS OF THE PROPOSED MERGER

    MUTUAL CONDITIONS. The obligation of each of Sprint, Sub and People's Choice to effect the Merger is conditioned on the following:

    (a) the approval of the Merger by the requisite vote of the holders of Common Stock;

    (b) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (including, any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to, or any consent or approval withheld with respect to, the Merger, by any Governmental Entity) preventing the consummation of the Merger shall be in effect; PROVIDED, HOWEVER, that the parties invoking this condition shall use all commercially reasonable efforts to have any such order or injunction vacated;

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    (c) the expiration or termination of the waiting period applicable to the consummation of the Merger under the HSR Act, any necessary approval by the FCC, and all other actions by or in respect of or filings with any Governmental Entity required to permit the consummation of the Merger shall have been made or obtained (as the case may be);

    (d) the other party's representations and warranties, subject to certain materiality exceptions, being true and correct as of the date of the Merger Agreement and as of the Closing Date and the receipt of certificates to such effect; and

    (e) the performance in all material respects by the other party of its obligations under the Merger Agreement and the receipt of certificates to such effect.

    ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF SPRINT AND SUB. In addition, the obligations of Sprint and Sub under the Merger Agreement are subject to (i) the transfer of the FCC Licenses by the Alda Companies to People's Choice, (ii) the resignation of the directors of People's Choice's Subsidiaries and People's Choice's appointment of Sprint nominees to fill the vacancies, (iii) obtaining necessary third party consents, (iv) there not having been instituted, pending or threatened any action, investigation or proceeding challenging the Merger or seeking to restrict People's Choice's ownership of its properties or Sprint's ownership of the Common Stock, and (v) there not having occurred any material change or development that has, or can be expected to, result in a material adverse effect on People's Choice. See "--Certain Other Covenants and Agreements--FCC Licenses" and "--Certain Other Covenants and Agreements--Resignation of Subsidiaries' Directors".

TERMINATION

    The Merger Agreement may be terminated:

        (a) at any time prior to the Effective Time, whether before or after approval of the Merger Agreement by holders of Common Stock by mutual written consent of People's Choice and Sprint;

        (b) by Sprint, Sub or People's Choice, if any court of competent jurisdiction or other Governmental Entity has issued an order, decree, ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; PROVIDED HOWEVER, that the party terminating the Merger Agreement will use all commercially reasonably efforts to have such order, decree, ruling or action vacated;

        (c) by Sprint, Sub or People's Choice, if the Merger is not consummated on or before December 31, 1999; PROVIDED, that the terminating party has not failed to fulfill any obligation under the Merger Agreement or has been the primary cause of, or resulted in, the failure to consummate the Merger on or before such date;

        (d) by Sprint or Sub, if the People's Choice Board (i) withdraws or modifies in a manner adverse to Sprint or Sub its approval or recommendation of the Merger or the Merger Agreement, (ii) causes People's Choice to enter into an agreement with respect to an Acquisition Proposal, (iii) endorses, approves or recommends any Acquisition Proposal, or (iv) resolves to do any of the foregoing;

        (e) by People's Choice, Sprint or Sub, if the Merger Agreement and the Merger fails to be approved and adopted by People's Choice's stockholders at the Special Meeting;

        (f) by Sprint or Sub, if (i) People's Choice fails to satisfy the conditions to obligations of Sprint and Sub to effect the Merger and such failure has not been waived by Sprint and Sub or (ii) People's Choice breaches in any material respect any of its representations, warranties, covenants or other obligations under the Merger Agreement and, within ten days after written notice of such breach to People's Choice from Sprint, such breach is not cured in all material respects or waived by Sprint or Sub and People's Choice has not provided reasonable assurance to Sprint and Sub that such breach will be cured in all material respects on or before the Effective Time;

        (g) by People's Choice, if (i) Sprint or Sub fails to satisfy the conditions to obligations of People's Choice to effect the Merger and such failure has not been waived by People's Choice or (ii) Sprint or Sub breaches in any material respect any of their respective representations, warranties or obligations under the Merger Agreement and, within ten days after written notice of such breach to Sprint from People's Choice, such breach is not cured in all material respects or waived by People's Choice, Sprint or Sub, as the case may be, has not provided reasonable assurance to People's Choice that such breach will be cured in all material respects on or before the Effective Time; or

        (h) by People's Choice, if, in compliance with the provisions set forth in the Merger Agreement (i) the People's Choice Board withdraws or modifies in a manner adverse to Sprint or Sub its approval or recommendation of the Merger or the Merger Agreement and (ii) People's Choice enters into an agreement with respect to a Superior Proposal.

TERMINATION FEE

    In the event of the termination of the Merger Agreement, the Merger Agreement has no further effect except as specifically provided in the Merger Agreement. There shall be no liability on the part of any party on such termination except for liability for any willful breach and except as otherwise provided in the Merger Agreement.

    If Sprint or Sub exercises its right to terminate the Merger Agreement pursuant to clause (d) under "--Termination", People's Choice will pay to Sprint $14 million (the "Termination Fee"), as liquidated damages and not as a penalty to reimburse Sprint for its time, expense and lost opportunity costs of pursuing the Merger, upon consummation of the transaction relating to such Acquisition Proposal. If within one year after termination of the Merger Agreement, People's Choice shall enter into any agreement relating to, or consummate, an Acquisition Proposal with a person other than Sprint or Sub, then immediately prior to, and as a condition of, consummation of such transaction, People's Choice shall pay to Sprint upon demand $14 million, as liquidated damages and not as a penalty, to reimburse Sprint for its time, expense and lost opportunity costs of pursuing the Merger; PROVIDED that no such amount shall be payable (a) if the Termination Fee shall have become payable or paid in accordance with the prior sentence or if the Merger Agreement is terminated by People's Choice pursuant to clause
(g)(ii) under "--Termination", or (b) if the fair market value of the per share consideration to be received by the holders of Common Stock pursuant to such Acquisition Proposal is less than 90% of the Merger Consideration on a pre tax basis determined as of the effective date of such transaction.

AMENDMENT AND WAIVER

    Subject to the provisions of applicable law, any provision of the Merger Agreement may be amended or modified at any time prior to the Effective Time by means of a written agreement executed and delivered by duly authorized officers of the respective parties. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain officers and directors of People's Choice have certain agreements and incentives which will be affected as a result of the Merger. These agreements and incentives are discussed below.

MERGER/RECAPITALIZATION BONUS PROGRAM

    The People's Choice Board has implemented a bonus program that would require the payment of bonuses to six executive officers upon a change of control of People's Choice, including a change of control occurring as a result of the Merger. The executive officers included are Matthew Oristano, Chairman and Chief Executive Officer, Charles Schwartz, Senior Vice President and Chief Financial Officer, Peter Lynch, Senior Vice President-Operations and Marketing, Todd Rowley, Senior Vice President-Market Development, Donald Olander, Vice President and General Counsel, and Michael Whalen, Vice President-Finance and Acquisitions (the "Executive Officers"). Each Executive Officer will be entitled to receive a bonus in the amount of $75,000 upon a change of control of People's Choice.

CHANGE OF CONTROL SEVERANCE AGREEMENTS

    People's Choice has entered into change of control severance agreements (the "Severance Agreements") with the Executive Officers and Michael Denny, Vice President-Engineering. Under these agreements, if a change of control of People's Choice occurs and the employment of such person is terminated by People's Choice (i) without Cause (as such term is defined in the applicable Severance Agreement) or (ii) such executive terminates his employment for Good Reason (as such term is defined in the applicable Severance Agreement), such person will be entitled to receive two times his annual base salary and most recent bonus. The Severance Agreements also provide that People's Choice will maintain the executive officer's existing life, disability, accident and health insurance benefits for a period of twelve months after termination. If all of the executive officers were terminated after the Merger or resigned for Good Reason, the total aggregate payment required to be made by People's Choice under such agreements is approximately $3.5 million. In addition to the foregoing amounts, if an amount payable to an executive officer under a Severance Agreement or otherwise would subject the executive officer to the excise tax under Section 4999 of the Code, People's Choice will make an additional payment to such executive officer such that after the payment of all income and excise taxes, the executive officer will be in the same after-tax position as if no excise tax under Section 4999 of the Code had been imposed.

STOCK OPTIONS

    Immediately prior to the Effective Time, each option granted pursuant to People's Choice stock option plans (and certain non-plan options) will become fully vested and immediately exercisable. Each holder of a stock option outstanding immediately prior to Effective Time will be entitled to receive and will be paid in full satisfaction of such stock option, or each stock option will after the Effective Time be exercisable for, a cash payment equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock subject to such option multiplied by (ii) the number of shares of Common Stock subject to such option immediately prior to the Effective Time, less any income or employment tax withholding required under the Code or any provision of state, local or foreign tax law.

CONSULTING AGREEMENT

    People's Choice also has a written consulting agreement with Alda Limited Partners pursuant to which Alda Limited Partners and its chairman, Mr. Victor Oristano (a director of People's Choice and father of Matthew Oristano) have agreed to render management consulting services to People's Choice, including advice concerning strategic and financial planning matters, wireless communications system development and operation activities and public and stockholder relations matters. This agreement provides that the consultant shall be paid consulting fees of $158,000 per annum and provides that the consultant may receive an annual performance bonus to be determined by People's Choice. The term of the agreement expires on July 8, 2000. If the agreement is terminated by People's Choice without cause, the consultant is entitled to be paid an amount equal to the base consulting fees for the remainder of the consulting term.

                      RELATED AGREEMENTS AND TRANSACTIONS

PREFERRED PURCHASE AGREEMENT

    Sprint publicly disclosed that, on April 6, 1999, Sprint acquired 497,405 shares of Preferred Stock pursuant to the Securities Purchase and Option Agreement, dated as of April 2, 1999 (the "Preferred Purchase Agreement"), between Sprint and Wireless Holding LLC, a Delaware limited liability company. In its public filing, Sprint stated that it entered into the Preferred Purchase Agreement with the purpose of facilitating its efforts to consummate the Merger.

    The shares of Preferred Stock are convertible at any time into shares of Common Stock at a conversion price of $22.50 (approximately 4.444 shares of Common Stock for each share of Preferred Stock), subject to certain adjustments. The Preferred Stock is entitled to vote as a single class with the Common Stock on all matters submitted to a vote of the stockholders. Each share of Preferred Stock is entitled to approximately 4.444 votes per share when voting as a single class with the Common Stock. Each share of Common Stock is entitled to one vote per share.

    Pursuant to the Preferred Purchase Agreement, Sprint also acquired (i) an option to purchase from Wireless Holding 123,699 shares of Preferred Stock (the "First Preferred Option") and (ii) an option to acquire 125,000 shares of Preferred Stock (the "Second Preferred Option" and collectively, with the First Preferred Option, the "Preferred Options").

    The shares of Preferred Stock underlying the Preferred Options are convertible at any time at the option of the holder into an aggregate of 1,105,328 shares of Common Stock.

    On June 2, 1999, Sprint disclosed it had exercised the First Preferred Option and subsequently purchased 123,699 shares of Preferred Stock. The Second Preferred Option may be exercised by Sprint at any time prior to the Preferred Expiration Date described below.

    The Second Preferred Option expires on the 18th-month anniversary of the date of the Preferred Purchase Agreement (the "Preferred Expiration Date"), subject to early termination by Wireless Holding if early termination or expiration of the HSR Act waiting period has not occurred within 150 days of the date of the Preferred Purchase Agreement. If the Second Preferred Option has not been exercised prior to the Preferred Expiration Date, Wireless Holding has the right to require Sprint to purchase the shares of Preferred Stock at the applicable option price together with accrued interest.

STOCKHOLDER AND OPTION AGREEMENTS

    ORISTANO OPTION AGREEMENT. On April 12, 1999, as a condition and inducement to Sprint entering into the Merger Agreement, the Oristano Holders entered into a Stockholder and Option Agreement (the "Oristano Option Agreement") with Sprint.

    Pursuant to the Oristano Option Agreement, the Oristano Holders granted to
Sprint: (i) an irrevocable option (the "Oristano Option") to purchase 1,694,823 shares of Common Stock (the "Oristano Option Shares"), at a purchase price equal to $8.00 in cash per Option Share (the "Oristano Option Price"), and (ii) an irrevocable proxy to vote (or refrain from voting) the Oristano Option Shares with respect to any issue brought before the stockholders of People's Choice, other than with respect to the election of directors of People's Choice.

    If, following the date of any purchase, Sprint purchases any shares of Common Stock for an amount per share in excess of the sum of the Oristano Option Price plus, if applicable, the excess amount plus any other amount previously remitted pursuant to the Oristano Option Agreement, then Sprint will remit to the stockholder an amount equal to the subsequent excess amount for each Oristano Option Share purchased at the closing of the Oristano Option Agreement. On April 29, 1999, Sprint announced it had entered into option agreements with certain stockholders, whereby Sprint would acquire these stockholders' shares of Common Stock at a price of $10.00 per share. As a result, the Merger Consideration and Oristano Option Price increased, under the terms of the Merger Agreement and the Oristano Option, from $8.00 to $10.00 per share. See "--Other Option Agreements."

    On June 2, 1999, Sprint disclosed it had exercised the Oristano Option and subsequently purchased the 1,695,631 shares of Common Stock.

    Sprint may in the future enter into additional option agreements or agreements by which Sprint receives a proxy to vote shares of Common Stock of the Company, but in no case prior to the receipt of necessary approvals from the FCC shall Sprint acquire 50% or more of the voting power of the Company's capital stock.

    The foregoing description is qualified in its entirety by reference to the Oristano Option Agreement, which is attached hereto as Appendix B.

    OTHER OPTION AGREEMENTS. On April 13, 1999, Sprint publicly announced that on April 12, 1999, it entered into an option agreement with Bay Harbour (the "Bay Option Agreement") to purchase 881,600 shares of Common Stock under the same terms and conditions described above with respect to the Oristano Option Agreement. On April 29, 1999, Sprint disclosed it had entered into option agreements with certain other stockholders who granted to Sprint irrevocable options to purchase in the aggregate 2,227,000 additional shares of Common Stock at a purchase price of $10.00 in cash per share and an irrevocable proxy to vote such shares at the Special Meeting. As a result of the transaction announced by Sprint on April 29, 1999, the consideration to be paid by Sprint to the holders of Common Stock in the Merger and upon any exercise of the Bay Option Agreement increased from $8.00 to $10.00 per share. On June 2, 1999, Sprint disclosed it had exercised the foregoing options and subsequently purchased in the aggregate 3,108,600 shares of Common Stock, in addition to the Oristano Option Shares owned by the Oristano Holders.

RIGHTS PLAN

    On April 11, 1999, the People's Choice Board authorized and declared a distribution of one right (a "Right") for each of its outstanding shares of Common Stock. The distribution is payable as of April 22, 1999 (the "Rights Record Date") to holders of record of shares of Common Stock on that date. Each Right entitles the registered holder thereof to purchase from the Company one one-thousandth (1/1000) of a share of Series A Junior Participating Preferred Stock, par value $.01 per share, of People's Choice ("Series A Preferred Stock") at a price of $35.00 (the "Exercise Price"), subject to certain adjustments. The description and terms of the Rights will be set forth in a Rights Agreement, as the same may be amended from time to time (the "Rights Agreement"), between People's Choice and Harris Trust Company of New York, as rights agent (the "Rights Agent").

    Initially the Rights will not be exercisable, certificates will not be sent to stockholders and the Rights will automatically trade with the shares of Common Stock.

    The Rights, unless earlier redeemed or exchanged by the People's Choice Board, become exercisable upon the close of business on the day (the "Distribution Date") which is the earlier of (i) the tenth day following a public announcement that a person or group of affiliated or associated persons (other than certain exceptions set forth below, an "Acquiring Person") which has acquired beneficial ownership or voting control of 15% or more of the outstanding shares of Common Stock, (ii) the tenth business day (or such later date as may be determined by the People's Choice Board prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) after the date of the commencement or public announcement of a person's or group's intention to commence a tender or exchange offer, the consummation of which would result in the acquisition of beneficial ownership or voting control of 15% or more of the outstanding shares of Common Stock (even if no shares of Common Stock are actually acquired pursuant to such offer) or (iii) the

Expiration Date (as defined therein). Prior to a Distribution Date, the Rights will not be exercisable, will not be represented by a separate certificate, and will not be transferable apart from the shares of Common Stock, but will instead be evidenced, with respect to any of the Common Stock certificates outstanding as of the Rights Record Date, by such Common Stock certificate itself. An Acquiring Person does not include (i) People's Choice, (ii) any subsidiary of People's Choice, (iii) any employee benefit plan of People's Choice or of any subsidiary of People's Choice, or any trust or other entity holding shares of Common Stock for or pursuant to the terms of any such plan, or (iv) any person or group of affiliated or associated persons whose beneficial ownership or voting control of 15% or more of the outstanding shares of Common Stock results solely from a reduction in the number of outstanding shares of Common Stock (provided that any such person or group that does not become an Acquiring Person by reason of the exception provided by this clause (iv) shall become an Acquiring Person upon acquisition of any additional outstanding shares of Common Stock unless such acquisition of additional shares of Common Stock will not result in such person or group becoming an Acquiring Person). In addition, Sprint and Sub shall not be deemed to be an "Acquiring Person" solely by virtue of their acquisition of Preferred Stock pursuant to the Preferred Purchase Agreement between Sprint and Wireless Holding or the acquisition of Common Stock pursuant to or otherwise permitted by the Merger Agreement or any other agreement contemplated thereby.

    Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), new certificates for shares of Common Stock issued after the Rights Record Date will contain a legend incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), the surrender for transfer of shares of Common Stock outstanding as of the Rights Record Date also will constitute the transfer of the Rights attaching to such shares. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of shares of Common Stock as of the close of business on the Distribution Date, and such separate Rights Certificates alone will evidence the Rights from and after the Distribution Date.

    The Rights are not exercisable until the Distribution Date. The Rights will expire at the close of business on April 22, 2009 (the "Final Expiration Date"), unless earlier redeemed or exchanged by People's Choice as described below.

    The number of one one-thousandth of a share of Series A Preferred Stock issuable upon exercise of the Rights is subject to certain adjustments from time to time in the event of a share distribution on, or a subdivision or combination of, the Common Stock. The Exercise Price of the Rights is also subject to adjustment in certain events.

    Unless the Rights are earlier redeemed or exchanged, in the event that a person or group of affiliated or associated persons becomes an Acquiring Person, the Rights Agreement provides that each holder of record of a Right, other than the Acquiring Person (whose Rights will thereupon become null and void), will thereafter have the right to receive, upon payment of the Exercise Price, that number of shares of Common Stock having a market value at the time of the transaction equal to two times the Exercise Price.

    In addition, unless the Rights are earlier redeemed or exchanged, in the event that after the time that a person or group of affiliated or associated persons becomes an Acquiring Person and People's Choice were to be acquired in a merger or other business combination (in which any shares are changed into or exchanged for other securities or assets) or more than 50% of the assets or earning power of the Company and its subsidiaries (taken as a whole) were to be sold or transferred in one or a series of related transactions, the Rights Agreement provides that proper provision will be made so that each holder of record of a Right, other than the Acquiring Person (whose rights will thereupon become null and void), will from and after such date have the right to receive, upon payment of the

Exercise Price, that number of shares of common stock of the acquiring company having a market value at the time of such transaction equal to two times the Exercise Price.

    At any time on or prior to the earlier of (i) the close of business on the tenth day after a public announcement that a person or group of affiliated or associated persons has become an Acquiring Person (or such earlier or later date as may be authorized by the People's Choice Board), or (ii) the Final Expiration Date, People's Choice may redeem the Rights in whole, but not in part, at a price of $.01 per Right ("Redemption Price"), payable at the election of People's Choice in cash, shares of Common Stock or other consideration determined to be appropriate by the People's Choice Board. Following the effective time of the action of the People's Choice Board authorizing redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of the Rights will be to receive the Redemption Price.

    For as long as the Rights are then redeemable, People's Choice may, except with respect to the Redemption Price or date of expiration of the Rights, amend the Rights in any manner, including an amendment to extend the time period in which the Rights may be redeemed. At any time when the Rights are not then redeemable, People's Choice may amend the Rights in any manner that does not materially adversely affect the interests of holders of the Rights as such.

    Until a Right is exercised, the holder, as such, will have no rights as a stockholder of People's Choice, including, without limitation, the right to vote or to receive distributions.

    The foregoing description is qualified in its entirety by reference to the Summary of Rights to Purchase Shares of Series A Junior Participating Preferred Stock which is attached hereto as Appendix F.

                    OWNERSHIP OF PREFERRED AND COMMON STOCK

    The table below sets forth, as of May 28, 1999, certain information regarding beneficial ownership of Common Stock or Preferred Stock with respect to (i) each person or entity known to People's Choice who beneficially owns 5% or more of the outstanding shares of Common Stock or Preferred Stock, (ii) each director, (iii) People's Choice's Chief Executive Officer and other most highly compensated executive officers in fiscal year 1998 and (iv) all executive officers and directors of People's Choice as a group:

                                                 NUMBER AND PERCENTAGE             NUMBER AND           PERCENTAGE
                                                 OF SHARES OF PREFERRED       PERCENTAGE OF SHARES       OF VOTING
NAME OF BENEFICIAL OWNER+                                STOCK                  OF COMMON STOCK            POWER
---------------------------------------------  --------------------------  --------------------------  -------------
Sprint Corporation (1).......................     621,104          83.2%    4,804,231          36.6%          46.0%
Blackstone Capital Partners II Merchant
  Banking Fund L.P. (2)......................      93,933          12.6%                                       2.5%
Blackstone Offshore Capital
  Partners II L.P. (2).......................      24,647           3.3%                                         *
Blackstone Family Investment Partnership II
  L.P. (2)...................................       6,420             *                                          *
Wireless Holding LLC (2).....................     125,000          16.8%                                       3.4%
Murray Capital Management, Inc. (3)..........     125,000          16.8%                                       3.4%
Matthew Oristano (4).........................                                 205,000           1.6%           1.2%
Robert Fleming, Inc. (5).....................                               1,222,350           9.3%           7.4%
Dimensional Fund Advisors (6)................                                 774,825           5.9%           4.7%
BCI Growth III, L.P. (7).....................                                 669,474           5.1%           4.1%
Victor Oristano (8)..........................                                 102,500             *              *
Terry L. Scott (9)...........................                                   9,600             *              *
Todd A. Rowley (9)...........................                                  85,996             *              *
Charles F. Schwartz (9)......................                                  56,665             *              *
Peter Lynch (9)..............................                                  46,665             *              *
Donald Olander (9)...........................                                  35,000             *              *
All executive officers and directors as a
  group (9 persons) (10).....................                                 592,022           4.5%           3.6%

------------------------------

+ For purposes of this table, ownership is determined in accordance with the beneficial ownership rules of the Exchange Act which deems shares to be beneficially owned by any person who has, or shares, voting or investment power with respect to the Common Stock and Preferred Stock.

*   Less than 1%

(1) The principal address of Sprint is 2330 Shawnee Mission Parkway, Westwood, Kansas 66205. Based on information conatined in Amendment No. 2 of Schedule 13D filed by Sprint on June 2, 1999.

(2) The principal address of Blackstone Capital Partners II Merchant Banking Fund L.P. ("BCPII") and Blackstone Family Investment Partnership II L.P. ("BFIPII") is 118 North Bedford Road, Mount Kisco, New York 10549. The principal address of Blackstone Offshore Capital Partners II L.P. ("BCP Offshore") is c/o Mees Pierson Management (Cayman), British American Center, Dr. Roy's Drive, Georgetown, Grand Cayman, British West Indies. BCPII, BFIPII and BCP Offshore are collectively referred to herein as the "Funds." The general partner of each of the Funds is Blackstone Management Associates II L.L.C. ("BMAII"). The Funds hold limited member interests in Wireless Holding and as such, have shared voting and dispositive power over the Preferred Stock. The principal address of Wireless Holding is 110 East 59th Street, 24th Floor, New York, New York 10022. Wireless Holding, subject to certain investor protection rights reserved by the Funds, has the power to vote and dispose of the Preferred Stock held by Wireless Holding.

(3) The principal address of Murray Capital Management, Inc. ("Murray") is 110 East 59th Street, 24th Floor, New York, New York 10022. Murray is the sole managing member of Wireless Holding, and subject to certain investor protection rights reserved by the Funds, has the power to vote and dispose of the Preferred Stock held by Wireless Holding.

(4) Includes 205,000 shares of Common Stock which Matthew Oristano has an option to acquire within 60 days of the date hereof pursuant to stock option agreements.

(5) The address of Robert Fleming, Inc. is 320 Park Ave., New York, New York 10022.

(6) The address of Dimensional Fund Advisors is 1299 Ocean Avenue, Santa Monica, California 90401.

(7) BCI Growth III, L.P.'s mailing address is c/o BCI Advisors, Inc., Glenpointe Centre West, Teaneck, New Jersey 07666.

(8) Includes 102,500 shares of Common Stock which Victor Oristano has an option to acquire within 60 days of the date hereof pursuant to a stock option agreement.

(9) Includes shares of Common Stock which the individuals have the option to acquire within 60 days of the date hereof pursuant to stock option agreements.

(10) Includes 592,022 shares of Common Stock which all directors and executive officers of the Company have the option to acquire within 60 days of the date hereof.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:

        (a) certain statements concerning possible or assumed future results of operations of People's Choice contained in "The Merger--Background of the Merger," "The Merger--Reasons for the Merger," "The Merger--Certain Company Projections" and "The Merger--Opinions of People's Choice's Financial Advisors," including any forecasts, projections and descriptions of anticipated cost savings or other synergies referred to in this Proxy Statement, and certain statements incorporated by reference from documents filed with the Securities and Exchange Commission by People's Choice, including any statements contained in this Proxy Statement, or in the documents incorporated by reference, regarding the development of possible or assumed future results of operations of People's Choice's businesses, the markets for People's Choice's services and products, anticipated capital expenditures, regulatory developments, competition or the effects of the Merger;

        (b) any statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends" or similar expressions contained in the sections of this Proxy Statement cited above or incorporated herein; and

        (c) other statements contained or incorporated by reference in this Proxy Statement regarding matters that are not historical facts.

    Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. People's Choice's stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this Proxy Statement or, in the case of People's Choice's documents incorporated by reference, the date of such documents.

    All subsequent written and oral forward-looking statements attributable to People's Choice or persons acting on its or their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. People's Choice does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this Proxy Statement or to reflect the occurrence of unanticipated events.

    NO PERSON HAS BEEN AUTHORIZED BY PEOPLE'S CHOICE TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PEOPLE'S CHOICE. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, IMPLY OR CREATE ANY IMPLICATION THAT THERE HAVE NOT BEEN ANY CHANGES IN THE AFFAIRS OF PEOPLE'S CHOICE OR IN THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

    People's Choice files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The SEC allows us to "incorporate by reference" information into this Proxy Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information in this Proxy Statement. This Proxy Statement incorporates by reference the documents set forth below that we have previously filed with the SEC under file number 0-2192. These documents contain important information about us and our finances.

        (1) People's Choice's Annual Report on Form 10-K for the fiscal year ended
    December 31, 1998;

        (2) People's Choice Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 filed on May 12, 1999;

        (3)  People's Choice's Current Report on Form 8-K filed April 15, 1999;
    and

        (4) the description of the Common Stock as contained in Item 1 of People's Choice's Registration Statement on Form 8-A filed on June 14, 1993.

    We are also incorporating by reference additional documents that we file with the SEC between the date of this Proxy Statement and the date of the Special Meeting. Any statement made in this Proxy Statement or incorporated by reference into this proxy statement will be modified or superseded to the extent any document subsequently filed by us with the SEC does so.

    If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Proxy Statement. If you would like to request documents from us, please do so by June 23, 1999 to make sure you receive them before the Special Meeting.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of April 12, 1999, by and among Sprint Corporation, a Kansas corporation ("PARENT"), MM Acquisition Corp., a Delaware corporation ("BUYER") and wholly owned subsidiary of Parent, and People's Choice TV Corp., a Delaware corporation (the "COMPANY").

                              W I T N E S S E T H:

    WHEREAS, the parties to this Agreement desire to effect the acquisition of the Company by Buyer;

    WHEREAS, in furtherance of the foregoing, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law of the State of Delaware (the "DGCL"), Buyer will merge with and into the Company (the "MERGER") in accordance with the provisions of the DGCL, with the Company as the surviving corporation;

    WHEREAS, as of the date hereof, Matthew Oristano, members of his family and family trusts and foundations (collectively, the "ORISTANO STOCKHOLDERS") beneficially own or have the power to vote shares of the common stock, par value $.01 per share, of the Company (including any and all rights to be attached thereto to acquire shares of preferred stock of the Company pursuant to the Rights Plan (as hereinafter defined), and any other rights associated therewith, to be adopted by the Company pursuant to Section 5.21, the "COMPANY COMMON STOCK"), representing approximately 10.5% of the outstanding Company Common Stock;

    WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent entering into this Agreement, the Oristano Stockholders have entered into a stockholder's agreement, dated as of the date hereof (the "STOCKHOLDER'S AGREEMENT"), pursuant to which, among other things, the Oristano Stockholders have granted an option in favor of Parent with respect to the shares of Company Common Stock held by the Oristano Stockholders, subject to the terms and conditions contained therein;

    WHEREAS, the Board of Directors of the Company has unanimously determined that the Merger and this Agreement are fair to, and in the best interests of, the Company and the holders of Company Common Stock;

    WHEREAS, the Board of Directors of Parent and Buyer have each approved this Agreement and the Merger, upon the terms and subject to the conditions set forth herein;

    WHEREAS, the Board of Directors of the Company has unanimously approved this Agreement and the Merger, and the transactions contemplated hereby, which approval was based in part on the opinions of Chase Securities, Inc. and Houlihan Lokey Howard & Zukin Capital (the "INDEPENDENT ADVISORS"), independent financial advisors to the Board of Directors of the Company, that, as of the date of such opinions and based on the assumptions, qualifications and limitations contained therein, the consideration to be received by the Company's stockholders for their shares of Company Common Stock in the Merger is fair, from a financial point of view, to these stockholders;

    WHEREAS, the Board of Directors of the Company has unanimously resolved to recommend acceptance of the Merger to the holders of the Company Common Stock and has determined that the consideration to be paid for each share of Company Common Stock in the Merger is fair to the holders of the Company Common Stock and to recommend that the holders of the Company Common Stock approve the Merger, this Agreement and the transactions contemplated hereby.

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I.
                                   THE MERGER

    Section 1.1. THE MERGER. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time (as hereinafter defined), Buyer shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Buyer shall cease and the Company shall continue as the surviving corporation following the Merger (the "SURVIVING CORPORATION"). The corporate existence of the Company, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger and, as the Surviving Corporation, it shall be governed by the laws of the State of Delaware.

    Section 1.2. EFFECTIVE TIME; CLOSING. As promptly as practicable (and in any event within five (5) business days) after the satisfaction or waiver of the conditions set forth in Article VI hereof, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger or certificate of ownership and merger, if applicable (the "CERTIFICATE OF MERGER"), with the Secretary of State of the State of Delaware and by making all other filings or recordings required under the DGCL in connection with the Merger, in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as the parties hereto agree shall be specified in the Certificate of Merger (the date and time the Merger becomes effective, the "EFFECTIVE TIME"). On the date of such filing, a closing (the "CLOSING") shall be held at 10:00 a.m., Eastern Standard Time, at the offices of the King & Spalding, 1185 Avenue of the Americas, New York, New York 10036, or at such other time and location as the parties hereto shall otherwise agree.

    Section 1.3. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Buyer shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Buyer shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

    Section 1.4. CONVERSION OF COMPANY COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, the Company or the holders of any of the following securities:

    (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.4(c) and Dissenting Shares (as defined in Section 1.5), if any) shall be canceled and, subject to Section 1.5, shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive an amount in cash equal to $8.00 payable, without interest, to the holder of such share of Company Common Stock, upon surrender of the certificate that formerly evidenced such share of Company Common Stock in the manner provided in Section 1.7 (the "MERGER CONSIDERATION"); provided, if prior to the consummation of the Merger, Parent or any of its affiliates purchases, or enters into an option to purchase, shares of Company Common Stock at a price per share in excess of the Merger Consideration, the Merger Consideration shall be increased to the highest such price per share;

    (b) Each share of Preferred Stock (as hereinafter defined) issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.4(c)) shall continue to be an issued and outstanding share of Preferred Stock of the Surviving Corporation following the Effective Time;

    (c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent or Buyer and each share of Company Common Stock and Preferred Stock (collectively, "COMPANY STOCK") that is owned by the Company as treasury stock shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto;

    (d) At the Effective Time, all shares of the Company Common Stock converted pursuant to Section 1.4(a) shall no longer be outstanding and shall automatically be canceled and retired and cease to exist, and each holder of a certificate ("Certificate") representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 1.4(a).

    (e) Each share of common stock, par value $1.00 per share, of Buyer issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

    Section 1.5.  DISSENTING SHARES.

    (a) Notwithstanding anything in this Agreement to the contrary, shares of Company Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders of Company Stock (the "COMPANY STOCKHOLDERS") who have demanded and perfected their demands for appraisal of such shares of Company Stock in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the "DISSENTING SHARES") shall not be converted as described in Section 1.4(a), but shall, by virtue of the Merger, be entitled to only such rights as are granted by Section 262 of the DGCL; PROVIDED, HOWEVER, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, such holder's shares of Company Stock shall thereupon be deemed to have been converted, at the Effective Time, as described in Section 1.4(a), into the right to receive the Merger Consideration set forth in such provisions, without any interest thereon.

    (b) The Company shall give Parent (i) prompt notice of any demands for appraisal pursuant to Section 262 of the DGCL received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by applicable law, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

    Section 1.6. STOCK OPTION PLANS. The Company shall take all commercially reasonable efforts necessary to ensure that, pursuant to the Company's 1993 Key Employee Non-qualified Stock Option Plan, 1993 Founders Non-qualified Option Plan and 1993 Stock Option Plan (collectively, the "COMPANY STOCK OPTION PLANS"), all outstanding options to acquire Company Common Stock (the "COMPANY OPTIONS") granted under the Company Stock Option Plans shall be exercisable in full immediately prior to the consummation of the Merger and all Company Options that are not exercised prior to the consummation of the Merger will terminate and expire as of the consummation date of the Merger. In addition, the Company shall, by written notice to each holder of Company Options, offer to pay such holder upon the consummation of the Merger, in exchange for the cancellation of such holder's Company Options (regardless of exercise price) upon the consummation of the Merger, an amount in cash determined by MULTIPLYING (A) the excess, if any, of the Merger Consideration over the applicable exercise price per share of the Company Option by (B) the number of shares of Company Common Stock such holder could have purchased had such holder exercised such Company Option in full immediately prior to the consummation of the Merger (such amount, the "OPTION CONSIDERATION"), and each such Company Option shall thereafter be canceled.

    Section 1.7. SURRENDER OF SHARES OF COMPANY COMMON STOCK; STOCK TRANSFER BOOKS.

    (a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent (the "PAYING AGENT") for the holders of shares of Company Common Stock reasonably acceptable to the Company to receive the funds necessary to make the payments to such holders pursuant to Section 1.4 upon surrender of their Certificates. Parent will, on or prior to the Effective Time, deposit with the Paying Agent the Merger Consideration to be paid in respect of the shares of Company Common Stock (the "FUND"). The Fund shall be invested by the Paying Agent as directed by Parent. Any net profit resulting from, or interest or income produced by, such investments, shall be payable to the Surviving Corporation. Parent shall replace any monies lost through any investment made pursuant to this Section 1.7(a). The Paying Agent shall make the payments provided in Section 1.4.

    (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of shares of Company Common Stock entitled to receive the Merger Consideration pursuant to Section 1.4 a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate, and such Certificate shall then be canceled. Until so surrendered, each such Certificate shall, at and after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration. No interest shall accrue or be paid to any beneficial owner of shares of Company Common Stock or any holder of any Certificate with respect to the Merger Consideration payable upon the surrender of any Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed in blank or to the Paying Agent or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable. If any Certificate shall have been lost, stolen or destroyed, upon making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or Parent, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation or Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration such holder is entitled to receive pursuant to Section 1.4.

    (c) At any time following the sixth (6th) month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Fund which had been made available to the Paying Agent and not disbursed to holders of shares of Company Common Stock (including, without limitation, all interest and other income received by the Paying Agent in respect of all amounts held in the Fund or other funds made available to it), and thereafter each such holder shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws), and only as general creditors thereof, with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by such holder. If any Certificates representing shares of Company Common Stock shall not have been surrendered immediately prior to such date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined), any such cash, shares, dividends or distributions payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, Buyer or the Paying Agent shall be liable to any holder of a share of Company Common Stock for any Merger Consideration delivered in respect of such share of Company Common Stock to a public official pursuant to any abandoned property, escheat or other similar law.

    (d) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, except for Parent and Buyer, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by applicable law, and all cash paid pursuant to this Article I upon the surrender or exchange of Certificates shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificate.

    (e)] Parent, Buyer, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock and Company Options such amounts that Parent, Buyer, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "CODE"), the rules and regulations promulgated thereunder or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, Buyer, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock and Company Options in respect of which such deduction and withholding was made by Parent, Buyer, the Surviving Corporation or the Paying Agent.

                                  ARTICLE II.
                           THE SURVIVING CORPORATION

    Section 2.1. CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with applicable law or such Certificate of Incorporation.

    Section 2.2. BYLAWS. The Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with applicable law, the Certificate of Incorporation of the Surviving Corporation or such Bylaws.

    Section 2.3. DIRECTORS AND OFFICERS. From and after the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Buyer at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

                                  ARTICLE III.
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to each of the other parties hereto as follows:

    Section 3.1. ORGANIZATION AND STANDING. Each of the Company and each subsidiary of the Company (a "SUBSIDIARY") (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has full corporate power and authority and all necessary government approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary except where failure to be so qualified or licensed would not, individually or in the aggregate, have a Company Material Adverse Effect (as hereinafter defined). The Company has furnished or made available to Parent true and complete copies of its certificate of incorporation (including any certificates of designations attached thereto, the "COMPANY CERTIFICATE OF INCORPORATION") and bylaws (the "COMPANY BYLAWS") and the certificate of incorporation and bylaws (or equivalent organizational documents) of each Subsidiary, each as amended to date. Such certificate of incorporation, bylaws or equivalent organizational documents are in full force and effect, and neither the Company nor any Subsidiary is in violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents.

    Section 3.2. CAPITALIZATION. The authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, $.0l par value per share (the "PREFERRED STOCK"). As of the date hereof, (i) 12,923,817 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, (ii) no shares of Company Common Stock are held in the treasury of the Company, (iii) 2,392,975 Company Options are outstanding pursuant to the Company Stock Option Plans (including certain additional non-plan options), each such option entitling the holder thereof to purchase one share of Company Common Stock, and 2,392,975 shares of Company Common Stock are authorized and reserved for future issuance pursuant to the exercise of such Company Options, (iv) 746,104 shares of Preferred Stock are issued and outstanding designated as Convertible Cumulative Pay-in-Kind Preferred Stock (the "Convertible Preferred Stock"), liquidation preference of $100 per share, and (v) 629,321 shares of Company Common Stock are reserved for future issuance pursuant to the exercise of outstanding Company Warrants. The Company will authorize and reserve 75,000 shares of Series A Junior Participating Preferred Stock for future issuance pursuant to the Rights Plan. The Company Disclosure Letter delivered by the Company to the other parties hereto concurrently with the execution of this Agreement (the "COMPANY DISCLOSURE LETTER") sets forth a true and complete list of the outstanding Company Options with the exercise price. Except as set forth above or in the Company Disclosure Letter, there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company or any Subsidiary. All shares of Company Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Stock or any capital stock of any Subsidiary or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person. Except as set forth in the Company Disclosure Letter, the Company owns beneficially and of record all of the issued and outstanding capital stock of each Subsidiary and does not own an equity interest in any other corporation, partnership or entity, other than in the Subsidiaries. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or another Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

    Section 3.3. AUTHORITY FOR AGREEMENT. (a) The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining necessary stockholder approval, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action (including, without limitation, the unanimous approval of the Board of Directors of the Company) and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (other than, with respect to the Merger, the approval and adoption of this Agreement by the affirmative vote of a majority of the voting power of the then outstanding shares of Company Common Stock and Convertible Preferred Stock voting as a single class and the approval by two-thirds of the holders of the outstanding shares of Convertible Preferred Stock voting as a separate class and the filing and recordation of appropriate merger documents as required by the
DGCL). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Buyer, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The affirmative vote of holders of the outstanding shares of Company Stock and Convertible Preferred Stock voting as a single class entitled to vote at a duly called and held meeting of stockholders and the affirmative vote of two-thirds of the holders of the outstanding shares of the Convertible Preferred Stock are the only votes of the Company Stockholders necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

    (b) At a meeting duly called and held on April 11, 1999, the Board of Directors of the Company unanimously (i) determined that this Agreement and the other transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and the holders of the Company Common Stock,
(ii) approved, authorized and adopted this Agreement, the Merger and the other transactions contemplated hereby, and (iii) resolved to recommend approval and adoption of this Agreement and the Merger by the holders of the Company Common Stock.

    (c) The Independent Advisors have delivered to the Board of Directors of the Company their written opinions, dated as of the date of this Agreement, that, as of such date and based on the assumptions, qualifications and limitations contained therein, the consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders. Copies of such opinions are included in the Company Disclosure Letter.

    Section 3.4. NO CONFLICT. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate the Company Certificate of Incorporation or Company Bylaws or equivalent organizational documents of any of its Subsidiaries, (ii) subject to Section 3.5, conflict with or violate any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement or rule of law (a "LAW") applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) except as set forth in the Company Disclosure Letter, result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of any of them is bound or affected, except in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other occurrences which could not, individually or in the aggregate, have a Company Material Adverse Effect. "COMPANY MATERIAL ADVERSE EFFECT" shall mean, with respect to the Company, any change, event or effect shall have occurred or been threatened that, when taken together with all other adverse changes, events or effects that have occurred or been threatened, is or is reasonably likely to (i) be materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities (including, without limitation, contingent liabilities) of the Company and its Subsidiaries taken as a whole or (ii) prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

    Section 3.5. REQUIRED FILINGS AND CONSENTS. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "GOVERNMENTAL ENTITY"), except (i) for applicable requirements, if any, of the Securities and Exchange Act of 1934, as amended (the "EXCHANGE ACT"), state securities or "blue sky" laws ("BLUE SKY LAWS") and filing and recordation of appropriate merger documents as required by the DGCL, (ii) for those required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (iii) for those required by the Federal Communications Commission or any successor entity (the "FCC") under the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC promulgated thereunder (collectively, the "COMMUNICATIONS ACT"), including those required in connection with the transfer of control of the Company and the assignment of the FCC Licenses held by the Alda Companies (as hereinafter defined) (the "FCC FILINGS"), (iv) for filings contemplated by Section 3.15 hereof, and (v) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not, individually or in the aggregate, have a Company Material Adverse Effect.

    Section 3.6. COMPLIANCE. Subject to Section 3.7 and except as disclosed in the Company Disclosure Letter, each of the Company and its Subsidiaries (i) has been operated at all times in compliance with all Laws applicable to the Company or any of its Subsidiaries or by which any property, business or asset of the Company or any of its Subsidiaries is bound or affected and (ii) is not in default or violation of any notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, permits, franchises, or other instruments or obligations to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected, except in either case for any such failures to comply, conflicts, defaults or violations that could not, individually or in the aggregate, have a Company Material Adverse Effect.

    Section 3.7. LICENSES AND PERMITS. (a)The Company Disclosure Letters sets forth all of the FCC licenses, permits, applications, and authorizations for MDS (as hereinafter defined), ITFS (as hereinafter defined), I Channels and other FCC licensed facilities (collectively, the "FCC Licenses") either held by the Company, or a Subsidiary or affiliate thereof, or that are subject to an agreement pursuant to which the use of the transmission capacity associated therewith is leased by the Company, a Subsidiary or an affiliate thereof (the "Channel Leases"). The Company Disclosure Letter correctly sets forth the identity of the holder and lessor and lessee (if applicable) of the transmission capacity of such

FCC Licenses and the termination date of such FCC Licenses. Each FCC License was duly and validly issued and assigned to the holder thereof by the FCC pursuant to procedures which comply with all requirements of applicable Law, including the requirements of any international agreements implemented by the FCC related to channel use or frequency coordination, and there has been no occurrence of any event or the existence of any circumstances which may lead to the forfeiture, revocation, suspension, impairment, adverse modification or non-renewal of any FCC License. Each FCC License has been duly authorized and is in full force and effect and the holders of the FCC Licenses and the Company (and its Subsidiaries and affiliates, as applicable) are in substantial and material compliance therewith and with the FCC rules and policies and there is no known conflict with the valid rights of others which could have a material adverse effect on the value and use of the FCC Licenses or the transmission capacity associated therewith. No event has occurred which permits, or after notice or lapse of time or both would permit, the forfeiture, revocation, impairment, adverse modification or non-renewal of any FCC License, or the imposition of a monetary fine or forfeiture. Except as set forth in the Company Disclosure Letter, there are no agreements, arrangements or understandings relating to the assignment, transfer, conveyance or pledge of any FCC License, in whole or in part, or any interest therein for the markets of Chicago, Detroit, Houston, Indianapolis, Milwaukee, Phoenix, Saint Louis, Salt Lake City and Tucson (the "Major Markets").

    (b) The Company and each of the holders of the FCC Licenses has duly filed in a timely manner all filings and reports relating to the FCC Licenses and the Channel Leases required to be filed by the holders of the FCC Licenses, or the Company, as the case may be, under the Communications Act, other applicable Laws and FCC rules and are in compliance with other applicable Laws and the Communications Act, including, without limitation, the rules and regulations of the FCC relating to the operation and use of the FCC Licenses, and, to the knowledge of the Company, each filing and report filed with respect to the FCC Licenses is true, correct and complete in all respects and there have been no changes in the ownership of the FCC Licenses since the filing of the most recent ownership report.

    (c) The Company Disclosure Letter correctly sets forth all of the Channel Leases pursuant to which the Company may use the transmission capacity of the FCC Licenses corresponding thereto. Each of the Channel Leases was duly and validly entered into by the parties thereto pursuant to procedures which comply with all requirements of applicable Law, including the requirements of the FCC, and no event has occurred or circumstances exist which may lead to the revocation, suspension, termination, breach, default, adverse modification or non-renewal of any Channel Lease or material provision thereof, or cause any Channel Lease, or any material provision thereof, not to comply with the requirements of the FCC. The Company Disclosure Letter sets forth, on a market by market basis, for the Major Markets, (i) the aggregate amount of transmission capacity (including the number of 6 MHZ channels) available to the Company in each of the Major Markets pursuant to the FCC Licenses and the Channel Leases (the "Aggregate Capacity") and (ii) the amount of Aggregate Capacity, in analogue mode, that is reserved for the holder of the FCC Licenses pursuant to the Channel Leases for uses other the commercial uses associated with the Company's business, without regard to the recapture requirements under the Channel Leases. Buyer upon the closing of the transactions contemplated by this Agreement, will have the sole right to use the transmission capacity of the FCC License under each of the Channel Leases (other than the transmission capacity expressly reserved by such Channel Lease for the holder of an FCC License). Each Channel Lease is in full force and effect and the parties thereto are in compliance with the terms thereof with no known conflicts with the valid rights of others. No third party has any rights to assert any interests in any of the Channel Leases or the rights and benefits granted to the Company pursuant thereto (other than the rights of the federal government and the rights of the holder of an FCC License which is the subject of a Channel Lease). No event has occurred which permits, or after notice or lapse of time or both would permit the revocation, suspension, termination, breach, default, adverse modification or non-renewal of any Channel Lease by the lessor. There are no existing or alleged material defaults by the lessors or the Company under any of the Channel Leases, including any defaults relating to the payment obligations thereunder. The consummation of the transactions contemplated by this Agreement will not result in the breach or violation of any of the terms, conditions, or provisions of any of the Channel Leases.

    (d) Except as set forth in the company Disclosure Letter, neither the Company, any Subsidiary or affiliate of the Company, nor any lessor under any Channel Lease has agreed to accept any interference from any third party or to take any action to protect any third party's reception from interference that would have a Company Material Adverse effect on the current operations of the Company. The Company Disclosure Letter sets forth all interference agreements with respect to the FCC Licenses to which the Company or any of its Subsidiaries or affiliates is a party or any of the parties to the Channel Leases.

    (e) Except as set forth in the Company Disclosure Letter, (i) each Colocation Application (as hereinafter defined) and Other Application (as hereinafter defined) complies with the FCC rules (including the interference protection requirements), has been accepted for filing by the FCC, and cut-off from competing and conflicting applications; (ii) the deadline for filing timely petitions to deny each Colocation Application and each Other Application has lapsed; (iii) there are no threatened or pending petitions to deny, informal objections, competing or conflicting applications, outstanding no-objection letters, comments, petitions for reconsideration, petitions for review or waiver requests relating to such Colocation Applications and Other Applications; and
(iv) a protected service area for the FCC License has been granted or requested. For purposes hereof, (i) a "COLOCATION APPLICATION" shall mean any Major Market application filed with, or granted by, the FCC to authorize the operation of the facilities associated with each FCC License at a common transmitter site with other ITFS and Multichannel Multipoint Distribution Service and Multipoint Distribution Service stations (collectively, "MDS") pursuant to common technical parameters of the FCC License and (ii) "OTHER APPLICATION" shall mean any other Major Market applications, in addition to Colocation Applications, filed with or granted by the FCC to authorize the provision of digital services and/or two-way services on the facilities associated with each FCC License.

    (f) There is no outstanding adverse judgment, injunction, decree or order that has been issued by the FCC against the Company, or a Subsidiary or affiliate thereof or the holder of an FCC License, or any action, proceeding or investigation pending before or threatened by the FCC or a third party specifically, including, but not limited to, any pending or threatened proceeding that would have the effect of revoking or restricting or impairing one or more of the FCC Licenses or the operations of the Company or a Subsidiary or affiliate thereof.

    (g) Except as set forth in the Company Disclosure Letter, all regulatory fees and expenses due and payable associated with the FCC Licenses have been paid to the FCC, including all fees and costs associated with the FCC Licenses held by the Company to provide LMDS or MDS service in basic trading areas, as defined by Rand McNally (the "BTA AUTHORIZATIONS"). The Company Disclosure Letter discloses any discounts or bidding credits that the Company received from the FCC in conjunction with the licensing of the BTA Authorizations.

    Section 3.8.  SEC FILINGS, FINANCIAL STATEMENTS.

    (a) The Company has filed all forms, reports, statements and documents required to be filed with the Securities and Exchange Commission (the "SEC") since January 1, 1997 (collectively, the "SEC REPORTS"), each of which has complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the rules and regulations promulgated thereunder, or the Exchange Act, and the rules and regulations promulgated thereunder, each as in effect on the date so filed. None of the SEC Reports (including, but not limited to, any financial statements or schedules included or incorporated by reference therein) contained when filed any untrue statement of a material fact or omitted or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    (b) Each of the audited consolidated balance sheets of the Company as of December 31, 1998 and December 31, 1997 and the related consolidated statements of operations, shareholders' equity/(deficit) and cash flows for the three fiscal years in the period ended December 31, 1998 included in its Annual Report on Form 10-K for the fiscal year ended December 31, 1998, in each case, including any related notes thereto, as filed with the SEC (collectively, the "COMPANY FINANCIAL STATEMENTS"), has been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective date thereof and the consolidated results of its operations and changes in cash flows for the periods indicated.

    (c) Except as disclosed in the Company Disclosure Letter, there are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to the Company and its Subsidiaries, taken as a whole, other than (i) liabilities disclosed or provided for in the consolidated balance sheet of the Company and its Subsidiaries at December 31, 1998, including the notes thereto,
(ii) liabilities disclosed in the SEC Reports, (iii) liabilities incurred on behalf of the Company in connection with this Agreement and the contemplated Merger, and (iv) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1998, none of which are, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

    (d) The Company has heretofore furnished or made available to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC as exhibits to the SEC Reports pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

    Section 3.9. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as contemplated by this Agreement or as disclosed in the Company Disclosure Letter or the SEC Reports filed prior to the date hereof, since December 31, 1998, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course and consistent with prior practice and there has not been (i) any event or occurrence of any condition that has had or would reasonably be expected to have a Company Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or any other distribution with respect to any of the capital stock of the Company or any Subsidiary, (iii) any material change in accounting methods, principles or practices employed by the Company, or (iv) any action of the type described in Sections 5.1(b) (other than Section 5.1(b)(v) and (vi)) or 5.1(c) which had such action been taken after the date of this Agreement would be in violation of any such Section.

    Section 3.10. TAXES. Except as set forth in the Company Disclosure Letter, the Company and each of its Subsidiaries have timely filed all material Tax Returns required to be filed by any of them. All such Tax Returns are true, correct and complete in all material respects. All Taxes of the Company and its Subsidiaries which are (i) shown as due on such Tax Returns, (ii) otherwise due and payable or (iii) claimed or asserted by any taxing authority to be due, have been paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements included in the SEC Reports in accordance with GAAP. There are no liens for any Taxes upon the assets of the Company or any of its Subsidiaries, other than statutory liens for Taxes not yet due and payable and liens for real estate Taxes contested in good faith. The Company does not know of any proposed or threatened Tax claims or assessments which, if upheld, could individually or in the aggregate have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has made an election under Section 341(f) of the Code. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Except as set forth in the Company Disclosure Letter, the Company and each Subsidiary has withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, shareholders or other third parties, except for such Taxes which individually or in the aggregate could not have a Company Material Adverse Effect. The unpaid Taxes of the Company and its Subsidiaries for the current taxable period (A) did not, as of the most recent Company Financial Statement, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet in the most recent Company Financial Statement (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. For purposes of this Agreement, (a) "TAX" (and, with correlative meaning, "TAXES") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity, and (b) "TAX RETURN" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

    Section 3.11.  TITLE TO ASSETS.

    (a) Except as set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "10-K") or in the Company Disclosure Letter, the Company and each of its Subsidiaries have good and marketable title to, or a valid leasehold interest in, all of their real and personal properties and assets reflected in the 10-K or acquired after December 31, 1998 (other than assets disposed of since December 31, 1998 in the ordinary course of business consistent with past practice), in each case free and clear of all title defects, liens, encumbrances and restrictions, except for (i) liens, encumbrances or restrictions which secure indebtedness which are properly reflected in the 10-K; (ii) liens for Taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after December 31, 1998, provided that the obligations secured by such liens are not delinquent; and (iv) such title defects, liens, encumbrances and restrictions, if any, as individually or in the aggregate are not reasonably likely to have a Company Material Adverse Effect. The Company Disclosure Letter sets forth a true, correct and complete list of all real property (i) owned or leased by the Company or a Subsidiary, (ii) as to which the Company or a Subsidiary has a license, easement or right of way to use,
(iii) as to which the Company or a Subsidiary has the option to purchase, lease, license or acquire an easement or right of way or (iv) in which the Company or a Subsidiary has any other interest. Except as set forth in the Company Disclosure Letter, the Company and each of its Subsidiaries either own, or have valid leasehold interests in, all properties and assets used by them in the conduct of their business, except where the absence of such ownership or leasehold interest could not individually or in the aggregate have a Company Material Adverse Effect.

    (b) Except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any of its assets with an individual value of $25,000 or an aggregate value in excess of $100,000.

    Section 3.12.  CHANGE OF CONTROL AGREEMENTS.  Except as set forth in Section
1.6 or the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement, will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any director, officer or employee of the Company. Except as set forth in the Company Disclosure Letter, without limiting the generality of the foregoing, no amount paid or payable by the Company in connection with the Merger or the other transactions contemplated by this Agreement, including accelerated vesting of options, (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

    Section 3.13. LITIGATION. Except for such matters disclosed in the Company Disclosure Letter which, if adversely determined, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, there are no claims, suits, actions, investigations, indictments or information, or administrative, arbitration or other proceedings ("LITIGATION") pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries. Except for such matters which have not had, and could not reasonably be expected to have, a Company Material Adverse Effect, there are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) against or relating to the Company or any of its Subsidiaries.

    Section 3.14. CONTRACTS AND COMMITMENTS. The Company Disclosure Letter sets forth a true, correct and complete list of the following contracts to which the Company or a Subsidiary is a party (including every amendment, modification or supplement to the foregoing): (i) any contracts of employment, (ii) agreements or arrangements for the purchase or sale of any assets (otherwise than in the ordinary course of business), (iii) agreements, contracts or indentures relating to the borrowing of money, (iv) agreements with unions, material independent contractor agreements and material leased or temporary employee agreements, (v) leases of any real property involving annual rent of $5,000 or more, and (vi) other than respect to contracts identified in the Company Disclosure Letter pursuant to Section 3.7, all other contracts, agreements or commitments involving payments made by or to the Company or a Subsidiary of $100,000. Except for agreements, arrangements or commitments disclosed in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any agreement, arrangement or commitment which is material to the business of the Company taken as a whole. The Company has delivered or made available true, correct and complete copies of all such agreements, arrangements and commitments to Parent. Neither the Company nor any of its Subsidiaries is in default under any such agreement, arrangement or commitment which has had, or could reasonably be expected to have, a Company Material Adverse Effect.

    Section 3.15. INFORMATION SUPPLIED. The proxy statement to be mailed to the Company Stockholders in connection with the meeting (the "STOCKHOLDER'S MEETING") to be called to consider the Merger (the "PROXY STATEMENT") at the date such document is first published, sent or delivered to Company Stockholders or, unless promptly corrected, at any time during the pendency of the Stockholder's Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form and substance in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Buyer for inclusion or incorporation by reference in the foregoing document.

    Section 3.16. EMPLOYEE BENEFIT PLANS. All employee benefit plans, compensation arrangements and other benefit arrangements covering employees of the Company or any of its Subsidiaries (the "COMPANY BENEFIT PLANS") and all employee agreements providing for compensation, severance or other benefits to any employee or former employee of the Company or any of its Subsidiaries are set forth in the Company Disclosure Letter. True and complete copies of the Company Benefit Plans have been made available to Parent. To the extent applicable, the Company Benefit Plans comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, and any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a determination letter or is a model prototype plan and continues to satisfy the requirements for such qualification. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate of the Company maintains, contributes to or has maintained or contributed in the past six (6) years to any benefit plan which is covered by Title IV of ERISA or Section 412 of the Code. Neither any Company Benefit Plan, nor the Company nor any Subsidiary has incurred any material liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA or engaged in any transaction that is reasonably likely to result in any such liability or penalty. Except as set forth in the Company Disclosure Letter, each Company Benefit Plan has been maintained and administered in compliance with its terms and with ERISA and the Code to the extent applicable thereto, except for such non-compliance which individually or in the aggregate could not reasonably be expected to have a Company Material Adverse Effect. There is no pending or anticipated Litigation against or otherwise involving any of the Company Benefit Plans and no Litigation (excluding claims for benefits incurred in the ordinary course of Company Benefit Plan activities) has been brought against or with respect to any such Company Benefit Plan, except for any of the foregoing which individually or in the aggregate could not have a Company Material Adverse Effect. All contributions required to be made as of the date hereof to the Company Benefit Plans have been made or provided for. Except as described in the SEC Reports or as required by Law, neither the Company nor any of its Subsidiaries maintains or contributes to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided.

    For purposes of this Agreement "ERISA AFFILIATE" means any business or entity which is a member of the same "controlled group of corporations," an "affiliated service group" or is under "common control" with an entity within the meanings of Sections 414(b), (c) or (m) of the Code, is required to be aggregated with the entity under Section 414(o) of the Code, or is under "common control" with the entity, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

    Section 3.17. LABOR AND EMPLOYMENT MATTERS. Except as set forth in the Company Disclosure Letter:

    (a) There are no agreements or arrangements on behalf of any officer, director or employee providing for payment or other benefits to such person contingent upon the execution of this Agreement, the Closing or a transaction involving a change of control of the Company.

    (b) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other contracts, arrangements, agreements or understandings with a labor union or labor organization that was certified by the National Labor Relations Board ("NLRB"). Except for such matters which, individually or in the aggregate, could not have a Company Material Adverse Effect, there is no existing, pending or threatened (i) unfair labor practice charge or complaint, labor dispute, labor arbitration proceeding or any other matter before the NLRB or any other comparable state agency against or involving the Company or any of its Subsidiaries, (ii) activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, (iii) certification or decertification question relating to collective bargaining units at the premises of the Company or any of its Subsidiaries or (iv) lockout, strike, organized slowdown, work stoppage or work interruption with respect to such employees.

    (c) Neither the Company nor any of its Subsidiaries has taken any action that would constitute a "Mass Layoff" or "Plant Closing" within the meaning of the Worker Adjustment and Retraining Notification ("WARN") Act or would otherwise trigger notice requirements or liability under any state or local plant closing notice law. No agreement, arbitration or court decision or governmental order in any way limits or restricts any of the Company, any of its Subsidiaries or Parent from relocating or closing any of the operations of the Company or any of its Subsidiaries.

    (d) Neither the Company nor any of its Subsidiaries has failed to pay when due any wages, bonuses, commissions, benefits, taxes, penalties or assessments or other monies, owed to, or arising out of the employment of or any relationship or arrangement with, any officer, director, employee, sales representative, contractor, consultant or other agent. There are no citations, investigations, administrative proceedings or formal complaints of violations of any federal or state wage and hour laws pending or threatened before the Department of Labor or any federal, state or administrative agency or court against or involving the Company or any of its Subsidiaries.

    (e) The Company and each of its Subsidiaries are in compliance with all immigration laws relating to employment and have properly completed and maintained all applicable forms (including but not limited to I-9 forms) and, to the knowledge of the Company, there are no citations, investigations, administrative proceedings or formal complaints of violations of the immigration laws pending or threatened before the Immigration and Naturalization Service or any federal, state or administrative agency or court against or involving the Company or any of its Subsidiaries.

    (f) There are no investigations, administrative proceedings, charges or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, disability, handicap or veteran status) pending or threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against or involving the Company or any of its Subsidiaries. No discrimination and/or retaliation claim is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries under the 1866, 1877, 1964 or 1991 Civil Rights Acts, the Equal Pay Act, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, ERISA, or any other federal law relating to employment or any comparable state or local fair employment practices act regulating discrimination in the workplace, and no wrongful discharge, libel, slander, invasion of privacy or other claim (including but not limited to violations of the Fair Credit Reporting Act, as amended, and any applicable whistleblower statutes) under any state or federal law is pending or threatened against the Company or any of its Subsidiaries.

    (g) If the Company or any of its Subsidiaries is a Federal, State or local contractor obligated to develop and maintain an affirmative action plan, no discrimination claim, show-cause notice, conciliation proceeding, sanctions or debarment proceedings is pending or has been threatened against the Company or any of it Subsidiaries with the Office of Federal Contract Compliance Programs or any other Federal agency or any comparable state or local agency or court and no desk audit or on-site review is in progress.

    (h) There are no citations, investigations, administrative proceedings or formal complaints of violations of local, state or federal occupational safety and health laws pending or threatened before the Occupational Safety and Health Review Commission or any federal, state or local agency or court against or involving the Company or any of its Subsidiaries.

    (i) No workers' compensation or retaliation claim is pending against the Company or any of its Subsidiaries in excess of $250,000 in the aggregate and the Company maintains adequate insurance with respect to workers' compensation claims pursuant to insurance policies that are currently in force, or has accrued an adequate liability for such obligations, including, without limitation, adequate accruals with respect to accrued but unreported claims and retroactive insurance premiums.

    Section 3.18. ENVIRONMENTAL COMPLIANCE AND DISCLOSURE. Except as set forth in the Company Disclosure Letter:

    (a) The Company possesses, and is in compliance in all material respects with, all permits, licenses and government authorizations and has filed all notices that are required under local, state and federal

Laws and regulations relating to protection of the environment, pollution control, product registration and hazardous materials ("ENVIRONMENTAL LAWS") applicable to the Company, and the Company is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any Law, regulation, code, plan, order, decree, judgment, notice, permit or demand letter issued, entered, promulgated or approved thereunder;

    (b) The Company has not received notice of actual or threatened liability under the Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any similar state or local statute or ordinance from any governmental agency or any third party and, to the knowledge of the Company, there are no facts or circumstances which could form the basis for the assertion of any claim against the Company under any Environmental Laws including, without limitation, CERCLA or any similar local, state or foreign Law with respect to any on-site or off-site location;

    (c) The Company has neither entered into nor agreed to, nor does it contemplate entering into any consent decree or order, and is not subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of hazardous materials under, any applicable Environmental Laws;

    (d) The Company has not been subject to any administrative or judicial proceeding pursuant to and, to the knowledge of the Company, has not been alleged to be in violation of, applicable Environmental Laws or regulations either now or any time during the past five years;

    (e) The Company has not received notice that it is subject to any claim, obligation, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law and arising out of any act or omission of the Company, its employees, agents or representatives or, to the knowledge of the Company, arising out of the ownership, use, control or operation by the Company of any plant, facility, site, area or property (including, without limitation, any plant, facility, site, area or property currently or previously owned or leased by the Company) from which any hazardous materials were released into the environment (the term "release" meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term "environment" meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air);

    (f) The Company has heretofore provided Parent with true, correct and complete copies of all files of the Company relating to environmental matters (or an opportunity to review such files). The Company has not paid any fines, penalties or assessments within the last five years with respect to environmental matters; and

    (g) To the Company's knowledge, none of the assets owned by the Company or any real property leased by the Company contain any friable asbestos, regulated PCBs or underground storage tanks.

    As used in this Section 3.18, the term "HAZARDOUS MATERIALS" means any waste, pollutant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by the Company is in any way governed by or subject to any applicable Law, rule or regulation of any Governmental Entity.

    Section 3.19.  INTELLECTUAL PROPERTY.

    (a) The Company Disclosure Letter sets forth a true and complete list of (i) all United States and foreign patents, trademark, service mark and copyright registrations and applications therefor, and material trademarks, trade names, service marks and copyrights owned by the Company and its Subsidiaries (the "INTELLECTUAL PROPERTY RIGHTS") and (ii) all United States and foreign patents, trademarks, trade names, service marks and copyrights licensed to the Company or any of its Subsidiaries (the "LICENSED RIGHTS"). The Company represents and warrants that, except as set forth in the Company Disclosure Letter, (i) the Intellectual Property Rights are free and clear of any liens, claims or encumbrances, are not subject to any license (royalty bearing or royalty free) and are not subject to any other arrangement requiring any payment to any person or the obligation to grant rights to any person in exchange; (ii) to the knowledge of the Company, the Licensed Rights are free and clear of any liens, claims, encumbrances, royalties or other obligations; and (iii) the Intellectual Property Rights and the Licensed Rights are all those material rights necessary to the conduct of the business of each of the Company, its Subsidiaries and the Company's affiliates as presently conducted. Except as set forth in the Company Disclosure Letter, the validity of the Intellectual Property Rights and title thereto, (i) have not been questioned in any prior Litigation; (ii) are not being questioned in any pending Litigation; and (iii) to the knowledge of the Company, are not the subject(s) of any threatened or proposed Litigation. The business of each of the Company and its Subsidiaries, as presently conducted, does not conflict with and, to the knowledge of the Company, has not been alleged to conflict with any patents, trademarks, trade names, service marks, copyrights or other intellectual property rights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Intellectual Property Rights or the Company's or its Subsidiaries' right to use any of the Licensed Rights. To the knowledge of the Company, there are no third parties using any of the Intellectual Property Rights material to the business of the Company or its Subsidiaries as presently conducted.

    (b) Except as identified in the Company Disclosure Letter, each of the Company and its Subsidiaries owns, or possesses valid rights to, all computer software programs that are material to the conduct of the business of the Company and its Subsidiaries. To the Company's knowledge, there are no infringement suits, actions or proceedings pending or threatened against the Company or any Subsidiary with respect to any software owned or licensed by the Company or any Subsidiary.

    Section 3.20. YEAR 2000 COMPLIANCE. The Company has made available to Parent the Company's plan to ensure that it will be Year 2000 Compliant (the "YEAR 2000 PLAN"). To the Company's knowledge, the Year 2000 Plan will enable the Company to be Year 2000 Compliant in a timely manner except as to matters which are not reasonably likely to result in a Company Material Adverse Effect and the cost for the Company to become Year 2000 Compliant is estimated to be $400,000.

    "YEAR 2000 COMPLIANT" means that (a) the products, services, or other item(s) at issue accurately process, provide and/or receive date/time data (including calculating, comparing, and sequencing), within, from, into, and between centuries (including the twentieth and twenty-first centuries and the years 1999 and 2000), including leap year calculations, and (b) neither the performance nor the functionality nor the supply of the products, services, and other item at issue will be affected by dates/ times prior to, on, after, or spanning January 1, 2000. The design of the products, services, and other item at issue to ensure compliance with the foregoing warranties and representations includes proper date/time data century recognition and recognition of 1999 and 2000, calculations that accommodate same century and multicentury formulae and date/time values before, on, after, and spanning January 1, 2000, and date/time data interface values that reflect the century, 1999, and 2000. In particular, but without limitation, (i) no value for current date/time will cause any error, interruption, or decreased performance in or for such product, service, and other item, (ii) all manipulations of date and time related data (including calculating, comparing, sequencing, processing, and outputting) will produce correct results for all valid dates and times, including when used in combination with other products, services, or items, (iii) all date/time elements in interfaces and data storage will specify the century to eliminate date ambiguity without human intervention, including leap year calculations,
(iv) where any date/time element is represented without a century, the correct century will be unambiguous for all manipulations involving that element, (v) authorization codes, passwords, and zaps (purge functions) will function normally and in the same manner during prior to, on, and after January 1, 2000, including the manner in which they function with respect to expiration dates and CPU serial numbers, and (vi) the Company's and its Subsidiaries' supply of the product, service, and other item will not be interrupted, delayed, decreased, or otherwise affected by the advent of the year 2000.

    Section 3.21. BROKERS. Except pursuant to the Independent Advisor Engagement Letters (as hereinafter defined), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company Disclosure Letter includes a complete and correct copy of all agreements between the Company and the Independent Advisors pursuant to which such firms would be entitled to any payment relating to this Agreement, the Merger or the other transactions contemplated by this Agreement.

    Section 3.22.  [Intentionally Omitted.]

    Section 3.23. INSURANCE POLICIES SECTION. The Company has delivered to Parent prior to the date hereof a complete and accurate list of all insurance policies in force naming the Company, any of its Subsidiaries or employees thereof as an insured or beneficiary or as a loss payable payee or for which the Company or any Subsidiary has paid or is obligated to pay all or part of the premiums. Neither the Company nor any Subsidiary has received notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto, and each of the Company and the Subsidiaries is in compliance in all material respects with all conditions contained therein. There are no material pending claims against such insurance policies by the Company or any Subsidiary as to which insurers are defending under reservation of rights or have denied liability, and there exists no material claim under such insurance policies that has not been properly filed by the Company or any Subsidiary. Except for the self-insurance retentions or deductibles set forth in the policies contained in the aforementioned list, the policies are adequate in scope and amount to cover all prudent and reasonably foreseeable risks which may arise in the conduct of the business of the Company and the Subsidiaries that would reasonably be expected to have a Company Material Adverse Effect.

    Section 3.24.  NOTES AND ACCOUNTS RECEIVABLE.

    (a) Except as disclosed in the Company Disclosure Letter, there are no notes receivable of the Company or any Subsidiary owing by any director, officer, stockholder or employee of the Company or any Subsidiary.

    (b) Except as disclosed in the Company Disclosure Letter, all accounts receivable of the Company and any Subsidiary are current or covered by adequate reserves for uncollectability, and there are no material disputes regarding the collectibility of any such accounts receivable that would reasonably be expected to have a Company Material Adverse Effect.

    Section 3.25. TRANSACTIONS WITH AFFILIATES. Except as set forth in the Company Disclosure Letter (other than compensation and benefits received in the ordinary course of business as an employee or director of the Company or its Subsidiaries), no director, officer or other "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company or any Subsidiary or any entity in which, to the knowledge of the Company, any such director, officer or other affiliate or associate, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such persons) has any interest in:
(i) any contract, arrangement or understanding with, or relating to the business or operations of Company or any Subsidiary; (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the

Company or any Subsidiary; or (iii) any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of the Company or any Subsidiary.

    Section 3.26. NO EXISTING DISCUSSIONS. As of the date hereof, the Company is not engaged, directly or indirectly, in any negotiations or discussions with any other party with respect to an Acquisition Proposal (as hereinafter defined).

    Section 3.27. DISCLOSURE. No representation, warranty or covenant made by the Company in this Agreement or in the Company Disclosure Letter contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading. Any matter expressly disclosed in the Company Disclosure Letter shall be deemed to be disclosed as to such matter so long as such disclosure being made states clearly the matter being disclosed and the context for which it is being disclosed.

    Section 3.28. COMPANY WARRANTS. Upon the consummation of the Merger, each of the Company's outstanding warrants to acquire shares of Company Common Stock shall, pursuant to their terms, become exercisable, upon payment of the applicable exercise price thereof, into the right to receive an amount in cash determined by multiplying (A) the Merger Consideration by (B) the number of shares of Company Common Stock such holder could have purchased had such holder exercised such warrant in full immediately prior to the consummation of the Merger.

                                  ARTICLE IV.
               REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

    Each of Parent and Buyer represents and warrants to the Company as follows:

    Section 4.1. ORGANIZATION AND STANDING. Such person (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) has full corporate power and authority to own, lease and operate it properties and assets and to conduct its business as presently conducted and (c) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a material adverse effect on Parent or Buyer.

    Section 4.2. AUTHORITY FOR AGREEMENT. Such person has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by such person of this Agreement, and the consummation by each such person of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of such person are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly executed and delivered by such person and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of such person enforceable against such person in accordance with its terms.

    Section 4.3. NO CONFLICT. The execution and delivery of this Agreement by such person do not, and the performance of this Agreement by such person and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws of such person, (ii) conflict with or violate any Law applicable to such person or by which any property or asset of such person is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of such person pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such person is a party or by which such person or any property or asset of either of them is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay the performance by such person of its respective obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

    Section 4.4. REQUIRED FILINGS AND CONSENTS. The execution and delivery of this Agreement by such person do not, and the performance of this Agreement by such person will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and filing and recordation of appropriate merger documents as required by the DGCL, (ii) for those required by the HSR Act, (iii) for the FCC Filings, (iv) for filings contemplated by Section 3.15 and (v) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by such person of any of its respective obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

    Section 4.5. INFORMATION SUPPLIED. None of the information supplied or to be supplied by such person for inclusion or incorporation by reference in the Proxy Statement will, at the date such document is first published, sent or delivered to Company Stockholders or, unless promptly corrected, at any time during the pendency of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by such person with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the foregoing document.

    Section 4.6. BROKERS. No broker, finder or investment banker (other than Warburg Dillon Read LLC) is entitled to any brokerage, finder's or other fee or commission payable by such person in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of such person.

    Section 4.7. NO PRIOR ACTIVITIES. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement, the Merger and the transactions contemplated hereby and the purchase of the shares of Convertible Preferred Stock, Buyer has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

                                   ARTICLE V.
                                   COVENANTS

    Section 5.1.  CONDUCT OF THE BUSINESS PENDING THE MERGER.

    (a) The Company covenants and agrees that between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing, (i) the business of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with prior practice, (ii) the Company and its Subsidiaries shall use all commercially reasonable efforts to maintain and protect the FCC Licenses and Channel Leases, to preserve substantially intact their business organizations, to keep available the services of their current officers and employees and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or its Subsidiaries has significant business relations, and (iii) the Company will comply in all material respects with all applicable Laws and regulations wherever its business is conducted, including, without limitation, the timely filing of all reports, forms or other documents with the FCC and with the SEC required pursuant to the Securities Act or the Exchange Act.

    (b) The Company covenants and agrees that between the date of this Agreement and the Effective Time, the Company shall not, nor shall the Company permit any of its Subsidiaries to, (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends (x) by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company, (y) with respect to the Convertible Preferred Stock and (z) with respect to the preferred stock of Speedchoice of Detroit, Inc.; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) repurchase or otherwise acquire any shares of its capital stock; (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of shares of Company Common Stock upon (x) the exercise of Company Options outstanding as of the date of this Agreement, (y) exercise of warrants and (z) conversion of Convertible Preferred Stock; (v) willfully take any action that would make the Company's representations and warranties set forth in Article III not true and correct in all material respects; or (vi) take any action that would, or could reasonably be expected to, result in any of the conditions set forth in Article VI not being satisfied.

    (c) The Company covenants and agrees that between the date of this Agreement and the Effective Time, the Company shall not, nor shall the Company permit any of its Subsidiaries to, (i) amend its certificate of incorporation (including any certificate of designations attached thereto) or bylaws or other equivalent organizational documents; (ii) incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, other than (A) borrowings under existing lines of credit (or under any refinancing of such existing lines) or (B) indebtedness owing to, or guaranties of indebtedness owing to, the Company (iii) make any loans or advances to any other person other than loans or advances between any Subsidiaries of the Company or between the Company and any of its Subsidiaries (other than loans or advances less than $50,000 made in the ordinary course of business consistent with past practice); (iv) merge or consolidate with any other entity in any transaction, or sell any business or assets in a single transaction or series of transactions in which the aggregate consideration is $100,000 or greater; (v) change its accounting policies except as required by GAAP; (vi) make any change in employment terms for any of its directors or officers; (vii) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to employees, directors or affiliates of the Company or its Subsidiaries, other than with respect to alterations or amendments made with respect to non-officers and non-directors in the ordinary course of business consistent with past practice or as expressly contemplated by this Agreement or consented to in writing by Parent; (viii) make any change to the Company Benefit Plans; (ix) enter into any leasing or licensing agreements, take-or-pay arrangements or other affiliations, alignments or agreements with respect to the FCC Licenses, provided, the Company may renegotiate any Channel Leases in the ordinary course of business; or (x) commit or agree to take any of the actions described in this Section 5.1.

    (d) The Company Disclosure Letter sets forth the projected operating expenses and capital expenditures for Company and its Subsidiaries on a consolidated basis from the date of this Agreement through December 31, 1999 as agreed to by the Company and Parent (the "PROJECTIONS"). The Company agrees that it shall not incur material operating expenses or capital expenditures, in the aggregate, in excess of those identified in the Projections.

    Section 5.2.  ACCESS TO INFORMATION; CONFIDENTIALITY.

    (a) From the date hereof to the Effective Time, the Company shall, and shall cause the officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents (collectively, the "REPRESENTATIVES") of the Company to, afford the Representatives of Parent and Buyer reasonable access at all reasonable times to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and its Subsidiaries, and shall furnish Parent and Buyer with all financial, operating and other data and information as Parent or Buyer, through its Representatives, may reasonably request. Parent will remain subject to the terms of a confidentiality agreement with the Company dated March 20, 1998 (the "CONFIDENTIALITY AGREEMENT").

    (b) No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

    Section 5.3. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence, or nonoccurrence, of any event which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure by such party (or Buyer, in the case of Parent) to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 5.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. If any event or matter arises after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Letter or which is necessary to correct any information in the Company Disclosure Letter which has been rendered inaccurate thereby, then the Company shall promptly supplement, or amend, and deliver to Parent the Company Disclosure Letter which it has delivered pursuant to this Agreement.

    Section 5.4.  FURTHER ASSURANCES.

    (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including, without limitation, using all commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of each Governmental Entity and parties to contracts with the Company and its Subsidiaries as are necessary for the consummation of the Merger and the other transactions contemplated by this Agreement and to fulfill the conditions set forth in Article VI. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of each party to this Agreement and the Surviving Corporation shall use all commercially reasonable efforts to take all such action.

    (b) In connection with, and without limiting the foregoing, the Company shall (i) take all actions necessary to ensure that no state antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Merger or any other transactions contemplated by this Agreement and (ii) if any state antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Merger or any other transaction contemplated by this Agreement, take all actions necessary to ensure that this Agreement, the Merger and any other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

    (c) The parties hereto shall use their best efforts to secure promptly all necessary approvals from the FCC that are required to consummate this Agreement. Without limitation to the foregoing, promptly after the date of this Agreement, the parties shall file with the FCC applications seeking authorization for the transfer of control of the Company to Buyer at the Closing and the assignment of any FCC Licenses held by the Alda Companies to an entity designated by Buyer at the Closing. The parties shall use their best efforts to prosecute such applications with diligence and shall diligently oppose any objections to such applications to the end that each application, as soon as practicable, shall be granted by the FCC and such grants shall no longer be subject to any further administrative or judicial review.

    Section 5.5.  BOARD RECOMMENDATIONS.

    (a) In connection with the Merger and Stockholders' Meeting, the Board of Directors of the Company shall (i) subject to Section 5.5(b), recommend to the holders of the Company Common Stock to vote in favor of the Merger and use all commercially reasonable efforts to obtain the necessary approvals by the Company Stockholders of this Agreement and (ii) otherwise comply with all legal requirements applicable to such meeting.

    (b) Neither the Board of Directors of the Company nor any committee thereof shall, except as expressly permitted by this Section 5.5(b) (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the approval or recommendation of such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any transaction involving an Acquisition Proposal (as hereinafter defined) from a third party (an "ALTERNATIVE TRANSACTION"), or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "ACQUISITION AGREEMENT") related to any Alternative Transaction. Notwithstanding the foregoing, if prior to the approval of this Agreement by the Company Stockholders, the Board of Directors of the Company determines in good faith, after it has received a Superior Proposal (as hereinafter defined) in compliance with Section 5.9 and after receipt of written advice from outside counsel that it is required to do so by its fiduciary duties to Company Stockholders under applicable Law, the Board of Directors of the Company may (subject to this and the following sentences) inform Company Stockholders that it no longer believes that the Merger is advisable and no longer recommends approval (a "SUBSEQUENT DETERMINATION") and enter into an Acquisition Agreement with respect to a Superior Proposal, but only at a time that is after the third business day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company has received a Superior Proposal. Such written notice shall specify the material terms and conditions of such Superior Proposal (and include a copy thereof with all accompanying documentation, if in writing), identify the person making such Superior Proposal and state that the Board of Directors of the Company intend to make a Subsequent Determination. During such three business day period, the Company shall provide an opportunity for Parent to propose such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation to its stockholders without a Subsequent Determination; PROVIDED, HOWEVER, that any such proposed adjustment shall be at the discretion of the parties hereto at the time. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Alternative Transaction which the Board of Directors of the Company determines in its good faith judgment (based on, among other things, the written advice of an independent financial advisor) to be more favorable to the Company Stockholders than the Merger, taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of the Company, after obtaining the advice of such independent financial advisor, the third party is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by Parent in response to such Alternative Transaction). Notwithstanding any other provision of this Agreement, the Company shall submit this Agreement (whether or not terminated) to the Company Stockholders whether or not the Board of Directors of the Company makes a Subsequent Determination. Nothing contained in this Section 5.5 or any other provision hereof shall prohibit the Company or the Board of Directors of the Company from (A) taking and disclosing to the Company Stockholders pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act a position with respect to a tender or exchange offer by a third party, which is consistent with its obligations hereunder or (B) making such disclosure to the Company Stockholders as, in the good faith judgment of the Board of Directors of the Company, after receiving advice from outside counsel is consistent with its obligations hereunder and is required by applicable law; PROVIDED, that the Company may not, except as provided by this Section 5.5(b), withdraw, qualify or modify, in a manner adverse to Parent, the approval or recommendation of such Board of Directors of the Merger or this Agreement.

    Section 5.6. STOCKHOLDER LITIGATION. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder Litigation against the Company and its directors relating to the transactions contemplated by this Agreement or the Merger; PROVIDED, HOWEVER, that no such settlement shall be agreed to without Parent's consent which consent will not be unreasonably withheld.

    Section 5.7.  INDEMNIFICATION.

    (a) It is understood and agreed that all rights to indemnification by the Company now existing in favor of each present and former director, officer, employee and agent of the Company or its Subsidiaries (the "INDEMNIFIED PARTIES") as provided in the Company Certificate of Incorporation or the Company Bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been provided to Parent, shall survive the Merger and Parent shall (i) cause the Surviving Corporation to continue in full force and effect for a period of at least six (6) years from the Effective Time and (ii) perform, or cause the Surviving Corporation to perform, in a timely manner, the Surviving Corporation's obligation with respect thereto. Parent and Buyer agree that any claims for indemnification hereunder as to which they have received written notice prior to the sixth anniversary of the Effective Time shall survive, whether or not such claims shall have been finally adjudicated or settled.

    (b) Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect for six (6) years from the Effective Time, if available, the current directors' and officers' liability insurance policies ("D&O INSURANCE") covered by such policies (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; PROVIDED, HOWEVER, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 5.7(b) more than an amount per year equal to one hundred fifty percent (150%) of current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than one hundred fifty percent (150%) of current annual premiums, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to one hundred fifty percent (150%) of current annual premiums. If the Surviving Corporation elects to reduce the amount of insurance coverage pursuant to the preceding sentence, it will furnish to the officers and directors currently covered by such D&O Insurance reasonable notice of such reduction in coverage and shall, to the extent additional coverage is available, afford such persons the opportunity to pay such additional premiums as may be necessary to maintain the existing level of D&O Insurance coverage.

    (c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.7.

    (d) The provisions of this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

    Section 5.8. PUBLIC ANNOUNCEMENTS. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with a national securities exchange or trading system to which Parent or the Company is a party. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement is set forth in EXHIBIT 5.8 to this Agreement.

    Section 5.9. ACQUISITION PROPOSALS. The Company shall not, nor shall it authorize or permit any of its Subsidiaries or Representatives to, directly or indirectly, (a) solicit, initiate or encourage the submission of any Acquisition Proposal or (b) participate in or encourage any discussion or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; PROVIDED, HOWEVER, that the foregoing shall not prohibit the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal prior to the approval of this Agreement by the Company Stockholders if, and to the extent that, (A) the Board of Directors of the Company, based upon the written advice of independent outside legal counsel, determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary obligations to the Company Stockholders under applicable Delaware law, (B) prior to taking such action, the Company receives from such person or entity an executed agreement in reasonably customary form relating to the confidentiality of information to be provided to such person or entity and (C) the Board of Directors of the Company concludes in good faith, based upon written advice from its independent financial advisor, that the Acquisition Proposal is a Superior Proposal. The Company shall provide immediate oral and written notice to Parent of (a) the receipt of any such Acquisition Proposal or any inquiry which could reasonably be expected to lead to any Acquisition Proposal, (b) the material terms and conditions of such Acquisition Proposal or inquiry, (c) the identity of such person or entity making any such Acquisition Proposal or inquiry and (d) the Company's intention to furnish information to, or enter into discussions or negotiations with, such person or entity. The Company shall continue to keep Parent informed of the status and details of any such Acquisition Proposal or inquiry. For purposes of this Agreement, "ACQUISITION PROPOSAL" means any bona fide proposal with respect to a merger, consolidation, share exchange, tender offer or similar transaction involving the Company, or any purchase or other acquisition of all or any significant portion of the assets of the Company or any equity interest in the Company.

    Section 5.10.  COMPANY STOCKHOLDERS' MEETING.

    (a) The Company shall cause the Stockholders' Meeting to be duly called and held as soon as practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. The Company shall take all action necessary in accordance with applicable Law and the Company

Certificate of Incorporation and Company Bylaws to duly call, give notice of, and convene the Stockholders' Meeting.

    (b) The Company shall, at the direction of Parent, solicit from holders of shares of Company Stock entitled to vote at the Stockholders' Meeting proxies in favor of such approval and shall take all other action necessary or, in the reasonable judgment of Parent, helpful to secure the vote or consent of such holders required by the DGCL or this Agreement to effect the Merger.

    Section 5.11.  PROXY STATEMENT.

    (a) Parent and the Company will as promptly as practicable following the execution of this Agreement jointly prepare, and the Company shall file, the Proxy Statement with the SEC and will use all commercially reasonable efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Company Stockholders at the earliest practical time. The Company shall furnish all information concerning it and the holders of its capital stock as Parent may reasonably request in connection with such actions. Each party to this Agreement will notify the other parties and the Board of Directors of the Company promptly of the receipt of the comments of the SEC, if any, and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information with respect thereto, and will supply the other parties with copies of all correspondence between such party or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement or the Merger. If (A) at any time prior to the Stockholders' Meeting, any event should occur relating to the Company or any of its Subsidiaries which should be set forth in an amendment of, or a supplement to, the Proxy Statement, the Company will promptly inform Parent and (B) if at any time prior to the Stockholders' Meeting, any event should occur relating to Parent or Buyer or any of their respective associates or affiliates, or relating to the plans of any such persons for the Company after the Effective Time that should be set forth in an amendment of, or a supplement to, the Proxy Statement, Parent will promptly inform the Company, and in the case of (A) or (B) the Company and Parent, will, upon learning of such event, promptly prepare, and the Company shall file and, if required, mail such amendment or supplement to the Company Stockholders; PROVIDED, prior to such filing or mailing, the Company and Parent shall consult with each other with respect to such amendment or supplement and shall incorporate the other's comments thereon. Parent shall vote, or cause to be voted, in favor of the Merger and this Agreement all shares of Company Stock directly or indirectly beneficially owned by it.

    (b) The Company hereby consents to the inclusion in the Proxy Statement of the recommendation of the Board of Directors of the Company described in Section 3.3, subject to any modification, amendment or withdrawal thereof, and represents that the Independent Advisors have, subject to the terms of their engagement letters with the Company and the Board of Directors of the Company (the "INDEPENDENT ADVISOR ENGAGEMENT LETTERS"), consented to the inclusion of references to their opinions in the Proxy Statement. The Company and its counsel shall permit Parent and its counsel to participate in all communications with the SEC and its staff, including any meetings and telephone conferences, relating to the Proxy Statement, the Merger or this Agreement.

    Section 5.12. STOCKHOLDER LISTS. The Company shall promptly upon the request by Parent, or shall cause its transfer agent to promptly, furnish Parent and Buyer with mailing labels containing the names and addresses of all record holders of shares of Company Stock and with security position listings of shares of Company Stock held in stock depositories, each as of the most recent practicable date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of shares of Company Stock. The Company shall furnish Parent and Buyer with such additional information, including, without limitation, updated listings and computer files of the Company Stockholders, mailing labels and security position listings, and such other assistance as Parent, Buyer or their agents may reasonably request.

    Section 5.13.  [Intentionally Omitted.]

    Section 5.14.  [Intentionally Omitted.]

    Section 5.15. FCC APPLICATION. The Company and Parent shall coordinate efforts and cooperate with each other, to the extent permitted by the FCC rules, in the preparation and filing of Colocation Applications and Other Applications with the FCC. Without limitation to the foregoing, upon the request of Parent, the Company shall use all commercially reasonable efforts to prepare and file and/or to cause the lessor of a Channel Lease to prepare and file, at the Company's expense, a Colocation Application or Other Application to be filed with the FCC, as soon as practicable, and to the extent applicable, in no event after: (i) the end of the initial one week filing window in which the FCC will accept Other Applications for the provision of Two-Way Services pursuant to the newly adopted FCC rules governing the provision of Two-Way Services; or (ii) the end of a filing window for ITFS major modification applications established pursuant to Section 74.911(c) of the FCC rules.

    Section 5.16. UNDERTAKINGS OF PARENT. Parent shall perform, or cause to be performed, when due all obligations of Buyer under this Agreement.

    Section 5.17. TRANSFER OF FCC LICENSES. The Company shall cause, prior to the consummation of the Merger, the FCC Licenses and Channel Leases owned by Alda Wireless Holdings, Inc., Alda Tucson, Inc. and Alda Gold, Inc. (collectively, the "ALDA COMPANIES") to be transferred to the Company in a manner reasonably satisfactory to Parent. In connection with such transfer, the Company shall cause each of the Alda Companies to release the Company from any liabilities to the Alda Companies associated with such FCC Licenses and Channel Leases and acknowledge that the Company has no further obligations to the Alda Companies with respect to such FCC Licenses and Channel Leases.

    Section 5.18. DIRECTOR RESIGNATIONS. The Company shall cause to be delivered to Parent resignations of all the directors of the Company's Subsidiaries to be effective upon the consummation of the Merger. The Company shall cause such directors, prior to resignation, to appoint new directors nominated by Parent to fill such vacancies.

    Section 5.19. COMPANY OPTIONS. As promptly as practicable following the date hereof, the Company shall use all commercially reasonable efforts to cause all of the holders of Company Options to agree to the termination and expiration of their Company Options immediately prior to the consummation of the Merger in exchange for the Option Consideration described in Section 1.6.

    Section 5.20.  [Intentionally Omitted.]

    Section 5.21. RIGHTS PLAN. The Board of Directors of Company shall as promptly as practicable, and in any event prior to 5:00 p.m., New York time, on April 12, 1999, adopt a Rights Agreement between the Company and Harris Trust Company of New York (the "RIGHTS PLAN") and shall approve the appropriate resolutions so that (i) neither Parent nor Buyer will become an "Acquiring Person" (as defined in the Rights Plan) as a result of the transactions contemplated by this Agreement or the Merger, (ii) no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Plan) will occur as a result of this Agreement or the Merger or the consummation of the transactions contemplated by this Agreement or the Merger, and (iii) all outstanding rights to purchase Series A Junior Participating Preferred Stock issued and outstanding under the Rights Plan will expire at the Effective Time.

    Section 5.22. YEAR 2000 PLAN. The Company shall use all commercially reasonable efforts to ensure that the Year 2000 Plan shall be completed in a timely manner. The Company shall (i) allow Parent to monitor the Company's Year 2000 Compliance issues and Year 2000 Plan, (ii) provide prompt notice to Parent if the Company does not achieve, or reasonably expects it shall not achieve, milestones and objectives identified in the Year 2000 Plan and (iii) cooperate in good faith with Parent's efforts to ensure that the Company is Year 2000 Compliant.

    Section 5.23. PURCHASE OF COMPANY STOCK. The Company shall in no way prohibit Parent or any of its affiliates from purchasing shares of Company Stock or entering into option, lock-up, voting or proxy agreements or any other similar agreements with respect to Company Stock (including, but not limited to, amending the Rights Plan to cause such acquisition or agreement to trigger a Stock Acquisition Date or Distribution Date or cause Parent or any or its affiliates to become an Acquiring Person) at any time prior to the consummation of the Merger.

    Section 5.24. APPOINTMENT OF DIRECTORS. Unless or until permitted by FCC rules and regulations, Parent shall not appoint any directors to the Board of Directors of the Company pursuant to rights relating to shares of Company Stock owned directly or indirectly by Parent.

                                  ARTICLE VI.
                                   CONDITIONS

    Section 6.1. CONDITIONS TO THE OBLIGATION OF EACH PARTY. The respective obligations of Parent, Buyer and the Company to effect the Merger are subject to the satisfaction of the following conditions, unless waived in writing by all parties:

    (a) This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Company Stockholders, as required by the DGCL, the Company Certificate of Incorporation and the Company Bylaws;

    (b) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (including, any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to, or any consent or approval withheld with respect to, the Merger, by any Governmental Entity) preventing the consummation of the Merger shall be in effect; PROVIDED, HOWEVER, that the parties invoking this condition shall use all commercially reasonable efforts to have any such order or injunction vacated; and

    (c) All actions by or in respect of or filings with any Governmental Entity required to permit the consummation of the Merger shall have been obtained or made (including any necessary approval by the FCC and the expiration or termination of any applicable waiting period under the HSR Act).

    Section 6.2. CONDITIONS TO OBLIGATIONS OF PARENT AND BUYER TO EFFECT THE MERGER. The obligations of Parent and Buyer to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

    (a) (i) the representations and warranties of the Company in this Agreement that are qualified by materiality shall be true and correct in all respects as of the date of the Agreement and as of the Effective Time; (ii) the representations and warranties of the Company in the Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time; (iii) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement; (iv) the Alda Companies shall have transferred to the Company the FCC Licenses and Channel Leases pursuant to
Section 5.17; (v) the directors of the Company's Subsidiaries shall have resigned and appointed nominees to fill their vacancies as provided in Section 5.18; and (vi) an officer of the Company shall have delivered to Parent and Buyer a certificate to the effect that each of the foregoing conditions is satisfied in all respects; PROVIDED, HOWEVER, for purposes of this condition, as used in the representations and warranties of the Company contained in Article III of this Agreement, a Company Material Adverse Effect shall not include adverse developments in the Company's or its Subsidiaries' revenue or results of operations so long as the operating expenses and capital expenditures, in the aggregate, are not in excess of those identified in the Projections;

    (b) The Company and its Subsidiaries shall have procured all necessary third party consents in connection with the consummation of the Merger and the transactions contemplated hereby;

    (c) There shall not be instituted, pending or threatened any action, investigation or proceeding by any Governmental Entity, or there shall not be instituted, pending or threatened any action or proceeding by any other person, domestic or foreign, before any Governmental Entity, which is reasonably likely to be determined adversely to Buyer, (A) challenging or seeking to make illegal, to delay materially or otherwise, directly or indirectly, to restrain or prohibit the consummation of the Merger, seeking to obtain material damages or imposing any material adverse conditions in connection therewith or otherwise, directly or indirectly, relating to the transactions contemplated by the Merger,
(B) seeking to restrain, prohibit or delay the exercise of full rights of ownership or operation by Buyer or its affiliates of all or any portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Buyer or any of its affiliates, or to compel Buyer or any of its affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Buyer or any of its affiliates, (C) seeking to impose or confirm material limitations on the ability of Buyer or any of its affiliates effectively to exercise full rights of ownership of the shares of Company Common Stock, including, without limitation, the right to vote the shares of Company Common Stock acquired or owned by Buyer or any of its affiliates on all matters properly presented to the Company Stockholders, (D) seeking to require divestiture by Buyer or any of its affiliates of the shares of Company Common Stock, or (E) that otherwise would reasonably be expected to have a Company Material Adverse Effect; or

    (d) There shall not have occurred any change, condition, event or development that has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect; PROVIDED, that for purposes of this condition, a Company Material Adverse Effect shall not include adverse developments in the Company's or its Subsidiaries' revenue or results of operations so long as the operating expenses and capital expenditures, in the aggregate, are not in excess of those identified in the Projections.

    Section 6.3.  CONDITIONS TO OBLIGATIONS OF THE COMPANY TO EFFECT THE
MERGER. The obligations of the Company to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

    (a) The representations and warranties of Parent and Buyer in this Agreement that are qualified by materiality shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time;

    (b) The representations and warranties of Parent and Buyer in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time;

    (c) Parent and Buyer shall have performed in all material respects all obligations required to be performed by them under this Agreement; and

    (d) Parent and Buyer shall have delivered to the Company a certificate to the effect that each of the conditions specified in Sections 6.3(a), (b) and (c) is satisfied in all respects.

                                  ARTICLE VII.
                       TERMINATION, AMENDMENT AND WAIVER

    Section 7.1. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the Company
Stockholders:

    (a) By mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

    (b) By any of Parent, Buyer or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; PROVIDED HOWEVER, that the party terminating this Agreement pursuant to this Section 7.1(b) shall use all commercially reasonable efforts to have such order, decree, ruling or action vacated;

    (c) By any of Parent, Buyer or the Company if the Merger shall not have been consummated on or before December 31, 1999; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure to consummate the Merger on or before such date;

    (d) By Parent or Buyer if the Board of Directors of the Company (i) shall have withdrawn or shall have modified in a manner adverse to Parent or Buyer its approval or recommendation of the Merger or this Agreement, (ii) causes the Company to enter into an agreement with respect to an Acquisition Proposal,
(iii) shall have endorsed, approved or recommended any Acquisition Proposal or
(iv) shall have resolved to do any of the foregoing;

    (e) By any of the Company, Parent or Buyer, if this Agreement and the Merger shall fail to be approved and adopted by the Company Stockholders at the Stockholders' Meeting;

    (f) By Parent or Buyer, if (i) any of the conditions set forth in Section
6.2 shall have become incapable of fulfillment and shall not have been waived by Parent and Buyer or (ii) the Company shall breach in any material respect any of its representations, warranties, covenants or other obligations hereunder and, within ten (10) days after written notice of such breach to the Company from Parent, such breach shall not have been cured in all material respects or waived by Parent or Buyer and the Company shall not have provided reasonable assurance to Parent and Buyer that such breach will be cured in all material respects on or before the Effective Time;

    (g) By the Company, if (i) any of the conditions set forth in Section 6.3 shall have become incapable of fulfillment and shall not have been waived by the Company or (ii) Parent or Buyer shall breach in any material respect any of their respective representations, warranties or obligations hereunder and, within ten (10) days after written notice of such breach to Parent from the Company, such breach shall not have been cured in all material respects or waived by the Company and Parent or Buyer, as the case may be, shall not have provided reasonable assurance to the Company that such breach will be cured in all material respects on or before the Effective Time; or

    (h) By the Company if, in compliance with its obligations under Sections 5.5 and 5.9, (i) the Board of Directors of the Company shall have withdrawn or shall have modified in a manner adverse to Parent or Buyer its approval or recommendation of the Merger or this Agreement and (ii) the Company shall have entered into an agreement with respect to a Superior Proposal.

    Section 7.2.  EFFECT OF TERMINATION.

    (a) In the event of the termination of this Agreement pursuant to Section
7.1 hereof, this Agreement shall forthwith be terminated and have no further effect except as specifically provided herein and, except as provided in this
Section 7.2 and in Section 8.12, there shall be no liability on the part of any party hereto, provided that nothing herein shall relieve any party from liability for any willful breach hereof.

    (b) If (i) Parent or Buyer exercises its right to terminate this Agreement under Section 7.1(d), the Company shall pay to Parent $14 million (the "TERMINATION FEE"), payable in same-day funds, as liquidated damages and not as a penalty to reimburse Parent for its time, expense and lost opportunity costs of pursuing the Merger, upon consummation of the transaction relating to such Acquisition Proposal.

    (c) If within one year after termination of this Agreement, the Company shall enter into any agreement relating to, or consummate, an Acquisition Proposal with a person other than Parent or Buyer, then immediately prior to, and as a condition of, consummation of such transaction the Company shall pay to Parent upon demand $14 million, payable in same-day funds, as liquidated damages and not as a penalty, to reimburse Parent for its time, expense and lost opportunity costs of pursuing the Merger; PROVIDED that no such amount shall be payable if the Termination Fee shall have become payable or have been paid in accordance with Section 7.2(b) of this Agreement or if this Agreement shall have been terminated by the Company in accordance with clause (ii) of Section 7.1(g); PROVIDED, no such amount shall be payable if the fair market value of the per share consideration to be received by the holders of Company Stock pursuant to such Acquistion Proposal is less than 90% of the Merger Consideration on a pre tax basis determined as of the effective date of such transaction.

    (d) Notwithstanding anything to the contrary set forth in this Agreement, if the Company fails promptly to pay to Parent any amounts due under this Section 7.2, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee or obligation at the publicly announced prime rate of Citibank, N.A. in effect from time to time from the date such fee or obligation was required to be paid.

    Section 7.3. AMENDMENTS. This Agreement may not be amended except by action of the board of directors of each of the parties hereto (and, in the case of the Company, with the approval of the Board of Directors of the Company) set forth in an instrument in writing signed on behalf of each of the parties hereto; PROVIDED, HOWEVER, that after approval of the Merger by the Company Stockholders (if required), no amendment may be made without the further approval of the Company Stockholders if the effect of such amendment would be to reduce the Merger Consideration or change the form thereof.

    Section 7.4.  WAIVER.   At any time prior to the Effective Time, whether
before or after the Stockholders' Meeting, any party hereto, by action taken by its board of directors, may (i) extend the time for the performance of any of the covenants, obligations or other acts of any other party hereto or (ii) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                 ARTICLE VIII.
                               GENERAL PROVISIONS

    Section 8.1. NO THIRD PARTY BENEFICIARIES. Other than the provisions of Sections 5.6 and 5.7 hereof, nothing in this Agreement shall confer any rights or remedies upon any person other than the parties hereto.

    Section 8.2. ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement among the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, with respect to the subject matter hereof.

    Section 8.3. SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; PROVIDED, HOWEVER, that Buyer may freely assign its rights to another wholly owned subsidiary of Parent without such prior written approval but no such assignment shall relieve Buyer of any of its obligations hereunder.

    Section 8.4. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

    Section 8.5. HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

    Section 8.6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law thereof.

    Section 8.7. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

    Section 8.8. SPECIFIC PERFORMANCE. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

    Section 8.9. CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

    Section 8.10. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND AGREEMENTS. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that (i) the agreements set forth in Articles I and VIII and Sections 5.4, 5.6 and 5.7 shall survive the Effective Time indefinitely and (ii) the agreements set forth in Sections 5.6, 5.7, 5.23 and 7.2 and in Article VIII shall survive the termination of this Agreement indefinitely.

    Section 8.11. CERTAIN DEFINITIONS. For purposes of this Agreement, the terms "associate" and "affiliate" shall have the same meaning as set forth in Rule l2b-2 promulgated under the Exchange Act, and the term "person" shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof.

    Section 8.12. FEES AND EXPENSES. Each party hereto shall pay its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

    Section 8.13. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this
Section 8.13:

    If to Parent or Buyer:

           Sprint Corporation
           2330 Shawmee Mission Parkway
           Westwood, Kansas 66205
           Telecopier: (913) 624-8426
           Attention: President

    with a copy to:

           Sprint Corporation
           2330 Shawmee Mission Parkway
           Westwood, Kansas 66205
           Telecopier: (913) 624-8426
           Attention: J. Richard Devlin

    with a copy to:

           King & Spalding
           191 Peachtree Street
           Atlanta, Georgia 30303
           Telecopier: (404) 572-5100
           Attention: Bruce N. Hawthorne, Esq.

    If to the Company:

           People's Choice TV Corp.
           2 Corporate Drive
           Shelton, Connecticut 06484
           Telecopier: (203) 925-6250
           Attention: Matthew Oristano
                        Donald Olander
    with a copy to:

    Willkie Farr & Gallagher
    787 Seventh Avenue
    New York, New York 10019
    Telecopier: (212) 728-8111
    Attention: Mario M. Cuomo
    Daniel D. Rubino

    Section 8.14. CONTROL. Buyer has not exercised and shall not exercise any control of the Company or the FCC Licenses held by the Company or the Alda Companies prior to the Closing and the grant of the necessary approvals by the FCC.

    IN WITNESS WHEREOF, the Company, Parent and Buyer and have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                                         PEOPLE'S CHOICE TV CORP.

                                              By:        /s/ MATTHEW ORISTANO
                                                         ----------------------------------------
                                                         Chairman and Chief Executive Officer

                                                         SPRINT CORPORATION

                                              By:        /s/ THEODORE H. SCHELL
                                                         ----------------------------------------
                                                         Senior Vice President

                                                         MM ACQUISITION CORP.

                                              By:        /s/ THEODORE H. SCHELL
                                                         ----------------------------------------
                                                         Senior Vice President

                                                                      APPENDIX B

                        STOCKHOLDER AND OPTION AGREEMENT

    THIS STOCKHOLDER AND OPTION AGREEMENT (this "Agreement") dated as of April 12, 1999, is entered into between Sprint Corporation, a Kansas corporation ("Parent"), and Matthew Oristano, an individual resident of the State of Connecticut, on his own behalf and as attorney-in-fact for the stockholders identified on Schedule I hereto (collectively, "Stockholder"), with respect to the shares of common stock, par value $.01 per share (the "Company Common Stock"), of People's Choice TV Corp., a Delaware corporation (the "Company"), owned by Stockholder.

                              W I T N E S S E T H:

    WHEREAS, as of the date hereof, the Stockholder beneficially owns and has the power to vote 1,694,823 shares of Company Common Stock as identified on
Schedule I hereto (including any and all rights attached thereto to acquire shares of stock of the Company if the Company adopts a stockholders' rights plan, and any other rights associated therewith, the "Option Shares"); and

    WHEREAS, Parent desires to enter into this Agreement in connection with its efforts to consummate an acquisition of the Company and Parent requires that Stockholder enter into this Agreement as a condition to its willingness to enter into an acquisition agreement with the Company.

    NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

    1. CERTAIN COVENANTS.

        1.1. LOCK-UP. Stockholder hereby covenants and agrees during the term of this Agreement that (a) except as consented to in writing by Parent in its sole discretion, Stockholder will not sell, transfer, assign, pledge, hypothecate, tender or otherwise dispose of or limit its right to vote in any manner any of the Option Shares, or agree to do any of the foregoing, and (b) Stockholder will not take any action which would have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement.

        1.2. IRREVOCABLE PROXY. Stockholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Option Shares and hereby irrevocably appoints Parent, during the term of this Agreement, as proxy for Stockholder to vote (or refrain from voting) in any manner as Parent, in its sole discretion, may see fit, all of the Option Shares for Stockholder and in Stockholder's name, place and stead, at any annual, special or other meeting or action of the stockholders of the Company, as applicable, or at any adjournment thereof or pursuant to any consent of the stockholders of the Company, in lieu of a meeting or otherwise, with respect to any issue brought before the stockholders of the Company, other than with respect to the election of directors of the Company, for which the stockholders of the Company are entitled to vote.

        1.3. PUBLIC ANNOUNCEMENT. Stockholder shall consult with Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of Parent, except as may be required by law.

        1.4. STOP TRANSFER INSTRUCTION. Promptly following the date hereof, Stockholder and Parent shall deliver joint written instructions to the Company and to the Company's transfer agent stating that the Option Shares may not be sold, transferred, pledged, assigned, hypothecated, tendered or otherwise disposed of in any manner without the prior written consent of Parent or except in accordance with the terms and conditions of this Agreement.

        1.5. HSR FILING. Promptly following the date hereof, Parent will make all filings with and give all notices to governmental or regulatory authorities required of Parent pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), in connection with consummating the transactions contemplated by this Agreement. Parent will use all commercially reasonable efforts to obtain early termination of all applicable waiting periods under the HSR Act.

    2. GRANT OF OPTION.

        2.1. OPTION. Upon the terms and subject to the conditions of this Agreement, Stockholder hereby grants to Parent or Parent's designee an irrevocable option (the "Option") to purchase the Option Shares. Upon exercise of the Option and purchase of the Option Shares, Parent shall not assume any liabilities or obligations (if any) of Stockholder related to or in connection with such Option Shares and arising prior to the Option Closing Date (as defined hereinafter).

        2.2. OPTION PRICE. The purchase price payable by Parent or its designee at the Option Closing (as hereinafter defined) for the Option Shares shall be an amount equal to $8.00 per Option Share (the "Option Price"); PROVIDED, HOWEVER, if prior to the Option Closing, Parent shall purchase any shares of the Company Common Stock for an amount per share in excess of the Option Price (the "Excess Amount"), then the amount per Option Share to be paid by Parent shall equal the sum of the Option Price plus the Excess Amount. If following the Option Closing, Parent shall purchase any shares of the Company Common Stock for an amount per share in excess of the sum of the Option Price plus, if applicable, the Excess Amount plus any other amount previously remitted pursuant to this Section 2.2 (the "Subsequent Excess Amount"), then Parent shall forthwith remit to Stockholder an amount equal to the Subsequent Excess Amount for each Option Share purchased at the Option Closing.

        2.3. EXERCISE.

        (a) Parent or its designee shall be entitled to exercise the Option by giving written notice to Stockholder. Such notice shall specify a date (not earlier than one business day or later than three business days from the date such notice is delivered to Stockholder) and place for closing of the exercise of the Option (the "Option Closing"). Upon delivery of notice exercising the Option, the Option shall be deemed to have been exercised by Parent or its designee irrespective of the actual date of the Option Closing (the actual date of the Option Closing is referred to hereinafter as the "Option Closing Date"). At the Option Closing, Parent or its designee will deliver to Stockholder the Option Price (as adjusted pursuant to Section 2.2, if necessary) with respect to the Option Shares, by wire transfer of immediately available funds to an account designated in writing by Stockholder prior to the Option Closing Date.

        (b) Upon payment of the Option Price as provided in Section 2.3 hereof, the Stockholder shall deliver to Parent or its designee at the Option Closing,
(i) the certificates representing the Option Shares duly endorsed in blank for transfer, or accompanied by duly executed stock powers in blank, in each case with signatures guaranteed by a national bank or trust company or a member firm of the New York Stock Exchange, Inc. and (ii) all such other agreements, endorsements, assignments and other instruments as are necessary or desirable, in Parent's sole and absolute discretion, to vest in Parent or its designee good and marketable title to such Option Shares or to evidence of record the sale and assignment of such Option Shares to Parent or its designee.

        2.4. OPTION EXPIRATION/PUT RIGHT. Except as provided below, the Option shall terminate and expire ten days after the transactions contemplated by this Agreement receive approval required by the HSR Act ("HSR Approval") if the Option has not been exercised by Parent or its designee on or before such date (the "Expiration Date"). If the Option has not been exercised by Parent on or before the Expiration Date, Stockholder shall have the right at such time, and for a period of 30 days thereafter, to deliver a written notice to Parent (the "Stockholder Notice") requiring that Parent or its designee purchase the Option Shares at the Option Price, as adjusted (if necessary) in accordance with
Section 2.2 hereof (the "Put Right"). Upon the exercise by Stockholder of the Put Right, the parties hereto shall consummate the purchase and sale of the Option Shares in accordance with Section 2.3 hereof.

    3. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. Stockholder hereby represents and warrants to Parent, as of the date hereof and as of the Closing Date, as follows:

        3.1. OWNERSHIP. Stockholder has good and marketable title to, and is the sole legal and beneficial owner of the Option Shares, in each case free and clear of all liabilities, claims, liens, options, proxies, charges, participations and encumbrances of any kind or character whatsoever. At the Option Closing, Stockholder will transfer and convey to Parent or its designee good and marketable title to the Option Shares, free and clear of all liabilities, claims, liens, options, proxies, charges, participations and encumbrances of any kind or character whatsoever created by or arising through Stockholder.

        3.2. AUTHORIZATION. Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has sole voting power and sole power of disposition, with respect to all of the Option Shares owned by Stockholder with no restrictions on its voting rights or rights of disposition pertaining thereto. Stockholder has duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms.

        3.3. STOCKHOLDER HAS ADEQUATE INFORMATION. Stockholder is a sophisticated seller with respect to the Option Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Option Shares and has independently and without reliance upon Parent and based on such information as Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Stockholder acknowledges that Parent has not made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Stockholder acknowledges that the sale of the Option Shares by Stockholder to Parent is irrevocable, and that Stockholder shall have no recourse to the Option Shares or Parent, except with respect to breaches of representations, warranties, covenants and agreements expressly set forth in this Agreement.

        3.4. PARENT'S EXCLUDED INFORMATION. Stockholder acknowledges and confirms that (a) Parent may possess or hereafter come into possession of certain non-public information concerning the Option Shares and the Company which is not known to Stockholder and which may be material to Stockholder's decision to sell the Option Shares ("Parent's Excluded Information"), (b) Stockholder has requested not to receive Parent's Excluded Information and has determined to sell the Option Shares notwithstanding its lack of knowledge of Parent's Excluded Information, and (c) Parent shall have no liability or obligation to Stockholder in connection with, and Stockholder hereby waives and releases Parent from, any claims which Stockholder or its successors and assigns may have against Parent (whether pursuant to applicable Option Shares, laws or otherwise) with respect to the non-disclosure of Parent's Excluded Information; PROVIDED, HOWEVER, nothing contained in this Section 3.4 shall limit Stockholder's right to rely upon the express representations and warranties made by Parent in this Agreement, or Stockholder's remedies in respect of breaches of any such representations and warranties.

    4. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of Stockholder and Parent contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto, and each representation and warranty contained herein shall survive the closing of the transactions contemplated hereby until the expiration of the applicable statute of limitations, including extensions thereof.

    5. SPECIFIC PERFORMANCE. Stockholder acknowledges that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder which are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available to Parent upon the breach by Stockholder of such covenants and agreements, Parent shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.

    6. MISCELLANEOUS.

        6.1. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective representatives and permitted successors and assigns.

        6.2. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties hereto.

        6.3. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Time is of the essence with respect to all provisions of this Agreement.

        6.4. ASSIGNMENT. This Agreement may not be transferred or assigned by Stockholder but may be assigned by Parent to any of its affiliates or to any successor to its business and will be binding upon and inure to the benefit of any such affiliate or successor.

        6.5. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original, but each of which together shall constitute one and the same Agreement.

        6.6. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) by delivery, telegram or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any national courier service, provided that any notice delivered as herein provided shall also be delivered by telecopy at the time of such delivery. All communications hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

               (a) If to Parent:

                   Sprint Corporation
                  Shawnee Mission Parkway
                  Westwood, Kansas 66205
                  Attention: Corporate Secretary
                  Telecopy: (913) 624-2256
               with a copy to:

                  King & Spalding
                  191 Peachtree Street
                  Atlanta, Georgia 30303-1763
                  Attention: Bruce N. Hawthorne, Esq.
                  Telecopy: (404) 572-5146

               (b) If to
                  Stockholder:

                  Matthew Oristano
                  Old Quarry Road
                  Woodbridge, CT 06525
                  Telecopy: (203) 393-3852

               with a copy to:

                  Cummings & Lockwood
                  Stamford Plaza
                  Box 120
                  Stamford, CT 06904
                  Attention: John Flaherty
                  Telecopy: (203) 351-4140

        6.7. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to its principles of conflicts of laws.

        6.8. ENFORCEABILITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        6.9. FURTHER ASSURANCES. From time to time at or after the Option Closing, at Parent's request and without further consideration, Stockholder shall execute and deliver to Parent such documents and take such action as Parent may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Parent good, valid and marketable title to the Option Shares, including, but not limited to, using its best efforts to cause the appropriate transfer agent or registrar to transfer of record the Option Shares.

    IN WITNESS WHEREOF, Parent and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                              SPRINT CORPORATION

                                              By:        /s/ THEODORE H. SCHELL
                                                         ----------------------------------------
                                                         Senior Vice President

                                              MATTHEW ORISTANO

                                                         /s/ MATTHEW ORISTANO
                                                         ----------------------------------------
                                                         In his individual capacity and as
                                                         attorney-in-fact for the stockholders
                                                         identified on Schedule I hereto

                                   SCHEDULE I

                                                                                                SHARES OF COMPANY
NAME OF STOCKHOLDER                                                                                COMMON STOCK
----------------------------------------------------------------------------------------------  ------------------
Alda Multichannels Limited....................................................................          936,327
Matthew Oristano..............................................................................           10,000
Jean Oristano.................................................................................           45,000
Matthew Oristano, as custodian for............................................................          110,000
Rachel Oristano
Mark Oristano.................................................................................           79,357
Michael Oristano..............................................................................          105,809
Trust FBO Stacey Oristano.....................................................................           13,226
Trust FBO Kelley Oristano.....................................................................           13,226
Victor Oristano...............................................................................            5,000
Joan and Victor Oristano Gifting Trust # 1....................................................          179,522
Joan and Victor Oristano Gifting Trust # 2....................................................           72,743
Joan Oristano Generation Skipping Trust.......................................................            6,613
exempt marital trust
The Oristano Foundation.......................................................................          108,000
Alda LP.......................................................................................           10,000
TOTAL:........................................................................................        1,694,823

                                                                      APPENDIX C

                                     [LOGO]

CHASE SECURITIES INC.
270 Park Avenue
New York, NY 10017-2070

                                                                  April 12, 1999

Board of Directors
People's Choice TV Corp.
2 Corporate Drive
Shelton, Connecticut  06484

Members of the Board:

    People's Choice TV Corp. (the "Company") proposes to enter into an Agreement and Plan of Merger (the "Agreement") with Sprint Corporation ("Parent") and MM Acquisition Corp. ("Buyer"), a wholly owned subsidiary of Parent. Pursuant to the Agreement, Buyer will be merged with and into the Company (the "Merger") pursuant to which each issued and outstanding share of common stock, par value of $.01 per share ("Common Stock"), of the Company (other than shares owned by Parent or Buyer and Dissenting Shares (as defined in the Agreement)) will be converted solely into the right to receive $8.00 in cash (the "Merger Consideration").

    You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of the Company Common Stock (other than Parent and its affiliates).

    In conducting our investigation and analysis and in arriving at our opinion herein, we have reviewed such information and taken into account such financial and economic factors as we have deemed relevant under the circumstances. In that connection, we have, among other things: (i) reviewed certain internal information, primarily financial in nature, including projections, concerning the business and operations of the Company furnished to us for purposes of our analysis, as well as publicly available information including but not limited to the Company's recent filings with the Securities and Exchange Commission; (ii) reviewed the Agreement in the form presented to the Company's Board of Directors; (iii) compared the historical market prices and trading activity of the Company's common stock with those of certain other publicly traded companies we deemed relevant; (iv) compared the financial position and operating results of the Company with those of other publicly traded companies we deemed relevant; and (v) compared the proposed financial terms of the Merger with the financial terms of certain other transactions we deemed relevant. We have held discussions with members of the Company's senior management concerning the Company's historical and current financial condition and operating results, as well as the future prospects of the Company. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. We have also considered such other information, financial studies, analysis and

Chase Securities Inc. is a member NASD/SIPC, and is a wholly-owned subsidiary of The Chase Manhattan Corporation.

investigations and financial, economic and market criteria which we deemed relevant for the preparation of this opinion.

    In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to us by or on behalf of the Company, and have not been engaged to independently verify any such information. We have assumed, with your consent, (i) that all material assets and liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in the Company's financial statements, (ii) the Merger will be accounted for under the purchase method of accounting and (iii) the Merger will be consummated in accordance with the terms of the Agreement, without waiver or amendment of any of the respective obligations of the parties thereunder. We have also assumed, with your consent, that the financial forecasts examined by us were reasonably prepared on bases reflecting the best available estimates and good faith judgments of the Company's senior management as to future performance of the Company. In conducting our review, we have not undertaken nor obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we made a physical inspection of the properties or facilities of the Company. Our opinion necessarily is based upon economic, regulatory, monetary and market conditions as they exist and can be evaluated on the date hereof, and does not predict or take into account any changes which may occur, or information which may become available, after the date hereof.

    Our opinion has been prepared at the request and for the information of the Board of Directors of the Company, and shall not be reproduced, disseminated, quoted, summarized, referred to or used for any other purpose or disclosed to any other party without the prior written consent of Chase Securities Inc.; provided, however, that this letter may be reproduced in full in the Proxy Statement to be filed by the Company in connection with the Merger. This opinion does not address the relative merits of the Merger and any other potential transactions or business strategies considered by the Company's Board of Directors, and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger.

    Chase Securities Inc., as part of its financial advisory business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. We will receive a fee for rendering this opinion. In the past, we have provided investment banking services to Parent, for which we received our customary compensation. In the ordinary course of our business, we may from time to time trade the securities of the Company or Parent for our own account or the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

    Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent and its affiliates).

    Very truly yours,

    /s/ Chase Securities, Inc.

                                                                      APPENDIX D

                                     [LOGO]

April 12, 1999

The Board of Directors of
People's Choice TV Corp.

    Dear Members of the Board:

    We understand that People's Choice TV Corp. (the "Company") is contemplating entering into an agreement (the "Agreement") with Sprint Corporation ("Sprint") in which Sprint would acquire 100 percent of the Company's common stock for $8.00 per share in cash. Such transaction and all related transactions are referred to collectively herein as the "Transaction."

    You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction nor does it address the process through which the Transaction was entered into. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

    In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

     1. reviewed the Company's annual reports to shareholders and on Form 10-K for the fiscal year ended December 31, 1998 which the Company's management has identified as being the most current financial statements available;

     2. reviewed copies of the following documents and agreements:

        (i) copy of the Agreement dated April 12, 1999;

        (ii) the by-laws and certificate of incorporation of the Company;

       (iii) the Prospectus / Offer to Exchange and Consent Solicitation Statement on Form S-4 dated April 24, 1998; and

        (iv) the Indenture governing the 13-1/8% Senior Discount Notes due 2004 draft dated April 4, 1995.

     3. met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company;

     4. visited certain facilities and business offices of the Company;

     5. reviewed forecasts and projections prepared by the Company's management with respect to the Company for the years ended December 31, 1999 through 2003;

     6. reviewed the historical market prices and trading volume for the Company's publicly traded securities;

     7. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction; and

     8. conducted such other studies, analyses and inquiries as we have deemed appropriate.

    Our Opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm this Opinion. Our Opinion addresses only the fairness of the consideration received by the common stockholders of the Company in the Transaction from a financial point of view. Our Opinion does not address the relative merits of the Transaction and the other business strategies being considered by the Company's Board of Directors.

    It is understood that this letter is for the information of the Board of Directors of the Company in connection with its evaluation of the Transaction and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to any matter relating to the Transaction. Neither this Opinion nor the services provided by us in connection herewith may be publicly disclosed or referred to in any manner by the Company without our prior written approval. We consent to the inclusion of this Opinion in its entirety and any reference to this Opinion in any prospectus, proxy statement or solicitation recommendation statement, as the case by be, required to be distributed to the Company's stockholders in connection with the Transaction so long as such inclusion or reference is in form and substance reasonably acceptable to us and our counsel.

    We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

    We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

    Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by the common stockholders of the Company in connection with the Transaction is fair to them from a financial point of view.

    /S/ HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL

                                                                      APPENDIX E

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

    262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section251 (other than a merger effected pursuant to Section251 (g) of this title), Section252, Section254, Section257, Section258, Section263 or Section264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders.

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section228 or Section253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. "98, eff. 7-1-98.)

                                                                      APPENDIX F

                         SUMMARY OF RIGHTS TO PURCHASE
                                PREFERRED STOCK

    On April 11, 1999, the Board of Directors of People's Choice TV Corp. (the "Company") declared a dividend distribution of one Right for each outstanding share of common stock, par value $.01 per share (the "Common Stock"), of the Company. The dividend is payable to stockholders of record at the close of business on April 22, 1999 (the "Record Date") and with respect to the Common Stock issued thereafter until the Distribution Date (defined below) and, in certain circumstances, with respect to the Common Stock issued after the Distribution Date. Except as set forth below, each Right, when it becomes exercisable, entitles the registered holder to purchase from the Company a unit consisting initially of one one-thousandth of a share (a "Unit") of Series A Junior Participating Preferred Stock, par value $.01 per share (the "Preferred Stock"), of the Company, at a Purchase Price of $35 per Unit, subject to adjustment (the "Purchase Price"). The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement"), dated as of April 12, 1999, between the Company and Harris Trust Company of New York, as Rights Agent.

    Initially, the Rights will be attached to all certificates representing shares of Common Stock then outstanding, and no separate certificates evidencing the Rights ("Rights Certificates") will be distributed. The Rights will separate from the Common Stock and a Distribution Date will occur upon the earlier of (i) ten (10) days (or such later date as the Board of Directors shall determine) following public disclosure that a person or group of affiliated or associated persons has become an "Acquiring Person" (as defined below), or (ii) ten (10) business days (or such later date as the Board shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an "Acquiring Person". Except as set forth below, an "Acquiring Person" is a person or group of affiliated or associated persons who has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock. The term "Acquiring Person" excludes (i) the Company, (ii) any subsidiary of the Company, (iii) any employee benefit plan of the Company or any subsidiary of the Company, and (iv) any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan. In addition, Sprint Corporation and MM Acquisition Corp. shall not be deemed to be an "Acquiring Person" solely by virtue of their acquisition of preferred stock of the Company pursuant to the Securities Purchase and Option Agreement between Sprint Corporation and Wireless Holding LLC dated as of April 2, 1999 and the acquisition of Common Stock pursuant to or otherwise permitted by the Agreement and Plan of Merger dated as of April 12, 1999 by and among Sprint Corporation, MM Acquisition Corp. and the Company or any other agreement contemplated thereby.

    Until the occurrence of the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after the Record Date will contain a notation incorporating the Rights Agreement by reference, and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. Pursuant to the Rights Agreement, the Company reserves the right to require prior to the occurrence of a Triggering Event (as defined below) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Preferred Stock will be issued.

    As soon as practicable after the occurrence of the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except in certain circumstances specified in the Rights Agreement or as otherwise determined by the Board of Directors, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

    The Rights are not exercisable until the occurrence of the Distribution Date and until the Rights no longer are redeemable. The Rights will expire at the close of business on April 22, 2009, unless extended or earlier redeemed by the Company as described below.

    In the event that, at any time following the Distribution Date, a person becomes the beneficial owner of more than 15% of the then outstanding shares of Common Stock (except pursuant to an offer for all outstanding shares of Common Stock at a price and on terms determined to be fair to, and in the best interests of, the stockholders by at least a majority of the Board of Directors), becomes an Acquiring Person, each holder of a Right will thereafter have the right to receive, upon exercise of the Right, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void and nontransferable and any holder of any such right (including any purported transferee or subsequent holder) will be unable to exercise or transfer any such right. For example, at an exercise price of $35 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $70 worth of Common Stock (or other consideration, as noted above) for $35. Assuming that the Common Stock had a per share value of $5 at such time, the holder of each valid Right would be entitled to purchase sixteen (16) shares of Common Stock for $35.

    In the event that, at any time following the date on which there has been public disclosure that, or of facts indicating that, a person has become an Acquiring Person (the "Stock Acquisition Date"), (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation (other than a merger which follows an offer described in the preceding paragraph), or (ii) 50% or more of the Company's assets or earning power is sold, mortgaged or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. There is an exception for a merger that is approved by a majority of the Board of Directors at a price which is fair to, and otherwise in the best interests of, the stockholders and in which all stockholders of the Company receive equal consideration. The events set forth in this paragraph and in the preceding paragraph are referred to as the "Triggering Events."

    The Purchase Price payable, and the number of Units of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock, or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

    With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.

    Because of the nature of the Preferred Stock's dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock. Shares of Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Preferred Stock will be entitled to a quarterly dividend payment of 1000 times the dividend declared per share of Common Stock. In the event of liquidation, each share of Preferred Stock will be entitled to an aggregate payment of 1000 times the aggregate payment made per share of Common Stock. Each share of Preferred Stock will have 1000 votes, voting together with the shares of Common Stock. These rights are protected by customary antidilution provisions.

    At any time until ten days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price (the "Redemption Price") of $.01 per Right (payable in cash, Common Stock or other consideration deemed appropriate by the Board of Directors) by resolution of a majority of the Board of Directors. The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon such action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

    Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for common stock of the acquiring company as set forth above.

    Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by resolution adopted by a majority of the Board of Directors prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by resolution adopted by a majority of the Board of Directors in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person or its affiliates or associates), or to shorten or lengthen any time period under the Rights Agreement; PROVIDED, HOWEVER, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

    A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A dated April 15, 1999. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.

                            PEOPLE'S CHOICE TV CORP.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD AT 10:00 A.M., LOCAL TIME, ON JULY 7, 1999.

    The undersigned hereby appoints Matthew Oristano and Donald E. Olander, and each of them, as Proxies, each with full power of substitution, to represent and to vote as designated herein all the shares of Common Stock and/or Preferred Stock of People's Choice TV Corp. held of record by the undersigned on May 28, 1999, at the Special Meeting of Stockholders to be held at 10:00 a.m., local time, on July 7, 1999 at One Corporate Drive, Shelton, Connecticut 06484 or any adjournment or adjournments thereof.

1. To approve and adopt the Agreement and Plan of Merger dated as of April 12, 1999 among the Company, Sprint Corporation and MM Acquisition Corp. and the Merger contemplated thereby.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

2. In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the Special Meeting.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                             (CONTINUED FROM FRONT)

PROPERLY EXECUTED PROXIES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE GIVEN, SUCH PROXIES WILL BE VOTED "FOR" PROPOSAL 1.

                                               Please be sure to sign and date
                                               this Proxy below.
                                               Date: _____________________, 1999
                                               Signature _______________________
                                               Signature _______________________

(When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If stockholder is a corporation, corporate name should be signed by an authorized officer and the corporate seal affixed. If stockholder is a partnership, please sign in partnership name by authorized persons. For joint accounts, each joint owner must sign.)

            PLEASE MARK, SIGN, DATE AND MAIL YOUR PROXY CARD TODAY.